      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 5, 2000


                                                      REGISTRATION NO. 333-31984

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                   FORM S-1/A

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                             DECODE GENETICS, INC.

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                             8731                            04-3326704
 (State or Other Jurisdiction of      (Primary Standard Industrial             (I.R.S. Employer
  Incorporation or Organization)      Classification Code Number)            Identification No.)

                            ------------------------

                    LYNGHALS 1                                KARI STEFANSSON, M.D., DR. MED.
                REYKJAVIK, ICELAND                      C/O SMITH, STRATTON, WISE, HEHER & BRENNAN
                  + 354-570-1900                                   600 COLLEGE ROAD EAST
    (Address, Including Zip Code, and Telephone                 PRINCETON, NEW JERSEY 08540
   Number, Including Area Code, of Registrant's                        609-924-6000
            Principal Executive Office)              (Name, Address, Including Zip Code, and Telephone
                                                                          Number,
                                                        Including Area Code, of Agent for Service)

                            ------------------------

                                   Copies to:

              DIANE M. FRENIER, ESQ.                              PAUL E. KUMLEBEN, ESQ.
              MARSHA E. NOVICK, ESQ.                               DAVIS POLK & WARDWELL
      SMITH, STRATTON, WISE, HEHER & BRENNAN                         99 Gresham Street
               600 College Road East                                  London EC2V 7NG
            Princeton, New Jersey 08540                               United Kingdom
                   609-924-6000                                      + 44-207-418-1300

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

  AS SOON AS POSSIBLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE


-----------------------------------------------------------------------------------------------------------------------------
                                                               PROPOSED MAXIMUM       PROPOSED MAXIMUM
        TITLE OF EACH CLASS OF             AMOUNT TO BE         OFFERING PRICE           AGGREGATE             AMOUNT OF
     SECURITIES TO BE REGISTERED            REGISTERED            PER SHARE          OFFERING PRICE(1)    REGISTRATION FEE(3)
-----------------------------------------------------------------------------------------------------------------------------
  Common Stock, $.001 par value(2)....   8,000,000 shares            $18                $200,000,000            $52,800
-----------------------------------------------------------------------------------------------------------------------------


    (1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended.


    (2) Includes 1,200,000 shares that the underwriters have the option to purchase to cover over-allotments, if any.



    (3) Previously paid on or about March 8, 2000.


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS (Subject to Completion)


Issued          -- , 2000



                                8,000,000 Shares


                             [deCODE genetics logo]
                                  COMMON STOCK

                            ------------------------


deCODE genetics, Inc. is offering shares of its common stock. This is our initial public offering and no established public market currently exists for our common stock. We anticipate that the initial public offering price will be between $14 and $18 per share.


                            ------------------------


The Nasdaq National Market has approved our shares for quotation, subject to official notice of issuance, and we have applied for admission to listing on the European Association of Securities Dealers Automated Quotation, in each instance under the symbol "DCGN."


                            ------------------------


INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 7.


                            ------------------------


                           PRICE $         -- A SHARE


                            ------------------------

                                                                        UNDERWRITING
                                                      PRICE TO          DISCOUNTS AND        PROCEEDS TO
                                                       PUBLIC            COMMISSIONS           DECODE
                                                      --------          -------------        -----------
Per Share.......................................          $                   $                   $
Total...........................................          $                   $                   $


deCODE genetics, Inc. has granted the underwriters an option to purchase up to an additional 1,200,000 shares of our common stock to cover over-allotments.


The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


Morgan Stanley & Co.  Incorporated expects to deliver the shares to purchasers
on        -- , 2000.


                            ------------------------

                           MORGAN STANLEY DEAN WITTER

LEHMAN BROTHERS


       -- , 2000

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Prospectus Summary....................    3
Risk Factors..........................    7
Special Note Regarding Forward-Looking
  Statements..........................   22
Use of Proceeds.......................   23
Dividend Policy.......................   24
Capitalization........................   25
Dilution..............................   26
Exchange Rates........................   27
Selected Consolidated Financial
  Data................................   28
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   29



                                        PAGE
                                        ----
Business..............................   35
Management............................   57
Certain Transactions..................   63
Principal Stockholders................   64
Description of Securities.............   66
Tax Considerations....................   69
Shares Eligible for Future Sale.......   73
Underwriters..........................   75
Legal Matters.........................   77
Experts...............................   77
Where You Can Find More Information...   77
EASDAQ Information....................   78
Index to Consolidated Financial
  Statements..........................  F-1


                            ------------------------

                             ABOUT THIS PROSPECTUS


     UNTIL           , 2000, ALL DEALERS THAT BUY, SELL OR TRADE COMMON STOCK,
WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that you should consider before deciding to invest in our common stock. We urge you to read this entire prospectus carefully, including the "Risk Factors" section and our consolidated financial statements and the notes to those statements.

                                     deCODE

OUR COMPANY


     deCODE is developing products and services for the healthcare industry using human genetics by finding genes that are involved in diseases. We develop and apply modern informatics technology to discover new knowledge about health and disease through data-mining, which is the exploration and comparison of data from various sources. We believe that certain unique qualities of the Icelandic population, together with our advanced bioinformatics and research facility, should place deCODE at a competitive advantage to perform genetic and medical research to identify disease genes and drug and diagnostic targets. As the international effort to discover the sequence of human genetic material, known as the human genome, progresses, we believe that the principal task will be to transform raw genetic data into knowledge about human health and disease and then into tangible products and services. We believe that deCODE is well-positioned to place the human genome sequence in a meaningful context through which we and our partners can generate value.


     deCODE was founded in 1996 and its operations, as well as its approximately 300 employees, are based in Iceland. In 1998, we entered into a significant research collaboration and cross-license agreement with F.Hoffmann-La Roche, or Roche, under which we may receive a total of more than $200 million in research funding and milestone payments. To date our accomplishments include:

     -  the identification of eight locations for disease-causing genes;

     -  the identification of twelve specific candidate disease genes;

     - the achievement of four milestones in our research collaboration agreement with Roche;

     -  the completion of a high-throughput genotyping facility;

     - the development of automated software algorithms for data capture, analysis and interpretation; and

     - near completion of a computerized genealogy database covering the Icelandic population.

     We believe that discovery of healthcare knowledge requires bringing together three key types of data: information from the healthcare system, information about relationships among individuals covered by this system and associated molecular genetics data. We believe that operating in Iceland accomplishes this by allowing us to benefit from the following four important characteristics of the Icelandic nation in our medical and genetic research:

     - extensive genealogical records dating back to the settlement of the country in the ninth century;

     - relative genetic homogeneity with a population descended from a small number of settlers;

     -  a centralized healthcare system since 1915; and

     -  a well-educated population.

     We believe that bringing these four factors together greatly enhances our research and development efforts in generating future products and services for the healthcare industry.

     deCODE is pursuing its access to public and proprietary data through three avenues of commercialization:

     -  discovery services, with a focus on gene and drug target discovery;


     - database services, with a focus on the construction and commercialization of the Icelandic Health Sector Database, which contains non-personally identifiable data from Icelandic healthcare records, and the deCODE Combined Data Processing system, to cross-reference data from the Icelandic Health Sector Database with genealogical and genotypic data; and



     - healthcare informatics, which is the computerized analysis of healthcare data, with a focus on the analysis of biological information, known as bioinformatics, decision-support tools and privacy products.

     We believe that the deCODE Combined Data Processing system will permit users to build more complete models of the interplay of genes, the environment and disease than are currently available.


OUR STRATEGY


     Our strategy is to use our population-based approach to the study of genes and their function, known as genomics, to transform genomic data and healthcare data into products and services. The key elements of our strategy are as follows:



     - Gene and Drug Target Discovery. deCODE plans to pursue gene and drug target discovery and the characterization of genes that contribute to the causes of common diseases. In addition, we will study the functions and effects of genes and the interactions of the proteins they produce to define molecular pathways, which may contain drug targets.



     - Database Subscription and Consulting Services. deCODE expects to develop and operate the deCODE Combined Data Processing system, which is intended to cross-reference non-personally identifiable healthcare information on the Icelandic population in the Icelandic Health Sector Database with genealogy data and genetic data obtained through consent. In addition, we are developing new mathematical algorithms to extract further knowledge from the deCODE Combined Data Processing system. Services we plan to offer to future subscribers of the deCODE Combined Data Processing system will include gene discovery and drug target validation, pharmacogenomics, disease management and health management.



     - Pharmacogenomics Partnerships. In collaboration with pharmaceutical companies, we intend to apply the analysis and identification of genes involved in responses to drugs, a field known as pharmacogenomics, to understand differences in drug response among individuals. We believe that genomics will permit scientists and physicians to identify the genetic differences that cause different people to respond differently to the same drugs and that, as a result, it will be possible to individualize the selection of drugs for patients.



     - Sale and Marketing of Healthcare Informatics Products. We plan to exploit market opportunities for software tools that we develop during the design and construction of the Icelandic Health Sector Database and deCODE Combined Data Processing system and in our disease gene discovery efforts. The software tools that we have already developed include GeneMiner, DecodeGT, an encryption system, and a comprehensive sample database. We expect to offer healthcare informatics services, such as decision-support software and privacy solutions.


     - Formation of Collaborations. We intend to seek corporate collaborations or joint ventures with pharmaceutical and biotechnology companies to provide research alliances, product development and commercialization for our gene and drug target discovery programs.

     deCODE was incorporated in Delaware in 1996. Our principal office is located at Lynghals 1, Reykjavik, Iceland, our telephone number is +354-570-1900 and our address on the world wide web is www.decode.com.
                            ------------------------


     In this prospectus, references to us refer to us and our wholly-owned subsidiary Islensk erfethagreining ehf., an Icelandic company.



     deCODE genetics(TM), the deCODE genetics logo, DecodeGT(TM), Allegro(TM), and GeneMiner(TM) are trademarks of deCODE genetics, Inc. GeneChip(R) is a registered trademark of Affymetrix Inc. Other trade names and trademarks appearing in this prospectus are the property of their respective holders.



     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. You should assume that the information contained in this prospectus is accurate only as of the date of this prospectus, unless such information is stated to be given as of another date. Our business, financial condition, results of operations and prospects may have changed since any such date.

                                  THE OFFERING


Common stock that we are
  offering.................  8,000,000 shares



The employee and priority
  offerings................     --   shares are to be set aside by the
                             underwriters to be offered to a number of our directors, officers, employees, friends and family who have expressed an interest in subscribing for shares in the offering. These shares are included in the number of shares set forth under "Common stock that we are offering."



Common stock to be
outstanding immediately
  after this offering......  40,664,787 shares



Use of Proceeds............  We estimate that our net proceeds from this offering will be approximately $119.0 million, based on an initial public offering price of $16 per share (the midpoint of the price range set forth on the front cover page of this prospectus). We plan to use the net proceeds from this offering for the development and operation of the deCODE Combined Data Processing system, to fund our research and discovery programs, for capital expenditures and for working capital and general corporate purposes. See "Use of Proceeds."


Dividend Policy............  We intend to retain earnings, if any, for use in our business and do not anticipate paying dividends on our common stock in the foreseeable future. See "Dividend Policy."


Quotations.................  The Nasdaq National Market has approved our shares for quotation, subject to official notice of issuance, and we have applied for admission to listing on the European Association of Securities Dealers Automated Quotation, or EASDAQ, in each instance under the symbol "DCGN."

---------------


     Unless we specifically state otherwise, the information in this prospectus does not take into account our issuance of up to 1,200,000 shares of our common stock which the underwriters have the option to purchase solely to cover over-allotments. If the underwriters exercise their over-allotment option in full, 41,864,787 shares of our common stock will be outstanding after the offering.



     The number of shares of our common stock to be outstanding immediately after this offering includes 23,031,525 shares of our common stock that we will issue upon the automatic conversion of all our outstanding shares of preferred stock upon the closing of this offering. See "Description of Securities -- Preferred Stock."



     The number of shares of our common stock to be outstanding immediately after this offering does not take into account 2,063,056 shares of our common stock that we reserved for issuance upon exercise of outstanding options and warrants. For a description of the options, see "Description of Securities -- Stock Options" and "Certain Transactions." For a description of the warrants, see "Description of Securities -- Warrants and Other Rights to Purchase."

                      SUMMARY CONSOLIDATED FINANCIAL DATA


     The following table presents consolidated summary financial data for deCODE. We have derived the data presented in this table from "Selected Consolidated Financial Data" and the consolidated financial statements and the notes to those statements which we have included elsewhere in this prospectus. You should read those sections for a further explanation of the financial data summarized here. You should also read "Management's Discussion and Analysis of Financial Condition and Results of Operations," which describes a number of factors that have affected our financial results.



                                INCEPTION
                               (AUGUST 23,                                                    THREE MONTHS ENDED
                                 1996) TO              YEAR ENDED DECEMBER 31,                     MARCH 31,
                               DECEMBER 31,   -----------------------------------------   ---------------------------
                                   1996          1997           1998           1999           1999           2000
                               ------------   -----------   ------------   ------------   ------------   ------------
                                                                                          (UNAUDITED)    (UNAUDITED)
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Revenue......................  $         0    $         0   $ 12,705,000   $ 16,444,075   $  4,507,489   $  4,437,222
Operating Expenses
  Research and development...      737,764      6,080,096     19,282,364     31,823,950      6,805,146      8,854,368
  General and
    administrative...........      454,873      1,967,684      4,893,202      7,863,299      2,208,749      2,608,898
                               -----------    -----------   ------------   ------------   ------------   ------------
Total operating expenses.....    1,192,637      8,047,780     24,175,566     39,687,249      9,013,895     11,463,266
Operating loss...............   (1,192,637)    (8,047,780)   (11,470,566)   (23,243,174)    (4,506,406)    (7,026,044)
Equity in net earnings (loss)
  of affiliate...............            0              0              0     (1,484,081)      (278,780)      (119,284)
Interest income, net.........       40,005         (8,461)       562,336      1,549,481         97,514        636,624
Taxes........................            0              0              0              0              0              0
                               -----------    -----------   ------------   ------------   ------------   ------------
Net loss.....................   (1,152,632)    (8,056,241)   (10,908,230)   (23,177,774)    (4,687,672)    (6,508,704)
Accrued dividends and
  amortized discount on
  preferred stock............     (181,852)      (620,385)    (2,571,523)    (7,542,787)      (862,260)    (2,379,378)
Premium on repurchase of
  preferred stock............            0              0              0    (30,887,044)             0              0
                               -----------    -----------   ------------   ------------   ------------   ------------
Net loss available to common
  stockholders...............  $(1,334,484)   $(8,676,626)  $(13,479,753)  $(61,607,605)  $ (5,549,932)  $ (8,888,082)
                               ===========    ===========   ============   ============   ============   ============
Basic and diluted net loss
  per share..................  $     (1.10)   $     (3.85)  $      (3.06)  $      (9.56)  $      (0.97)  $      (1.20)
Shares used in computing
  basic and diluted net loss
  per share(1)...............    1,213,925      2,254,413      4,400,576      6,446,055      5,749,963      7,419,439
Unaudited pro forma basic and
  diluted net loss per
  share......................                                              $      (0.84)                 $      (0.21)
Shares used in computing
  unaudited pro forma basic
  and diluted net loss per
  share(1)...................                                                27,559,365                    30,392,795



     The following table presents a summary of our balance sheet at March 31, 2000: on an actual basis; on a pro forma basis after giving effect to the issuance of 23,031,525 shares of our common stock upon the automatic conversion upon the closing of this offering of our Series A preferred stock, Series B preferred stock and Series C preferred stock into shares of common stock; and on a pro forma basis as adjusted to give effect to the issuance of 23,031,525 shares of our common stock upon that automatic conversion and the sale of 8,000,000 shares of common stock pursuant to this offering. We have based this information on an initial public offering price of $16 per share, the midpoint of the price range set forth on the front cover page of this prospectus, less the estimated underwriters discounts and commissions.



                                                                         AS OF MARCH 31, 2000
                                                              -------------------------------------------
                                                                                              PRO FORMA
                                                                 ACTUAL        PRO FORMA     AS ADJUSTED
                                                              ------------    -----------    ------------
                                                              (UNAUDITED)     (UNAUDITED)    (UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents...................................  $ 40,530,449    $40,530,449    $159,570,449
Total assets................................................    59,335,157     59,335,157     178,375,157
Total long-term liabilities.................................     4,474,275      4,474,275       4,474,275
Redeemable, convertible preferred stock.....................   124,030,726              0               0
Total stockholders' equity (deficit)........................   (80,504,999)    43,525,727     162,565,727


---------------

(1) See Note B of Notes to Consolidated Financial Statements for an explanation of the determination of the shares used in computing basic and diluted net loss per share and unaudited pro forma basic and diluted net loss per share.

                                  RISK FACTORS


     The shares of common stock that we are offering through this prospectus involve a substantial risk of loss. Before making an investment in the common stock, you should carefully read this entire prospectus and should give particular attention to the following risk factors. You should recognize that other significant risks may arise in the future, which we cannot foresee at this time. Also, the risks that we now foresee might affect us to a greater or different degree than we currently expect. There are a number of important factors that could cause our actual results to differ materially from those indicated by the forward-looking statements contained in this prospectus. These factors include, without limitation, the risk factors listed below and other factors presented throughout this prospectus.


WE MAY NOT SUCCESSFULLY DEVELOP OR DERIVE REVENUES FROM ANY PRODUCTS OR SERVICES

     DISCOVERY SERVICES


     Our gene discovery programs are still in the early stages of development and may not result in marketable products. We direct our technology and development focus primarily toward identifying genes or gene fragments which are responsible for, or indicate the presence of, certain diseases. We have only identified twelve specific candidate genes under our research programs and have not yet validated any disease genes. Our technologies and approach to gene discovery may not enable us to identify successfully the specific genes that cause or predispose individuals to the complex diseases that are the targets of our gene discovery program, even where we have identified candidate genes. In addition, the diseases we are targeting are generally believed to be caused by a number of genetic and environmental factors. It may not be possible to address such diseases through gene-based therapeutic or diagnostic products. Accordingly, even if we are successful in identifying specific genes, our discoveries may not lead to the development of commercial products.


     Even if we, or our collaborators, are able to develop pharmaceutical products, those products will fail to produce revenues unless they:

     -  are safe and effective;

     -  meet regulatory standards in a timely manner;

     -  successfully compete with other technologies and products;

     -  avoid infringing on the proprietary rights of others;

     -  can be manufactured in sufficient quantities at reasonable costs; and

     -  can be marketed successfully.

     We are not certain that we will be able to achieve these conditions for product revenues. We expect that it will be a number of years, if ever, before we will recognize revenue from therapeutic or diagnostic product sales or royalties on such sales.


     Our initiatives in pharmacogenomics and the study of the function of genes, a field known as functional genomics, are not certain to provide any revenues. There may be no market for these services because of competition, lack of market acceptance or our inability to develop these services successfully. We may not be able to develop our functional genomics capabilities to a state that is adequate for realizing revenues.


     DATABASE SERVICES


     We, through our wholly-owned subsidiary Islensk erfethagreining ehf., received a license permitting us to develop and operate the Icelandic Health Sector Database in January 2000, and accordingly, are at the very early stages of its development. The collection of genotypic data, which is another integral part of the deCODE Combined Data Processing system, is also in the early stages of development. We expect that it will take several years before we have fully developed the deCODE Combined Data Processing system. We are presently devoting substantial resources to the development of the deCODE Combined Data Processing system and its components. We plan to continue to devote substantial resources to this development for the foreseeable future. We cannot be sure that the deCODE Combined Data Processing system will result in marketable products or services. Our intended method for cross-referencing genealogical, genotypic and healthcare data is central to the development of the deCODE Combined Data Processing system and is unproven. The success of our database services is contingent upon:



     - the development of the Icelandic Health Sector Database and collection of genotypic data;


     - the creation of database and cross-reference software that is free from design defects or errors;


     - compliance with governmental requirements regarding the Icelandic Health Sector Database;


     -  the security and reliability of encryption technology;

     -  the cooperation of the Icelandic healthcare system;


     - the ability to obtain blood samples from consenting Icelanders and consents to the use of their genotypic data by cross-referencing through the deCODE Combined Data Processing system;



     - the usefulness of information derived through the deCODE Combined Data Processing system in disease management, analysis of drug response, gene discovery and drug target validation; and



     - the development of marketing and pricing methods that the intended users of the deCODE Combined Data Processing system will accept.



     If we fail to successfully commercialize our database services, we will not realize revenues from this part of our business.


     HEALTHCARE INFORMATICS


     Our bioinformatics, decision-support and privacy protection products have, to date, been tested only in connection with our own use of them and they may not meet the needs of potential customers. We are at an early stage of development of our medical decision-support systems for healthcare providers, and we have generated no revenues from sales or licenses of bioinformatics, decision-support, or privacy protection products. To date we have not produced any decision-support tools and there can be no assurance that we can successfully develop or commercialize medical decision-support systems or that there will be a market for our bioinformatics, decision-support or privacy protection products for healthcare delivery.



IF OUR ASSUMPTION ABOUT THE ROLE OF GENES IN DISEASE IS WRONG, WE MAY NOT BE ABLE TO DEVELOP USEFUL PRODUCTS


     The products we hope to develop involve new and unproven approaches. They are based on the assumption that information about genes may help scientists better understand complex disease processes. Scientists generally have a limited understanding of the role of genes in diseases, and few products based on gene discoveries have been developed. Of the products that exist, all are diagnostic products. To date, we know of no therapeutic products based on disease gene discoveries. If our assumption about the role of genes in the disease process is wrong, our gene discovery programs may not result in products, the genetic data included in our database and informatics products may not be useful to our customers and those products may lose any competitive advantage.

IF WE CONTINUE TO INCUR OPERATING LOSSES FOR A PERIOD LONGER THAN ANTICIPATED, OR IN AN AMOUNT GREATER THAN ANTICIPATED, WE MAY BE UNABLE TO CONTINUE OUR OPERATIONS


     We incurred net losses available to common stockholders of $8,888,082 for the quarter ended March 31, 2000, $61,607,605 for the year ended December 31, 1999, $13,479,753 for the year ended December 31, 1998, and $8,676,626 for the year ended December 31, 1997. As of March 31, 2000, we had an accumulated deficit of $83,262,374. To date, we have never generated a profit and we have not generated any significant revenues except for payments received in connection with our research collaboration with Roche and interest revenues. The development of our technologies will require substantial increases in expenditures over the next several years. In addition, we expect to spend more in connection with our internal research programs and the preparation of the

Icelandic Health Sector Database, the deCODE Combined Data Processing system and informatics. As a result, we expect to incur operating losses for several years. If the time required to generate product revenues and achieve profitability is longer than we currently anticipate or the level of operating losses is greater than we currently anticipate, we may not be able to continue our operations.



IF WE ARE NOT ABLE TO OBTAIN SUFFICIENT ADDITIONAL FUNDING TO MEET OUR EXPANDING CAPITAL REQUIREMENTS, WE MAY BE FORCED TO REDUCE OR TERMINATE OUR RESEARCH PROGRAMS AND PRODUCT DEVELOPMENT.



     We have used substantial amounts of cash to fund our research and development activities. We expect our capital and operating expenditures to increase over the next several years as we expand our research and development activities, construct the Icelandic Health Sector Database and the deCODE Combined Data Processing system, collect the genotype data and develop healthcare informatics products. Many factors will influence our future capital needs, including:


     -  the progress of our discovery and research programs;

     -  the number and breadth of these programs;

     - our ability to attract collaborators for, subscribers to or customers for our products and services;

     - our achievement of milestones under our research collaboration agreement with Roche;

     -  our ability to establish and maintain additional collaborations;

     -  our collaborators' progress in commercializing our gene discoveries;

     - the level of our activities relating to commercialization rights we retain in our collaborations;

     -  competing technological and market developments;

     - the costs involved in enforcing patent claims and other intellectual property rights; and

     -  the costs and timing of regulatory approvals.


     We intend to rely on Roche and future collaborators for significant funding in support of our research efforts. In addition, we may seek additional funding through public or private equity offerings and debt financings. Additional financing may not be available when needed. If available, such financing may not be on terms favorable to us or our stockholders. Stockholders' ownership will be diluted if we raise additional capital by issuing equity securities. If we raise additional funds through collaborations and licensing arrangements, we may have to relinquish rights to certain of our technologies or product candidates, or grant licenses on unfavorable terms. If adequate funds are not available, we would have to scale back or terminate our discovery and research programs and product development. We believe that the net proceeds from this offering, existing cash and investment securities and anticipated cash flow from Roche will be sufficient to support our current operating plan at least through 2001. We have based this belief on assumptions that may prove wrong.



IF WE DO NOT MAINTAIN THE GOODWILL AND RECEIVE THE COOPERATION OF THE ICELANDIC POPULATION, WE MAY BE UNABLE TO PURSUE OUR GENE IDENTIFICATION PROGRAMS, PHARMACOGENOMICS OR FUNCTIONAL GENOMICS EFFORTS, COLLECT GENOTYPE DATA OR DEVELOP THE ICELANDIC HEALTH SECTOR DATABASE AND THE DECODE COMBINED DATA PROCESSING SYSTEM



     Our approach to gene identification and the development and maintenance of genotype data, the Icelandic Health Sector Database and the deCODE Combined Data Processing system depend on the goodwill and cooperation of the Icelandic population, including the Icelandic government and the healthcare system. Our development of the Icelandic Health Sector Database will be impaired if individual Icelanders refuse to allow information from their medical records to be included in the Icelandic Health Sector Database or healthcare providers attempt to prevent us from having access to medical records of their patients. Individuals may opt-out of having their records included in the Icelandic Health Sector Database. To date approximately 6.5% of the population has exercised this right. Our development of genotype data and our cross-referencing through the deCODE Combined Data Processing system of that data with information about the manifestations of disease, which are known as phenotypes, in the Icelandic Health Sector Database require that a substantial portion of the Icelandic population provide us with blood samples for genotyping and consent to the use of their DNA to cross-reference molecular genetics data with the Icelandic Health Sector Database. To date, between eighty and ninety percent of patients that we have asked to participate in our research projects have done so. Because only a small portion of the Icelandic population may carry certain mutations, the unwillingness of even a small portion of the population to participate in our programs could diminish our ability to develop and market information based on the use of genotypic data.


OUR RELIANCE ON THE ICELANDIC POPULATION IN OUR GENE DISCOVERY PROGRAMS AND DATABASE SERVICES MAY LIMIT THE APPLICABILITY OF OUR DISCOVERIES TO CERTAIN POPULATIONS


     In general, the genetic make-up and prevalence of disease vary across populations around the world. Common complex diseases generally occur with a similar frequency in Iceland as in other western countries. We are already studying some of these diseases in our gene discovery programs. However, the populations of other western nations may be genetically predisposed to certain diseases because of mutations not present in the Icelandic population. As a result, we and our partners may take more time or may be unable to develop diagnostic products that are effective on all, or a portion, of those people with such diseases. Similarly, any difference between the Icelandic population and the populations of other countries may have an effect on the usefulness of the Icelandic Health Sector Database and deCODE Combined Data Processing system in studying disease in populations of countries other than Iceland. We do not anticipate developing any products solely for the Icelandic market. For our business to succeed, we must apply discoveries that we make on the basis of the Icelandic population to other markets.



OUR CREATION AND OPERATION OF THE ICELANDIC HEALTH SECTOR DATABASE IS BASED UPON A LICENSE FROM THE ICELANDIC MINISTRY OF HEALTH AND SOCIAL SECURITY AND IS SUBJECT TO GOVERNMENT SUPERVISION AND REGULATION, WHICH MAY MAKE OUR DEVELOPMENT OF DATABASE PRODUCTS MORE EXPENSIVE AND TIME-CONSUMING THAN WE ANTICIPATED



     We may construct the Icelandic Health Sector Database and cross-reference it with our genealogical and genetic data, through the deCODE Combined Data Processing system, only in accordance with the stipulations of the Icelandic Health Sector Database license which the Ministry of Health and Social Security, or the Ministry, granted us pursuant to the Act on a Health Sector Database no. 139/1998, or the Act. The license permits the processing of healthcare data from healthcare records and other relevant data into the Icelandic Health Sector Database. The Monitoring Committee, the Data Protection Commission of Iceland and an Interdisciplinary Ethics Committee will supervise our construction and operation of the Icelandic Health Sector Database. These committees report to the Ministry. In addition, the Icelandic Bioethics Committee will review our operation of the Icelandic Health Sector Database. The Ministry may withdraw our license in the event that we violate the terms and conditions of the Icelandic Health Sector Database license, the Act or its rules. In addition, the Icelandic parliament could amend the Act in ways which would adversely affect our ability to develop or market the Icelandic Health Sector Database and, consequently, the deCODE Combined Data Processing system. Because the Icelandic parliament and government recently adopted the Act and its rules, there is no precedent interpreting the Act or the rules.



     In preparing the Icelandic Health Sector Database, we must comply with the Data Protection Commission's technical requirements. These technical requirements cover areas such as data encryption and privacy protection. The Data Protection Commission may review these requirements from time to time and may require greater technical capabilities than we currently have. Compliance with these requirements can be expensive and time-consuming and may delay the development of the Icelandic Health Sector Database and the deCODE Combined Data Processing system or make such development more expensive than we anticipated. In addition, the agencies imposing these requirements will evaluate our compliance efforts. We cannot control the time required for this evaluation, and accordingly, the evaluation process may lead to delay in the development of the Icelandic Health Sector Database and the deCODE Combined Data Processing system.

     The Interdisciplinary Ethics Committee has the power to withdraw permission for any types of research programs in the Icelandic Health Sector Database not conducted in accordance with international rules of bioethics.



     At the expiration of the Icelandic Health Sector Database license, we are required to ensure that the Ministry or its designee will receive, without payment of consideration, intellectual property rights necessary for the creation and operation of the database for public health purposes and for scientific research.


     We are subject to a very extensive indemnity clause in our agreement with the Ministry, pursuant to which:


     - we have agreed not to make any claim against the government if the Act or the license are amended as a result of the Act or rules relating to the Icelandic Health Sector Database being found to be inconsistent with the rules of the European Economic Area, or EEA, or other international rules and agreements to which Iceland is or becomes a party;



     - we have agreed that if the Icelandic State, by a final judgment, is found to be liable or subject to payment to any third party as a result of the passage of legislation on the Icelandic Health Sector Database and/or issuance of the Icelandic Health Sector Database license, we will indemnify it against all damages and costs in connection with the litigation; and



     - we have agreed to compensate any third parties with whom the Icelandic government negotiates a settlement of liability claims arising from the legislation on the Icelandic Health Sector Database and/or the issuance of the Icelandic Health Sector Database license, provided that the Icelandic government demonstrates that it was justified in agreeing to make payments pursuant to the settlement.



IF WE ARE NOT ABLE TO ENTER INTO AGREEMENTS WITH ICELANDIC HEALTH INSTITUTIONS, AS THE ICELANDIC HEALTH SECTOR DATABASE LICENSE REQUIRES, IN ORDER TO COLLECT DATA FROM THE INSTITUTIONS, WE WILL NOT BE ABLE TO CONSTRUCT AND OPERATE THE ICELANDIC HEALTH SECTOR DATABASE



     The Icelandic Health Sector Database license requires us to enter into agreements with Icelandic health institutions and self-employed health service workers regarding access to and the processing of information from medical records. We cannot be certain that we will be able to enter into such agreements or that such agreements will be on terms favorable to us. We cannot be certain that individuals within health institutions will adhere to the requirements of such agreements. Our inability to enter into such agreements on favorable terms or in a timely manner, or to obtain others' compliance with the terms of such agreements, could have a material adverse effect on our ability to construct and operate the Icelandic Health Sector Database.



     IF WE CANNOT OBTAIN AN EXTENSION OF THE TERM OF THE ICELANDIC HEALTH SECTOR DATABASE LICENSE BEYOND ITS EXPIRATION DATE IN JANUARY 2012, WE WILL NOT BE ABLE TO OPERATE OR DERIVE RESOURCES FROM THE ICELANDIC HEALTH SECTOR DATABASE OR THE DECODE COMBINED DATA PROCESSING SYSTEM AFTER THAT DATE



     Even if we are successful in creating and marketing the Icelandic Health Sector Database and the deCODE Combined Data Processing system, the Icelandic Health Sector Database license will expire in January 2012 unless we are able to obtain an extension. There is no assurance that we will obtain further access rights on favorable terms, if at all. Our negotiations with healthcare institutions, the process of genotyping and the development of database infrastructure, among other factors, will determine when we can begin marketing the deCODE Combined Data Processing system. We expect that the Icelandic Health Sector Database and the deCODE Combined Data Processing system will not be fully operational for up to five years. The Icelandic Health Sector Database license will be subject to a review in 2008, and at that time, in accordance with an agreement we entered into with the Ministry simultaneously with the granting of the Icelandic Health Sector Database license, we and the Ministry will enter into discussions on renewal of the license at the end of the term. The Ministry might not renew the Icelandic Health Sector Database license and we cannot guarantee any renewal.

WE MAY NOT BE ABLE TO FORM AND MAINTAIN THE COLLABORATIVE RELATIONSHIPS THAT OUR BUSINESS STRATEGY REQUIRES

     Our strategy for deriving revenues from the discovery of genes and the development of products based upon our discoveries depends upon the formation of research collaborations and licensing arrangements with several partners at the same time. We currently have a research collaboration only with Roche. To succeed, we will have to maintain this relationship and establish additional collaborations. We cannot be sure that we will be able to establish additional research collaborations or licensing arrangements necessary to develop and commercialize products using our technology, that any future collaborations or licensing arrangements will be on terms favorable to us, or that current or future collaborations or licensing arrangements ultimately will be successful. If we are not able to manage multiple programs successfully, our programs will suffer.


     We also expect to rely on collaborations in other parts of our business such as the construction of the deCODE Combined Data Processing system. During the development of the deCODE Combined Data Processing system, we intend to pursue collaborations to assist us in the development of certain of its components. Such collaborations may involve the use of particular technologies or collaborative development and marketing activities. If we are unable to enter into such collaborations on favorable terms, our ability to commercialize the deCODE Combined Data Processing system will be adversely affected.


     To develop our healthcare informatics products, we also plan to rely on collaborative relationships. To date we have not established any such collaborative relationships. If we are unable to form or maintain such collaborative arrangements, our healthcare informatics operations will be adversely affected.

OUR DEPENDENCE ON COLLABORATIVE RELATIONSHIPS MAY LEAD TO DELAYS IN PRODUCT DEVELOPMENT AND DISPUTES OVER RIGHTS TO TECHNOLOGY

     Under our current strategy, and for the foreseeable future, we do not expect to develop or market pharmaceutical products on our own. As a result, we will be dependent on collaborators for the pre-clinical study and clinical development of therapeutic and diagnostic products and for regulatory approval, manufacturing and marketing of any products that result from our technology. Our agreements with pharmaceutical collaborators or collaborators for gene research projects will typically allow them significant discretion in electing whether to pursue such activities. We cannot control the amount and timing of resources collaborators will devote to our programs or potential products. Our collaborations may have the effect of limiting the areas of research that we may pursue either alone or with others.


     In addition, we expect to develop our database products, in part, with various collaborators, and we may develop healthcare informatics tools which are designed to work in conjunction with or to enhance the healthcare informatics tools of other developers. These arrangements may place responsibility for key aspects of product development and marketing on our collaborative partners. Accordingly, the performance of these key aspects is uncertain and beyond our direct control. If our collaborators fail to perform their obligations, our database products could contain erroneous data, design defects, viruses or software defects that are difficult to detect and correct and may adversely affect our revenues and the market acceptance of our products.


     If any pharmaceutical, healthcare informatics or database collaborator were to breach or terminate its agreement with us, or otherwise fail to conduct collaborative activities successfully and in a timely manner, the development or commercialization of products, services, technologies or research programs may be delayed or terminated.


     Competing products that our collaborators develop or to which our collaborators have rights may result in their withdrawal of support for our products and services.



     Disputes may arise in the future over the ownership of rights to any technology developed with collaborators. These and other possible disagreements between us and our collaborators could lead to delays in the collaborative research, development or commercialization of products. Such disagreements could also result in litigation or require arbitration to resolve.

ETHICAL AND PRIVACY CONCERNS MAY LIMIT OUR ABILITY TO DEVELOP AND USE THE ICELANDIC HEALTH SECTOR DATABASE AND THE DECODE COMBINED DATA PROCESSING SYSTEM AND MAY LEAD TO LITIGATION AGAINST US OR THE ICELANDIC GOVERNMENT



     The Icelandic parliament's passage of the Act and the Ministry's granting of the Icelandic Health Sector Database license have raised ethical and privacy concerns in Iceland and internationally among healthcare professionals and others including the Icelandic Medical Association and the World Medical Association. Ethical and privacy concerns about the development and use of the Icelandic Health Sector Database and the deCODE Combined Data Processing system may lead to litigation in U.S., Icelandic or other national courts, or in international courts such as the European Court of Human Rights in Strasbourg (e.g., on the basis of an alleged breach of the patient-doctor confidential relationship, constitutional privacy issues, international conventions dealing with protection of privacy issues or human rights conventions). The results of such litigation could have a material adverse affect on our ability to construct and operate the Icelandic Health Sector Database and the deCODE Combined Data Processing system.



CERTAIN PARTIES HAVE ANNOUNCED AN INTENTION TO INSTITUTE LITIGATION TESTING THE CONSTITUTIONALITY OF THE ACT, WHICH COULD DELAY OR PREVENT US FROM DEVELOPING AND OPERATING THE ICELANDIC HEALTH SECTOR DATABASE AND THE DECODE COMBINED DATA PROCESSING SYSTEM



     In February 2000, an organization known as The Association of Icelanders for Ethics in Science and Medicine, or Mannvernd, and a group of physicians and other citizens issued a press release announcing their intention to file lawsuits against the State of Iceland and any other relevant parties, including deCODE, to test the constitutionality of the Act. According to the press release, the intended lawsuit will allege that the Act and the Icelandic Health Sector Database license involve human rights violations and will challenge the validity of provisions of the Act which allow the use of presumed consent for the processing of health data into the Icelandic Health Sector Database and the grant of a license to operate a single database. deCODE believes that any such litigation would be without merit and intends to defend vigorously any such action in which we become a party. However, in the event that the Icelandic State by a final judgment is found to be liable or subject to payment to any third party as a result of the passage of legislation on the Icelandic Health Sector Database and/or the issuance of the Icelandic Health Sector Database license, our agreement with the Ministry requires us to indemnify the Icelandic State against all damages and costs incurred in connection with such litigation. In addition, the pendency of such litigation could lead to delay in the development of the Icelandic Health Sector Database and the deCODE Combined Data Processing System, and an unfavorable outcome would prevent us from developing and operating the Icelandic Health Sector Database and the deCODE Combined Data Processing system.



IF WE FAIL TO PROTECT CONFIDENTIAL DATA ADEQUATELY, WE COULD INCUR LIABILITY OR LOSE OUR LICENSE



     The Act and our license require us to encrypt all patient data and to take other actions to ensure confidentiality of data included in the Icelandic Health Sector Database and restrict access to it. We are developing the Icelandic Health Sector Database according to the Data Protection Commission's technology, security and organizational terms. The Data Protection Commission may periodically review and amend such terms in light of new technology or change of circumstances. We must comply with any such revised data protection terms within a deadline which the Data Protection Commission may establish when it revises the terms. Although, to date, one expert in this field has criticized the security terms, we believe that they are, and will continue to be, in line with international best industry-practice standards. In addition, the customers for other products we may develop may impose confidentiality requirements. Accidental disclosures of confidential data may result from technical failures in encryption technology or from human error by our employees or those of our customers or collaborators. Any failure to comply fully with all confidentiality requirements could lead to liability for damages incurred by individuals whose privacy is violated, the loss of the Icelandic Health Sector Database license, the loss of our customers and reputation and the loss of the goodwill and cooperation of the Icelandic population including healthcare professionals.

ETHICAL AND PRIVACY CONCERNS MAY LIMIT THE USE OF GENETIC TESTING AND THEREFORE THE COMMERCIAL LIABILITY OF ANY PRODUCTS WE DEVELOP



     Other companies have developed genetic predisposition tests that have raised ethical concerns. It is possible that employers or others could discriminate against people who have a genetic predisposition to certain diseases. Concern regarding possible discrimination may result in governmental authorities enacting restrictions or bans on the use of all, or certain types of, genetic testing. Similarly, such concerns may lead individuals to refuse to use genetics tests even if permissible. These factors may limit the market for, and therefore the commercial viability of, products that we and our collaborators develop.



WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY WITH BIOTECHNOLOGY COMPANIES AND ESTABLISHED PHARMACEUTICAL COMPANIES IN THE DEVELOPMENT AND MARKETING OF PRODUCTS BASED UPON THE IDENTIFICATION OF DISEASE-CAUSING GENES


     A number of companies are attempting to rapidly identify and patent genes that cause diseases or an increased susceptibility to diseases. Competition in this field is intense and is expected to increase. We have numerous competitors, including major pharmaceutical and diagnostic companies, specialized biotechnology firms, universities and other research institutions, the United States-funded Human Genome Project and other government-sponsored entities. Many of our competitors have considerably greater capital resources, research and development staffs and facilities, and technical and other resources than we do, which may allow them to discover important genes before we do. We believe that a number of our competitors are developing competing products and services that may be commercially successful and that are further advanced in development than our potential products and services. To succeed, we, together with our collaborators, must discover disease-predisposing genes, characterize their functions, develop genetic tests or therapeutic products and related information services based on such discoveries, obtain regulatory and other approvals, and launch such services or products before competitors. Even if our collaborators or we are successful in developing effective products or services, our products and services may not successfully compete with those of our competitors. Our competitors may succeed in developing and marketing products and services that are more effective than ours or that are marketed before ours.


     Our collaboration with Roche does not prevent it from initiating its own gene research or developing products based upon its, or any other party's, gene research. Such products may compete with any products that we develop through our gene discovery programs. We expect that future collaborations may allow our future partners to undertake research and develop products on their own or with third parties.


     Competitors have established, and in the future may establish, patent positions with respect to gene sequences related to our research projects. Such patent positions or the public availability of gene sequences comprising substantial portions of the human genome could decrease the potential value of our research projects and make it more difficult for us to compete. We may also face competition from other entities in gaining access to DNA samples used for research and development purposes.


     We expect competition to intensify as technical advances are made and become more widely known. Our future success will depend in large part on maintaining a competitive position in the genomics field. Others' or our rapid technological development may result in products or technologies becoming obsolete before we recover the expenses we incur in developing them. Less expensive or more effective technologies could make future products obsolete. We cannot be certain that we will be able to make the necessary enhancements to any products we develop to compete successfully with newly emerging technologies.



WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY WITH ESTABLISHED COMPANIES AND GOVERNMENT AGENCIES IN THE FIELD OF DATABASE SERVICES



     Others are currently developing or marketing a number of databases to assist participants in the healthcare industry and academic researchers in the management and analysis of their own genomic data and data available in the public domain. Although we believe that our existing genealogy database and our license to construct and operate the Icelandic Health Sector Database provide us with a unique opportunity to cross-reference databases that include genetic makeup, genealogy, medical history, disease symptoms, resource use and treatment outcomes, we cannot be sure that any of the databases that we create will achieve greater market acceptance than those of our competitors.



WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY WITH OTHER COMPANIES IN THE FIELD OF HEALTHCARE INFORMATICS



     The healthcare informatics field is highly competitive. Many companies compete with us to develop healthcare informatics similar to our expected products, including products relating to medical record maintenance, medical decision-support systems and systems design. We expect that competition will continue to intensify. Many of our competitors have significantly greater financial resources and market presence than we have. We cannot be sure that any products that we develop in the field of healthcare informatics, including medical decision-support systems, will compete effectively with those of our competitors.



REGULATORY AUTHORITIES MAY DETERMINE THAT OUR LICENSE TO DEVELOP THE ICELANDIC HEALTH SECTOR DATABASE INFRINGES UPON COMPETITION RULES IN THE EUROPEAN ECONOMIC AREA, WHICH COULD NEGATIVELY AFFECT OUR ABILITY TO DERIVE REVENUES FROM THE ICELANDIC HEALTH SECTOR DATABASE AND THE DECODE COMBINED DATA PROCESSING SYSTEM



     Iceland is a member of the European Free Trade Association, or EFTA, together with Norway, Switzerland and Liechtenstein. Through this membership, Iceland has become a part of the EEA which was created by the EEA agreement between EFTA and the European Union, or EU. The EEA agreement extends the EU internal market and its regulations to EFTA countries that adopt certain EU legislation. Accordingly, Iceland is subject to both EFTA and EU competition and public procurement rules. In April 1999, Mannvernd announced that it had filed a complaint with the EFTA Surveillance Authority alleging that, by passing the Act, the Icelandic government violated its obligations under the EEA agreement. By letter dated April 17, 2000, the EFTA Surveillance Authority notified the Ministry that on the basis of information supplied to it, it is of the opinion that there is currently no reason for it to take further action in this matter. However, the EFTA Surveillance Authority may reconsider the matter in the event of legal or factual changes. A determination that the Act or our Icelandic Health Sector Database license is in breach of such rules could result in a revocation or dilution of the license and could have a negative impact on the profitability and marketing potential of the deCODE Combined Data Processing system.



OTHERS MAY CLAIM INTELLECTUAL PROPERTY RIGHTS TO OUR GENEALOGY DATABASE, WHICH COULD PREVENT US FROM USING SOME OR ALL OF OUR DATABASE AND IMPAIR OUR ABILITY TO DERIVE REVENUES FROM OUR DATABASE AND GENE DISCOVERY SERVICES


     We are aware that there are other firms and individuals who have prepared, or are currently preparing, genealogy databases similar to the one we have developed. If any parties should successfully claim that the creation or use of any of our databases infringes upon their intellectual property rights, it could have a material adverse effect on our business. Recently, two holders of copyrights in approximately 100 Icelandic genealogy books have filed a copyright infringement suit against us in Iceland claiming that we have used data from these books in the creation of our genealogy database, in violation of their rights. The claimants seek a declaratory judgment to prevent our use of the database and monetary damages in the amount of approximately $9,000,000. We believe that this suit is without merit and intend to defend it vigorously, but if it were successful it could have a material adverse effect on our database and gene discovery services.

WE MAY NOT BE ABLE TO PROTECT THE PROPRIETARY RIGHTS THAT ARE CRITICAL TO OUR SUCCESS

     Our success will depend on our ability to protect our genealogy database and genotypic data and any other proprietary databases that we develop, proprietary software and other proprietary methods and technologies. Despite our efforts to protect our proprietary rights, unauthorized parties may be able to obtain and use information that we regard as proprietary.

     Our commercial success will depend in part on obtaining patent protection. The patent positions of pharmaceutical, biopharmaceutical and biotechnology companies, including ours, are generally uncertain and involve complex legal and factual considerations. We cannot be sure that any of our pending patent applications will result in issued patents, that we will develop additional proprietary technologies that are patentable, that any patents issued to us or our partners will provide a basis for commercially viable products, will provide us with any competitive advantages or will not be challenged by third parties, or that the patents of others will not have an adverse effect on our ability to do business.

     In addition, patent law relating to the scope of claims in the area of genetics and gene discovery is still evolving. There is substantial uncertainty regarding the patentability of genes or gene fragments without known functions. The laws of some European countries provide that genes and gene fragments may not be patented. The Commission of the EU has passed a directive which prevents the patenting of genes in their natural state. The U.S. Patent and Trademark Office initially rejected a patent application by the National Institutes of Health on partial genes. Accordingly, the degree of future protection for our proprietary rights is uncertain and, we cannot predict the breadth of claims allowed in any patents issued to us or to others. We could also incur substantial costs in litigation if we are required to defend ourselves in patent suits brought by third parties or if we initiate such suits.

     Others may have filed and in the future are likely to file patent applications covering genes or gene products that are similar or identical to our products. We cannot be certain that our patent applications will have priority over any patent applications of others. The mere issuance of a patent does not guarantee that it is valid or enforceable; thus even if we are granted patents we cannot be sure that they would be valid and enforceable against third parties. Further, a patent does not provide the patent holder with freedom to operate in a way that infringes the patent rights of others. Any legal action against us or our partners claiming damages and seeking to enjoin commercial activities relating to the affected products and processes could, in addition to subjecting us to potential liability for damages, require us or our partners to obtain a license in order to continue to manufacture or market the affected products and processes. There can be no assurance that we or our partners would prevail in any action or that any license required under any patent would be made available on commercially acceptable terms, if at all. If licenses are not available, we or our partners may be required to cease marketing our products or practicing our methods.


     If expressed sequence tags, single nucleotide polymorphisms, or SNPs, or other sequence information become publicly available before we apply for patent protection on a corresponding full-length or partial gene, our ability to obtain patent protection for those genes or gene sequences could be adversely affected. In addition, other parties are attempting to rapidly identify and characterize genes through the use of gene expression analysis and other technologies. If any patents are issued to other parties on these partial or full-length genes or uses for such genes, the risk increases that the sale of our or our collaborators' potential products or processes may give rise to claims of patent infringement. The amount of supportive data required for issuance of patents for human therapeutics is highly uncertain. If more data than we have available is required, our ability to obtain patent protection could be delayed or otherwise adversely affected. Even with supportive data, the ability to obtain patents is uncertain in view of evolving examination guidelines, such as the utility and written description guidelines that the U.S. Patent and Trademark Office has proposed.


     While we require employees, academic collaborators and consultants to enter into confidentiality agreements, there can be no assurance that proprietary information will not be disclosed, that others will not independently develop substantially equivalent proprietary information and techniques, otherwise gain access to our trade secrets or disclose such technology, or that we can meaningfully protect our trade secrets.


     If the information processed by the deCODE Combined Data Processing system is disclosed without our authorization, demand for our products and services may be adversely affected.



IF WE OR OUR COLLABORATORS ARE UNABLE TO OBTAIN REGULATORY APPROVALS FOR PRODUCTS RESULTING FROM OUR GENE DISCOVERY PROGRAMS, WE WILL NOT BE ABLE TO DERIVE REVENUES FROM THESE PRODUCTS



     Government agencies must approve new drugs and diagnostic products in the countries in which they are to be marketed. We cannot be certain that regulatory approval for any drugs or diagnostic products resulting from our gene discovery programs will be obtained. The regulatory process can take many years and require substantial resources. Because some of the products likely to result from our disease research programs involve the application of new technologies and may be based upon a new therapeutic approach, various government regulatory authorities may subject such products to substantial additional review. As a result, these authorities may grant regulatory approvals for these products more slowly than for products using more conventional technologies. Furthermore, regulatory approval may impose limitations on the use of a drug or diagnostic product.



     After initial regulatory approval, a marketed product and its manufacturer must undergo continuing review. Discovery of previously unknown problems with a product may have adverse effects on our business, financial condition and results of operations, including withdrawal of the product from the market.


OUR DEPENDENCE UPON A SINGLE THIRD PARTY FOR SEQUENCING MACHINES MAY IMPAIR OUR RESEARCH PROGRAMS

     We currently use a single manufacturer to supply the gene sequencing machines that we use in our gene discovery programs. While other types of gene sequencing machines are available from other manufacturers, we do not believe that the other machines are as efficient as the machines we currently use. We cannot be sure that the gene sequencing machines will remain available in sufficient quantities at acceptable costs. If we cannot obtain additional gene sequencing machines at commercially reasonable rates, or if we are required to change to a new supplier of gene sequencing machines, our gene discovery programs would be adversely affected.

WE MAY NOT BE ABLE TO OBTAIN NECESSARY TECHNOLOGY

     We have acquired or licensed certain components of our technologies from third parties. Changes in or termination of these third party agreements could materially adversely affect our discovery or research programs. We cannot be certain that we will be able to acquire any new technologies which we need.

WE WILL HAVE TO RELY ON OTHERS FOR CLINICAL TRIALS, MANUFACTURING, MARKETING, REGULATORY COMPLIANCE AND SALES CAPABILITIES, WHICH MAY IMPAIR OUR ABILITY TO DELIVER PRODUCTS

     In our research collaborations, we will seek to retain rights to develop and market certain therapeutic and diagnostic products or services. If we are able to retain these rights and successfully develop products, we expect to contract with others for conducting clinical trials, manufacturing, marketing and sales.

     We are not certain that we will be able to enter into such arrangements on favorable terms, if at all. Our dependence upon third parties for the conduct of clinical trials, the obtaining of governmental approvals or the manufacture, marketing or sales of products may adversely affect our ability to develop and deliver products on a timely and competitive basis. Our current facilities and staff are inadequate for commercial production and distribution of products. If we choose in the future to engage directly in the development, manufacturing and marketing of certain products, we will require substantial additional funds, personnel and production facilities.


EFFORTS TO REDUCE HEALTHCARE COSTS MAY REDUCE MARKET ACCEPTANCE OF OUR PRODUCTS


     Our success will depend in part on the extent to which government and health administration authorities, private health insurers and other third party payors will pay for our products. Reimbursement for newly approved healthcare products is uncertain. Third party payors, including Medicare in the U.S., are increasingly challenging the prices charged for medical products and services. Government and other third party payors are increasingly attempting to contain healthcare costs by limiting both coverage and the level of reimbursement for new therapeutic products. We cannot be certain that any third party insurance coverage will be available to patients for any products we discover or develop. If government or other third party payors do not provide adequate coverage and reimbursement levels for our products, the market acceptance of these products may be materially reduced.

OUR OPERATIONS MAY BE IMPAIRED UNLESS WE CAN SUCCESSFULLY MANAGE OUR GROWTH


     We have recently experienced significant growth in the number of our employees and the scope of our operations. We intend to hire additional personnel to construct the Icelandic Health Sector Database and the deCode Combined Data Processing system, and to develop our healthcare informatics products. Our management and operations are, and may continue to be, under significant strain due to this growth. To manage such growth, we must strengthen our management team and attract and retain skilled employees. Our success will also depend on our ability to improve our management information, research information and operational control systems and to expand, train and manage our workforce.


USE OF THERAPEUTIC OR DIAGNOSTIC PRODUCTS DEVELOPED AS A RESULT OF OUR PROGRAMS MAY RESULT IN LIABILITY CLAIMS FOR WHICH WE HAVE INADEQUATE INSURANCE



     The users of any therapeutic or diagnostic products developed as a result of our discovery or research programs or the use of our database or medical decision-support products may bring product liability claims against us. We currently do not carry liability insurance to cover such claims. We are not certain that we or our collaborators will be able to obtain such insurance or, if obtained, that sufficient coverage can be acquired at a reasonable cost. If we cannot protect against potential liability claims, we or our collaborators may find it difficult or impossible to commercialize products.


WE MAY BE UNABLE TO HIRE AND RETAIN THE KEY PERSONNEL UPON WHOM OUR SUCCESS DEPENDS


     We depend on the principal members of our management and scientific staff, including Dr. Kari Stefansson, Chairman, President, Chief Executive Officer and Secretary, Hannes Smarason, Executive Vice President and Senior Business and Finance Officer, Dr. Jeffrey Gulcher, Vice President, Research and Development and Dr. C. Augustine Kong, Director of Statistics. We have not entered into agreements with any of these persons that bind them to a specific period of employment. If any of these people leaves us, our ability to conduct our operations may be negatively affected. Our future success also will depend in part on our ability to attract, hire and retain additional personnel. There is intense competition for such qualified personnel and we cannot be certain that we will be able to continue to attract and retain such personnel. Failure to attract and retain key personnel could have a material adverse effect on us.



OUR OPERATIONS INVOLVE A RISK OF INJURY FROM HAZARDOUS MATERIALS, WHICH COULD BE VERY EXPENSIVE TO US



     Our research and manufacturing activities involve the generation, use and disposal of hazardous materials and wastes, including various chemicals and radioactive compounds. We are subject to laws and regulations governing the use, storage, handling and disposal of these materials, including standards prescribed by Iceland and applicable EU standards. Although we believe that our safety procedures comply with such laws and regulations, we cannot eliminate the risk of environmental contamination or injury. In the event of such an occurrence, we could be held liable for any damages that result, which could exceed our resources. Although we believe that we comply in all material aspects with applicable environmental laws and regulations and do not expect to make additional material capital expenditures in this area, we cannot predict whether new regulatory restrictions on the production, handling and marketing of biotechnology products will be imposed. Any such new regulatory restrictions could require us to incur significant costs to comply.



BECAUSE OUR MANAGEMENT HAS BROAD DISCRETION OVER OUR USE OF THE PROCEEDS FROM THIS OFFERING, WE MAY USE THE OFFERING PROCEEDS IN WAYS STOCKHOLDERS DO NOT BELIEVE ARE ADVISABLE



     The net proceeds of this offering are estimated to be approximately $119.0 million, or about $136.9 million if the underwriters exercise their over-allotment option in full. We have based this calculation on an initial public offering price of $16 per share (the midpoint of the price range set forth on the front cover page of this prospectus). We have based the information contained in this prospectus regarding our use of these proceeds upon the current state of our business operations, our current business plan and strategy, and current economic and industry conditions. The amount and timing of our expenditures will vary depending on our progress in developing and constructing the databases, the progress of our research and discovery programs, technological changes, changing competitive conditions, and general economic conditions. The estimated allocations of our use of the net proceeds of this offering are subject to reapportionment among the listed purposes, and to other general corporate purposes, including working capital. We cannot predict the actual amount of the uses of proceeds with any degree of certainty. Our management will retain broad discretion as to the allocation of the proceeds of this offering, including the timing and conditions of the use of the proceeds.

CURRENCY FLUCTUATIONS MAY NEGATIVELY AFFECT OUR FINANCIAL CONDITION


     Our revenues and cash reserves are denominated in U.S. dollars, but a portion of our operating costs are denominated in Icelandic kronas. A strengthening of the Icelandic krona against the U.S. dollar may, therefore, have a negative impact on our financial condition.


YEAR 2000 RISKS MAY HARM OUR BUSINESS



     Despite the passing of January 1, 2000, Year 2000 issues continue to pose risks that could adversely affect our business in a number of significant ways. Although we believe that our internally developed systems and technology are Year 2000 compliant, latent Year 2000 problems nevertheless could substantially impair or cause a failure of our information technology systems. Additionally, we rely on information technology and automated laboratory equipment supplied by third parties. Year 2000 problems that we or any such third parties experience could materially adversely affect our business.


THE INTERESTS OF OUR CONTROLLING STOCKHOLDERS MAY CONFLICT WITH OUR INTERESTS AND THE INTERESTS OF OUR OTHER STOCKHOLDERS


     After this offering, our directors, executive officers and current 5% stockholders (including an affiliate of Roche), and certain of their affiliates, will beneficially own approximately 39.4% of the common stock. These stockholders, if they all act together, will then effectively have the ability to elect all of our directors. They will also be able to determine the outcome of most corporate actions requiring stockholder approval, including our merger with or into another company, a sale of substantially all of our assets and amendments to our certificate of incorporation. The decisions of these stockholders may conflict with our interests or those of our other stockholders.


OUR RIGHT TO ISSUE PREFERRED STOCK AND ANTI-TAKEOVER PROVISIONS COULD MAKE A THIRD-PARTY ACQUISITION OF US DIFFICULT AND OTHERWISE ADVERSELY AFFECT COMMON STOCKHOLDERS

     Our Board of Directors is authorized to designate and issue up to 7,016,666 shares of preferred stock as to which the Board can determine the price, rights, preferences and privileges of those shares without any further vote or action by the stockholders. If you own common stock, your ownership rights will be subject to, and may be adversely affected by, the rights of the owners of preferred stock that we may issue in the future. As a result, the issuance of preferred stock could have a material adverse effect on the market value of the common stock. An additional issuance of preferred stock would give us financial flexibility for possible acquisitions and other corporate purposes. However, it could make it more difficult for a third party to acquire a majority of our outstanding voting stock.

     Further, we are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. Under this law, if anyone becomes an "interested stockholder" in deCODE, we may not enter a "business combination" with that person for three years without special approval. These provisions could delay or prevent a change of control. Certain other provisions of our certificate of incorporation and bylaws, including those providing for preferred stock, could also delay or prevent changes of control or management. These provisions could adversely affect the market price of the common stock.

OUR COMMON STOCK HAS NEVER BEEN PUBLICLY TRADED AND WE CANNOT PREDICT THE EXTENT TO WHICH A TRADING MARKET WILL DEVELOP


     Before this offering, there has been no public market for our common stock, although some financial institutions in Iceland have been making a market for privately negotiated transactions among non-U.S. persons in our Series B preferred stock. Our Series B preferred stock transfer records indicate that approximately 10 million shares of Series B preferred stock were transferred during 1999 in approximately 7,000 transactions and approximately 1.1 million shares of Series B preferred stock were transferred during January 2000 in approximately 2,700 transactions. The majority of these transactions had an Icelandic financial institution as one of the counterparties. We cannot predict the extent to which an active public market for the common stock will develop or be sustained after this offering. We will negotiate the initial public offering price with the representatives of the underwriters. The initial public offering price of our common stock may not be indicative of future market prices.

OUR COMMON STOCK PRICE IS LIKELY TO BE HIGHLY VOLATILE

     The market price of our common stock is likely to be highly volatile. In addition to various risks described elsewhere in this prospectus, the following factors could also cause price volatility:


     - announcements that we or our competitors make concerning the results of research activities, technological innovations or new commercial products;


     -  changes in or adoption of new government regulations;

     -  regulatory actions;

     -  changes in patent laws;

     -  developments concerning proprietary rights;

     -  variations in operating results; and

     -  actual, announced or threatened litigation.


     Extreme price and volume fluctuations occur in the stock market from time to time and can particularly affect the prices of technology and biotechnology stocks. These extreme fluctuations are often unrelated to the actual performance of the affected issuers. These broad market fluctuations may adversely affect the market price of our common stock.


FUTURE SALES BY OUR CURRENT STOCKHOLDERS MAY ADVERSELY AFFECT OUR STOCK PRICE AND OUR ABILITY TO RAISE FUNDS IN NEW STOCK OFFERINGS


     Sales of our common stock by our current stockholders in the public market after this offering could cause the market price of our stock to fall. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable, or at all. Upon the completion of this offering, we will have 40,664,787 shares of common stock outstanding, assuming no exercise of options or warrants and assuming no exercise of the underwriters' over-allotment option. Of these outstanding shares of common stock, the 8,000,000 shares sold in this offering will be freely tradable, without restriction under the Securities Act of 1933, as amended (the "Securities Act"), unless purchased by our "affiliates." The remaining 32,664,787 shares of common stock held by existing stockholders are "restricted securities" and may be resold in the United States public market only if registered or pursuant to an exemption from registration.



     Commencing 180 days from the effective date of the registration statement, holders of 21,709,155 shares of common stock (including 2,044,456 shares of common stock issuable upon the exercise of options and warrants) will be entitled to certain registration rights. Upon registration, these shares may be freely sold in the public market.


     Stockholders who will hold an aggregate of -- % of our common stock after the offering have agreed, pursuant to certain lock-up agreements, that they will not sell any shares of common stock for a period of 180 days after the date of this prospectus without the prior written consent of the underwriters.


     In addition, stockholders who will hold an aggregate of -- % of our common stock after the offering have signed an agreement providing that, upon request of deCODE or the underwriters, they will not sell any shares of common stock for a period ending 180 days after the effective date of the registration statement of which this prospectus is a part. We cannot be certain that we can enforce such agreements against all transferees of the initial purchasers of the shares.


     Upon expiration of the lock-up agreements:


     - 22,372,639 shares of common stock will be immediately eligible for resale (subject to the volume limitations and other resale requirements under Rule 144 in the case of sales by affiliates);

     - an additional 6,414,953 shares of common stock will be immediately eligible for resale (subject to the volume limitations and other resale requirements under Rule 144); and



     - the remaining 3,877,195 shares of common stock will be eligible for resale from time to time thereafter upon expiration of the applicable holding periods under Rule 144 (subject to the volume limitations and other resale requirements under Rule 144).


PURCHASERS IN THIS OFFERING WILL SUFFER IMMEDIATE DILUTION


     If you purchase common stock in this offering, the value of your shares based upon our actual book value will immediately be less than the offering price you paid (known as "dilution"). Based upon the net tangible book value of the common stock at March 31, 2000, your shares will be worth $12.00 less per share than the price you paid in the offering. If options and warrants we previously granted are exercised, additional dilution is likely to occur. Following the completion of this offering, options and warrants to purchase 2,063,056 shares of common stock, at the weighted-average exercise price of $2.24, will be outstanding.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS


     This prospectus contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "expect," "plan," "anticipate," "believe," "estimate," "predict," "intend," "potential," or "continue," the negative of such terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined under "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." These factors may cause our actual results to differ materially from any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

                                USE OF PROCEEDS


     We estimate that we will receive net proceeds from this offering of about $119.0 million, or about $136.9 million if the underwriters exercise their over-allotment option in full. For purposes of this calculation, we have assumed an initial public offering price of $16 per share, the midpoint of the price range set forth on the front cover page of this prospectus.



     We expect to use approximately $   --   million of the net proceeds of this
offering for the development and construction of the deCODE Combined Data
Processing system. In addition, we intend to spend approximately $   --
million to fund our discovery and research programs.


     We also intend to spend approximately $   --   million of the net proceeds
of this offering for capital expenditures. These expenditures will include the purchase of:

     -  laboratory automation equipment;

     -  production equipment;

     -  computer equipment;

     -  furniture;

     -  fixtures; and

     -  additional office and laboratory facilities.


     We expect to use the remainder of the net proceeds for working capital and general corporate purposes. We may also use a portion of the net proceeds to acquire businesses, technologies or products complementary to our business even though we do not currently have any specific plans to do so.


     Pending use of the net proceeds for the purposes described above, we intend to invest the net proceeds in short-term, interest-bearing, investment-grade securities.

                                DIVIDEND POLICY


     We have never declared or paid any dividends on our common stock. Following this offering, our dividend practices with respect to our common stock will be determined and may be changed from time to time by our Board of Directors. We will base any issuance of dividends upon our earnings, financial condition, capital requirements and other factors considered important by our Board of Directors. Delaware law and our certificate of incorporation do not require our Board of Directors to declare dividends on our common stock. We expect to retain all earnings, if any, generated by our operations for the development and growth of our business and do not anticipate paying any dividends to our stockholders for the foreseeable future.


     Each share of our outstanding classes of preferred stock bears dividends at the rate of 8% of the original purchase price per share, payable when declared by the Board of Directors. To date, the Board of Directors has not declared any dividends on the preferred stock. Our certificate of incorporation provides that all the outstanding preferred stock will convert to common stock upon the closing of this offering, at which time all undeclared dividends will be canceled.

                                 CAPITALIZATION


     The following table shows as of March 31, 2000: our actual capitalization; our pro forma capitalization after giving effect to the automatic conversion upon the closing of this offering of our Series A preferred stock, Series B preferred stock and Series C preferred stock; and our pro forma capitalization as adjusted to give effect to that automatic conversion and the sale of 8,000,000 shares of our common stock pursuant to this offering. This information assumes an initial public offering price of $16 per share, the midpoint of the price range set forth on the front cover page of this prospectus, less the estimated underwriters discounts and commissions. For information pertaining to our common stock and our preferred stock, see "Description of Securities."



                                                                   MARCH 31, 2000
                                                     ------------------------------------------
                                                                                    PRO FORMA
                                                        ACTUAL       PRO FORMA     AS ADJUSTED
                                                     ------------   ------------   ------------
                                                     (UNAUDITED)    (UNAUDITED)    (UNAUDITED)
Long-term obligations, net of current portion.....   $  4,474,275   $  4,474,275   $  4,474,275
Redeemable, convertible preferred stock;
  32,641,926 shares authorized, 23,029,207 shares
  outstanding actual and no shares outstanding pro
  forma...........................................    124,030,726              0              0
Stockholders' equity (deficit)
  Common stock; $0.001 par value, 48,000,000
     shares authorized, 9,633,262 shares
     outstanding actual; 32,664,787 shares
     outstanding pro forma and 40,664,787 shares
     outstanding pro forma as adjusted............          9,633         32,665         40,665
  Additional paid-in capital......................     32,984,613    146,268,131    265,300,131
  Notes receivable from stockholders..............     (9,593,996)    (9,593,996)    (9,593,996)
  Deferred compensation...........................     (9,913,293)    (9,913,293)    (9,913,293)
  Dividends accreted on redeemable, convertible
     preferred stock..............................    (10,724,176)             0              0
  Accumulated deficit.............................    (83,262,374)   (83,262,374)   (83,262,374)
  Accumulated other comprehensive income (loss)...         (5,406)        (5,406)        (5,406)
                                                     ------------   ------------   ------------
  Total stockholders' equity (deficit)............    (80,504,999)    43,525,727    162,565,727
                                                     ------------   ------------   ------------
  Total capitalization............................   $ 48,000,002   $ 48,000,002   $167,040,002
                                                     ============   ============   ============



     The information contained above does not include 2,063,056 shares of our common stock issuable upon exercise of outstanding options to purchase common stock and options and warrants to purchase preferred stock that will convert into options and warrants to purchase common stock upon the closing of this offering. See "Description of Securities" for additional information regarding the outstanding options and warrants.

                                    DILUTION


     If you invest in our common stock, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of common stock after this offering. Pro forma net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the pro forma number of shares of common stock outstanding. As of March 31, 2000, our pro forma net tangible book value was approximately $43,525,727 or $1.33 per share of common stock after taking into account the issuance of 23,031,525 shares of common stock upon the automatic conversion, upon the closing of this offering, of our Series A preferred stock, Series B preferred stock and Series C preferred stock. Without taking into account any other changes in our pro forma net tangible book value after March 31, 2000, other than to give effect to this offering of 8,000,000 shares of common stock at an assumed initial offering price of $16 per share, the midpoint of the price range set forth on the front cover page of this prospectus, less estimated underwriting discounts and commissions, our pro forma as adjusted net tangible book value, at March 31, 2000, would have been approximately $162,565,727 or $4.00 per share. This represents an immediate increase in the net tangible book value of $2.67 per share of our common stock to present stockholders and an immediate dilution of $12.00 per share or 75.0% of the initial public offering price to new investors. The following table shows this dilution:



Assumed initial public offering price per share(1)..........                   $     16.00
  Pro forma net tangible book value per share at March 31,
     2000...................................................    $      1.33
  Increase per share attributable to new investors..........           2.67
                                                                -----------
Pro forma as adjusted net tangible book value per share
  after this offering.......................................                          4.00
                                                                               -----------
Dilution per share to new investors.........................                   $     12.00
                                                                               ===========


---------------


(1) The assumed initial public offering price set forth in the above table represents the midpoint of the range set forth on the cover page of this prospectus, before deducting underwriting discounts and commissions payable by us to the underwriters.



     The following table summarizes, on a pro forma basis as of March 31, 2000, the differences between existing stockholders and investors in this offering with respect to the number and percentage of shares of our common stock purchased from us, the amount and percentage of consideration paid, and the average price paid per share of our common stock, before deduction of underwriting discounts and commissions:



                                     SHARES OWNED                CONSIDERATION
                               ------------------------    --------------------------    AVERAGE PRICE
                                 NUMBER      PERCENTAGE       AMOUNT       PERCENTAGE      PER SHARE
                               ----------    ----------    ------------    ----------    -------------
Existing stockholders......    32,664,787        80.3%     $128,631,278        50.1%        $ 3.94
New investors..............     8,000,000        19.7       128,000,000        49.9         $16.00
                               ----------      ------      ------------      ------
Total......................    40,664,787       100.0%     $256,631,278       100.0%
                               ==========      ======      ============      ======



     The information contained above includes 23,031,525 shares of our common stock that we will issue upon the automatic conversion of all our outstanding preferred stock upon the closing of this offering but does not include 2,063,056 shares of our common stock issuable upon exercise of outstanding options to purchase common stock and options and warrants to purchase preferred stock that will convert into options and warrants to purchase common stock upon closing of this offering. See "Description of Securities" for additional information regarding the outstanding options and warrants. To the extent that any of these options and warrants are exercised, investors will experience further dilution.

                                 EXCHANGE RATES

     Our revenues are denominated in U.S. dollars. However, a portion of our costs are denominated in Icelandic kronas as a result of the fact that all our operations take place in Iceland.

     The following table sets forth, for the periods and dates indicated, information regarding the buying exchange rate of the Icelandic krona against the U.S. dollar as registered by the Central Bank of Iceland, expressed in Icelandic kronas per U.S. dollar.


YEAR ENDED DECEMBER 31,                                AVERAGE(1)    HIGH      LOW     PERIOD END
-----------------------                                ----------    -----    -----    ----------
1997.................................................    70.89       73.43    66.56      71.98
1998.................................................    71.05       73.26    67.00      69.32
1999.................................................    72.42       75.44    68.89      72.35
2000 (through April 25, 2000)........................    73.51       74.21    71.27      74.21


---------------


(1) The average of the rates for the last business day of each month in the period, except for April 2000 for which the rate used is April 25, 2000.



     On April 25, 2000 the buying exchange rate of the Icelandic krona against the U.S. dollar was 74.21.

                      SELECTED CONSOLIDATED FINANCIAL DATA


     The following selected consolidated financial data should be read in conjunction with our consolidated financial statements and the notes to those statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The consolidated statement of operations data for the three month periods ended March 31, 1999 and 2000 and the consolidated balance sheet data at March 31, 2000 are derived from unaudited consolidated interim financial statements included elsewhere in this prospectus. The unaudited financial statements for the three month periods ended March 31, 1999 and 2000 have been prepared on the same basis as the audited financial statements and, in the opinion of management, reflect all normal recurring adjustments necessary to present fairly the financial information set forth therein, in accordance with generally accepted accounting principles in the United States. The consolidated statement of operations data for the fiscal years ended December 31, 1997, 1998 and 1999 and the consolidated balance sheet data at December 31, 1998 and 1999 are derived from consolidated financial statements included elsewhere in this prospectus that have been audited by PricewaterhouseCoopers ehf., independent auditors. The consolidated statement of operations data for the period from inception (August 23, 1996) to December 31, 1996 and the consolidated balance sheet data at December 31, 1996 and 1997 are derived from audited consolidated financial statements not included in this prospectus. Historical results are not necessarily indicative of future results.



                                          INCEPTION                                                        THREE MONTHS ENDED
                                     (AUGUST 23, 1996) TO            YEAR ENDED DECEMBER 31,                    MARCH 31,
                                         DECEMBER 31,       -----------------------------------------   -------------------------
                                             1996              1997           1998           1999          1999          2000
                                     --------------------   -----------   ------------   ------------   -----------   -----------
                                                                                                        (UNAUDITED)   (UNAUDITED)
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Revenue............................      $         0        $         0   $ 12,705,000   $ 16,444,075   $ 4,507,489   $ 4,437,222
Operating Expenses
  Research and development.........          737,764          6,080,096     19,282,364     31,823,950     6,805,146     8,854,368
  General and administrative.......          454,873          1,967,684      4,893,202      7,863,299     2,208,749     2,608,898
                                         -----------        -----------   ------------   ------------   -----------   -----------
Total operating expenses...........        1,192,637          8,047,780     24,175,566     39,687,249     9,013,895    11,463,266
                                         -----------        -----------   ------------   ------------   -----------   -----------
Operating loss.....................       (1,192,637)        (8,047,780)   (11,470,566)   (23,243,174)   (4,506,406)   (7,026,044)
Equity in net earnings (loss) of
  affiliate........................                0                  0              0     (1,484,081)     (278,780)     (119,284)
Interest income, net...............           40,005             (8,461)       562,336      1,549,481        97,514       636,624
Taxes..............................                0                  0              0              0             0             0
                                         -----------        -----------   ------------   ------------   -----------   -----------
Net loss...........................       (1,152,632)        (8,056,241)   (10,908,230)   (23,177,774)   (4,687,672)   (6,508,704)
Accrued dividends and amortized
  discount on preferred stock......         (181,852)          (620,385)    (2,571,523)    (7,542,787)     (862,260)   (2,379,378)
Premium on repurchase of preferred
  stock............................                0                  0              0    (30,887,044)            0             0
                                         -----------        -----------   ------------   ------------   -----------   -----------
Net loss available to common
  stockholders.....................      $(1,334,484)       $(8,676,626)  $(13,479,753)  $(61,607,605)  $(5,549,932)  $(8,888,082)
                                         ===========        ===========   ============   ============   ===========   ===========
Basic and diluted net loss per
  share............................      $     (1.10)       $     (3.85)  $      (3.06)  $      (9.56)  $     (0.97)  $     (1.20)
Shares used in computing basic and
  diluted net loss per share(1)....        1,213,925          2,254,413      4,400,576      6,446,055     5,749,963     7,419,439
Unaudited pro forma basic and
  diluted net loss per share.......                                                      $      (0.84)                $     (0.21)
Shares used in computing unaudited
  pro forma basic and diluted net
  loss per share(1)................                                                        27,559,365                  30,392,795



                                                                      AS OF DECEMBER 31,
                                                    -------------------------------------------------------   AS OF MARCH 31,
                                                       1996          1997           1998           1999            2000
                                                    -----------   -----------   ------------   ------------   ---------------
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents.........................  $ 3,975,311   $ 2,714,225   $ 25,075,844   $ 29,668,249   $    40,530,449
Total assets......................................    7,801,556     6,770,492     38,540,115     79,130,186        59,335,157
Total long-term liabilities.......................    1,440,673     1,331,156      6,946,330      4,874,291         4,474,275
Redeemable, convertible preferred stock...........    6,881,851    12,603,990     43,158,079    121,589,367       124,030,726
Total stockholders' equity (deficit)..............   (1,328,469)   (9,907,939)   (18,222,123)   (73,404,502)      (80,504,999)


---------------

(1) See Note B of Notes to Consolidated Financial Statements for an explanation of the determination of the shares used in computing basic and diluted net loss per share and unaudited pro forma basic and diluted net loss per share.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     You should read this section in conjunction with our consolidated financial statements and related notes thereto appearing elsewhere in this prospectus.

OVERVIEW


     deCODE was incorporated in August 1996. We have incurred losses since our inception, principally as a result of research and development and general and administrative expenses in support of our operations. On March 31, 2000, we had an accumulated deficit of $83,262,374. We anticipate incurring additional losses over at least the next several years as we expand our internal and collaborative gene discovery efforts, continue our technology development and construct the deCODE Combined Data Processing system and healthcare informatics. We expect that our losses will fluctuate from quarter to quarter and that such fluctuations may be substantial especially because progress in our scientific work and milestone payments which are related to progress can fluctuate between quarters.



     In February 1998, we entered into a research collaboration and cross-license agreement with Roche regarding research into the genetic causes of twelve diseases. Under the terms of the agreement, Roche has made equity investments and is funding our gene discovery programs in the twelve diseases. Under the agreement, we may receive a total of more than $200 million in research funding and milestone payments and will receive royalty payments on the sale of diagnostic and therapeutic products resulting from the collaboration. The term of the agreement will continue until February 1, 2003 provided that Roche elects to extend the agreement for the one-year periods commencing on the third and the fourth anniversaries of the agreement. For the year ended December 31, 1999, revenues from Roche constituted 96% of our total revenues. See "Business."



     We have a number of collaborative agreements with local medical institutions and doctors regarding particular disease research. These agreements generally extend for a period of five years. Under the agreements, these institutions and/or physicians contribute data or other clinical information and we contribute equipment, research supplies and our molecular genetics and experimental design expertise. The agreements also require us to reimburse all project-related expenses. If we sell project results, the agreements require us to make specified payments and pay a portion of performance-based milestone payments that we receive. In addition, we have a settlement agreement with a non-Icelandic medical institution whereby we are committed to pay royalties and milestone payments if we are successful in developing and commercializing products which result from a particular technology jointly owned by us and the medical institution.



     We anticipate that collaborations will remain an important element of our business strategy and future revenues. Our ability to generate revenue growth and become profitable is dependent, in part, on our ability to enter into additional collaborative arrangements, and on our ability and our collaborative partners' ability to successfully commercialize products incorporating, or based on, our work. There can be no assurance that we will be able to maintain or expand our existing collaborations, enter into future collaborations to develop applications based on existing or future research agreements or successfully commercialize the deCODE Combined Data Processing system.



     Our failure to successfully develop and market products over the next several years, or to realize product revenues, would have a material adverse effect on our business, financial condition and results of operations. We do not expect to receive royalties or other revenues from commercial sales of products developed using our technologies for at least several years, if at all. We currently only have an agreement with Roche which provides all of our collaborative research funding.



     Our operating results through March 31, 2000 reflect the expenses incurred in our gene discovery activities, partly offset by the revenues received pursuant to our research collaboration agreement with Roche in connection with these activities. During the remainder of 2000 we will continue these activities, but our operating results will also reflect the substantial costs we expect to incur in commencing the development of the Icelandic Health Sector Database and the deCODE Combined Data Processing system. While we intend to enter into collaborations to help fund and develop the deCODE Combined Data Processing system, until we do so there will be no revenue from our database service activities to offset against these costs.



     On December 3, 1999, the staff of the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" (SAB 101), that summarizes the staff's views in applying generally accepted accounting principles to revenue recognition in financial statements. The accounting and disclosure requirements that are described in SAB 101 apply to all registrants. We have adopted the requirements of SAB 101 and have restated prior years' financial statements in accordance with the going public exemption under Accounting Principles Board Opinion No. 20, "Accounting Changes."


RESULTS OF OPERATIONS


     COMPARISON OF QUARTERS ENDED MARCH 31, 2000 AND 1999



     Revenues. Our revenues decreased to $4,437,222 for the quarter ended March 31, 2000 as compared to $4,507,489 for the quarter ended March 31, 1999. Revenues attributable to our research collaboration agreement with Roche increased from $3,853,889 to $4,437,222, an increase of 15%. This increase was the result of an increase in revenue recognized due to milestone payments. However, in the first quarter of 1999, we recognized revenues from equipment testing services provided to a customer, and in the first quarter of 2000 we recorded no such revenues. As a result of this, total revenues decreased 2%.



     Research and Development. Our research and development expenses increased to $8,854,368 for the quarter ended March 31, 2000 as compared to $6,805,146 for the quarter ended March 31, 1999, an increase of 30%. This increase was primarily attributable to the continued expansion of operations, including our hiring of additional research personnel and the resulting salary and benefits costs, an expansion of our laboratory facilities and the resulting depreciation, and our increased research efforts.



     General and Administrative. Our general and administrative expenses increased to $2,608,898 for the quarter ended March 31, 2000 as compared to $2,208,749 for the quarter ended March 31, 1999, an increase of 18%. This increase was primarily attributable to the increase in personnel and related salary and benefits costs.



     Stock-Based Compensation and Remuneration Expense. Stock-based compensation and remuneration expense was $1,732,403 for the quarter ended March 31, 2000 as compared to $1,780,947 for the quarter ended March 31, 1999, a decrease of 3%. Amortization of deferred stock compensation for the quarter ended March 31, 2000 increased to $1,732,403 as compared to $1,265,947 in the quarter ended March 31, 1999. This increase was primarily attributable to increases in compensation resulting from stock options granted in 1999. Remuneration expense was $0 in the quarter ended March 31, 2000, compared to $515,000 for the quarter ended March 31, 1999.



     Compensation expense for employee stock options is recorded based on the difference between the exercise price and the fair value of the common stock on the measurement date (i.e., the date on which both the number of shares to be issued and the exercise price are fixed and determinable) with compensation expense being recorded on interim estimates between the grant date and the measurement date pursuant to Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Compensation expense for non-employee stock options is based on the grant date fair value of options granted using the Black-Scholes option pricing model pursuant to Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation."



       Equity in Net Earnings (Loss) of Affiliate. Our equity in net loss of affiliate was $119,284 for the quarter ended March 31, 2000 as compared to $278,780 for the quarter ended March 31, 1999, a decrease of 57%. This decrease was primarily attributable to higher amortization of the difference between our cost and the underlying equity in the net assets of Gagnalind hf. at acquisition in the quarter ended March 31, 1999 as compared to the quarter ending March 31, 2000.

     Interest Income, net. Our interest income increased to $744,036 for the quarter ended March 31, 2000 as compared to $297,230 for the quarter ended March 31, 1999, an increase of 150%. This increase is primarily due to interest on payments received in connection with the stock issuance in August 1999. Our interest expense decreased to $107,412 for the quarter ended March 31, 2000 from $199,716 for the quarter ended March 31, 1999, a decrease of 46%. This decrease resulted from lower capital lease obligations in the quarter ended March 31, 2000, as compared to the quarter ended March 31, 1999, due to installment payments which occurred throughout 1999.



     Net Loss. As a result of the foregoing factors our net loss for the quarter ended March 31, 2000 increased to $6,508,704 as compared to $4,687,672 for the quarter ended March 31, 1999, an increase of 39%. As of March 31, 2000, we had accumulated losses of $83,262,374 and did not owe any federal income taxes. Realization of deferred tax assets is dependent on future earnings if any.



     Net Loss Available to Common Stockholders. Our net loss available to common stockholders increased to $8,888,082 for the quarter ended March 31, 2000 from $5,549,932 for the quarter ended March 31, 1999, an increase of 60%. This increase was primarily due to increases in the above-described costs and expenses over the same period and to the increase in accrued dividends and amortized discount on preferred stock. Accrued dividends increased due to increase in the number of preferred shares outstanding in the first quarter of 2000 as compared to the first quarter of 1999 as well as higher average issuance prices for the preferred shares issued between March 31, 1999 and March 31, 2000 as compared to the shares issued prior to March 31, 1999.


     COMPARISON OF YEARS ENDED DECEMBER 31, 1999 AND 1998

     Revenues. Our revenues increased to $16,444,075 for the year ended December 31, 1999 as compared to $12,705,000 for the year ended December 31, 1998, an increase of 29%. The increase was primarily due to revenues related to milestone payments received pursuant to our research collaboration agreement with Roche; the increase also reflected the recognition of twelve months of research funding provided by Roche in 1999 compared to eleven months in 1998, and the receipt of laboratory equipment and consumables from Affymetrix in the first fiscal quarter of 1999 as consideration for services provided by us on its behalf.

     Research and Development. Our research and development expenses increased to $31,823,950 for the year ended December 31, 1999 as compared to $19,282,364 for the year ended December 31, 1998, an increase of 65%. This increase was primarily attributable to the continued expansion of operations including our hiring of additional research personnel and the resulting salary and benefits costs, an expansion of our laboratory facility and the resulting depreciation, and our increased research efforts.

     General and Administrative. Our general and administrative expenses increased to $7,863,299 for the year ended December 31, 1999 as compared to $4,893,202 for the year ended December 31, 1998, an increase of 61%. This increase was principally attributable to the increase in personnel and related salaries and benefits costs.


     Stock-Based Compensation and Remuneration Expense. Stock-based compensation and remuneration expense was $8,043,995 for the year ended December 31, 1999 compared to $5,219,642 for the year ended December 31, 1998, an increase of 54%. This increase was primarily attributable to compensation expense being recorded on the 855,500 stock options granted in 1999 as well as a full year of compensation expense being recorded on the stock options granted in 1998.



     Equity in Net Earnings (Loss) of Affiliate.  Our equity in net earnings
(loss) of affiliate, Gagnalind hf., for the year ended December 31, 1999 is comprised of our share of the earnings of Gagnalind hf. and amortization of the difference between deCODE's cost and the underlying equity in the net assets of Gagnalind hf. at acquisition.



     Interest Income, net. Our interest income increased to $2,185,441 for the year ended December 31, 1999 as compared to $922,230 for the year ended December 31, 1998, an increase of 137%. This increase primarily derived from interest on payments received in connection with a stock issuance. The increase was also attributable to increased cash reserves resulting from milestone payments pursuant to our research collaboration agreement with Roche. Our interest expenses increased to $635,960 for the year ended December 31, 1999 as compared to $359,894 for the year ended December 31, 1998, an increase of 77%. This increase in interest expense primarily resulted from new equipment leasing arrangements which we entered into in the second half of 1998 and were in effect for all of 1999.

     Net Loss. As a result of the foregoing factors, our net loss for the year ended December 31, 1999 increased to $23,177,774 as compared to $10,908,230 for the year ended December 31, 1998, an increase of 112%. As of December 31, 1999, we had accumulated losses of $76,713,517 and did not owe any federal income taxes. Realization of deferred tax assets is dependent on future earnings if any.

     Net Loss Available to Common Stockholders. Our net loss available to common stockholders more than quadrupled to $61,607,605 for the year ended December 31, 1999 as compared to $13,479,753 for the year ended December 31, 1998. This increase was primarily due to increases in the above described costs and expenses over the same period and to the increase in accrued dividends and amortized discount on preferred stock and premiums on the repurchase of preferred stock.

     COMPARISON OF YEARS ENDED DECEMBER 31, 1998 AND 1997

     Revenues. Our revenues were $12,705,000 for the year ended December 31, 1998. We did not have any revenues for the year ended December 31, 1997. Revenues in 1998 were solely attributable to payments received pursuant to our research collaboration agreement with Roche.

     Research and Development. Our research and development expenses more than tripled to $19,282,364 for the year ended December 31, 1998 from $6,080,096 for the year ended December 31, 1997. This increase was primarily attributable to continued expansion of our operations, including our hiring of more research and development personnel, purchases of laboratory supplies, investment in laboratory equipment and expansion of our facilities.

     General and Administrative. Our general and administrative expenses more than doubled to $4,893,202 for the year ended December 31, 1998 from $1,967,684 for the year ended December 31, 1997. This increase was primarily attributable to the increase in personnel and related salaries and benefits costs.


     Stock-Based Compensation and Remuneration Expense. Stock-based compensation and remuneration expense was $5,219,642 for the year ended December 31, 1998, compared to $11,851 for the year ended December 31, 1997. This increase was primarily attributable to compensation expense being recorded on the 1,933,500 stock options granted in 1998 as well as a full year of compensation expense being recorded on the stock options granted in 1997.


     Interest Income, net. Our interest income increased more than five-fold to $922,230 for the year ended December 31, 1998 from $163,076 for the year ended December 31, 1997. This increase was due to greater cash reserves primarily resulting from our sale of Series B preferred stock to Icelandic investors in 1998 and also from payments received pursuant to our research collaboration and stock purchase agreements with Roche. Our interest expense increased to $359,894 for the year ended December 31, 1998 from $171,537 for the year ended December 31, 1997, an increase of 110%. This increase was mainly due to additional equipment lease obligations entered into during 1998, which enabled us to support our research and development activities.

     Net Loss. As a result of the foregoing factors, our net loss for the year ended December 31, 1998 increased to $10,908,230 as compared to $8,056,241 for the year ended December 31, 1997, an increase of 35%. As of December 31, 1998, we had accumulated losses of $20,275,235 and did not owe any federal income taxes. Realization of deferred tax assets is dependent on future earnings if any.

     Net Loss Available to Common Stockholders. Our net loss available to common stockholders increased to $13,479,753 for the year ended December 31, 1998 as compared to $8,676,626 for the year ended December 31, 1997, an increase of 55%. This increase was primarily due to increases in the above-described costs and expenses over the same period and to the increase in accrued dividends and amortized discount on preferred stock.

     LIQUIDITY AND CAPITAL RESOURCES


     Our cash and cash equivalents totalled $40,530,449 at March 31, 2000. We have financed our operations since inception primarily through private placements of equity securities, our collaboration with Roche and capital leases. As of March 31, 2000, we had received an aggregate of $43,518,695 pursuant to our collaboration agreement with Roche in fixed research funding, milestone payments and equity contributions. Inflation has not had a material effect on our business.



     Our investing activities have consisted of the acquisition of an office and laboratory facility in Reykjavik, Iceland, acquisitions of equipment and expenditures for building improvements. At March 31, 2000, our gross investment in office and laboratory space, equipment and building improvements since inception was $20,544,852. In addition, during 1999, we acquired an equity interest in Gagnalind hf., an Icelandic software company, in exchange for cash and shares of our common stock and Series B preferred stock. In March 2000, we acquired an equity interest in eMR ehf., also an Icelandic software company, in exchange for cash.


     In February and March 1999, we sold 110,000 shares of Series B preferred stock resulting in aggregate cash proceeds of $825,000. In February and May 1999, we sold 1,111,111 shares of Series C preferred stock and 111,111 warrants to purchase shares of Series C preferred stock for an aggregate purchase price of $3,333,445. In August 1999, we repurchased a total of 2,358,074 shares of Series A preferred stock, issued and subsequently repurchased 250,000 shares of Series B preferred stock in exchange for 333,333 shares of common stock and repurchased 100,000 shares of Series C preferred stock, at an initial purchase price of $7.50 per share, later adjusted upward to $13.95 per share. In August 1999 we issued 5,000,000 shares of Series B preferred stock at an initial purchase price of $7.50 per share, later adjusted upward to $15.00 per share.

     The net cash used in our operating activities was $11,646,931 for the year ended December 31, 1999 compared to $2,067,278 for the year ended 1998. The increase was primarily due to higher research and development costs which were only partly offset by payments from Roche.


     The net cash used in our operating activities was $1,844,436 for the quarter ended March 31, 2000 compared to $3,227,834 for the quarter ended March 31, 1999. The decrease was primarily due to higher accounts payable in the quarter ended March 31, 2000 than in the quarter ended March 31,1999.


     As of December 31, 1999, we had net operating losses carried forward of approximately $18,867,000 to offset Icelandic and U.S. taxable income. If not utilized, the net operating loss carry-forwards will begin to expire in the year 2004 in Iceland and in the year 2018 in the United States.


     We had no material commitments for capital expenditures at December 31, 1999. We anticipate that the net proceeds from this offering will enable us to increase capital expenditures over the next several years to expand our facilities and purchase additional equipment in support of additional collaborations, increased internal research and development and development of the deCODE Combined Data Processing system.


     We expect our cash requirements to increase significantly in future periods because of planned expansion of our operations. The planned expansion will be in support of expected growth in research collaboration agreements, database construction, and internal research and discovery programs. We believe that the net proceeds from this offering, together with existing cash and cash equivalents, and anticipated cash flows under our research collaboration agreement with Roche, will be sufficient to support our operations through at least 2001. Our belief is based on our current operating plan, which could change in the future and require additional funding sooner than anticipated. Even if we have sufficient cash for our current operating plan, we may seek to raise additional capital because of favorable market conditions or other strategic factors.

     Our future capital requirements depend on numerous factors, including:

     -  the progress of our discovery and research programs;

     -  the number and breadth of these programs;

     - our ability to attract collaborators for, subscribers to or customers for our products and services;

     - our achievement of milestones under our research collaboration agreement with Roche;

     -  our ability to establish and maintain additional collaborations;

     -  our collaborators' progress in commercializing our gene discoveries;

     - the level of our activities relating to commercialization rights we retain in our collaborations;

     -  competing technological and market developments;

     - the costs involved in enforcing patent claims and other intellectual property rights; and

     -  the costs and timing of regulatory approvals.

     We will require significant additional capital in the future, which we may seek to raise through public or private equity offerings, debt financing or additional collaborations and licensing arrangements. No assurance can be given that additional financing or collaborations and licensing arrangements will be available when needed, or that if available, will be obtained on favorable terms. If adequate funds are not available when needed, we may have to curtail operations or attempt to raise funds on unattractive terms. See "Risk
Factors -- We may not be able to obtain sufficient additional funding to meet our expanding capital requirements."

     IMPACT OF CURRENCY FLUCTUATIONS

     We publish our consolidated financial statements in U.S. dollars. Currency fluctuations can affect the financial results of deCODE as revenues and cash reserves are in U.S. dollars but a portion of operating costs are in Icelandic kronas. A strengthening of the Icelandic krona against the dollar can thus adversely affect the "buying power" of our cash reserves and revenues. On the other hand, weakening of the Icelandic krona can strengthen our financial position. All long-term liabilities are U.S. dollar denominated. deCODE has not previously engaged in, and does not now contemplate entering into, currency hedging transactions. deCODE may enter into such transactions on a non-speculative basis to the extent that it may in the future have substantial foreign currency exposure, for example, in connection with payments from collaborative partners or due to investments.

     RECENT ACCOUNTING PRONOUNCEMENT

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." This standard establishes a new model for accounting for derivatives and hedging activities and supersedes and amends a number of existing standards. Upon the standard's initial application, all derivatives are required to be recognized in the balance sheet as either assets or liabilities and measured at fair value. In addition, all hedging relationships must be designated, reassessed and documented. Currently, the standard is to be effective for fiscal years and quarters beginning after June 15, 2000. Considering deCODE's current activities, it is not anticipated that the adoption of the new standard will have a significant impact on deCODE's financial position or results of operations.

     QUANTITATIVE AND QUALITATIVE DISCLOSURES

     The primary objective of our investment activities is to preserve principal while maximizing income we receive from our investments without significantly increasing risk. Some of the securities in our investment portfolio may be subject to market risk. This means that a change in prevailing interest rates may cause the market value of the investment to fluctuate. For example, if we hold a security that was issued with a fixed interest rate at the then-prevailing rate and the prevailing interest rate later rises, the market value of our investment will probably decline. To minimize this risk in the future, we intend to maintain our portfolio of cash equivalents and short-term investments in a variety of securities, including commercial paper, money market funds and government and non-government debt securities. In general, money market funds are not subject to market risk because the interest paid on such funds fluctuates with the prevailing interest rate. As of December 31, 1999, all of our cash and cash equivalents were in money market and checking accounts.

     THE IMPACT OF THE YEAR 2000


     Despite the passing of January 1, 2000, Year 2000 issues continue to pose risks that could adversely affect our business in a number of significant ways. Although we believe that our internally developed systems and technology are Year 2000 compliant, latent Year 2000 problems nevertheless could substantially impair or cause a failure of our information technology systems. Additionally, we rely on information technology and automated laboratory equipment supplied by third parties. Year 2000 problems that we or any such third parties experience could materially adversely affect our business.

                                    BUSINESS

OVERVIEW


     deCODE is a genomics and health informatics company which is developing products and services for the healthcare industry. We develop and apply modern informatics technology to discover new knowledge about health and disease through data-mining.



     Our approach to the discovery of healthcare knowledge brings together three key types of anonymous population data derived from the Icelandic nation: information from the healthcare system, information about relationships among individuals covered by this system and associated molecular genetics data.


     The following diagram illustrates our business model:

                                [BUSINESS MODEL]

     Our business model is based on four sets of information:

     - genealogy records of almost all living Icelanders and most of their ancestors for whom records exist, dating back to the settlement of Iceland in the ninth century;

     -  genotype data from consenting Icelanders;


     - the Icelandic Health Sector Database, which we plan to create and operate from healthcare records of Icelanders pursuant to the Icelandic Health Sector Database license; and


     -  other public and proprietary data to which we have access.

     Our three avenues of commercialization are as follows:


     Discovery Services. We believe that the development and application of proprietary bioinformatics tools in the context of an appropriate population will accelerate our ability to discover disease-related genes and associated drug targets. We have adopted this strategy to derive value both from diagnostic and therapeutic products and from pharmacogenomic services. We are currently working on discovery in collaboration with Roche and in our own research programs. We expect to seek additional partners for this business unit from among pharmaceutical and biotechnology companies.



     Database Services. We are in the early stages of developing the deCODE Combined Data Processing system, a tool which, subject to ongoing compliance with regulatory requirements, will cross-reference


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genealogical records, data from the Icelandic Health Sector Database and genotypes of consenting participants. We plan to develop the deCODE Combined Data Processing system to generate knowledge about diseases and their genetic risk factors, disease management, and to provide insights into the interplay between environment and disease, outcomes and resource use in delivering healthcare. deCODE believes that the deCODE Combined Data Processing system will be unique both in cross-referencing genetic and healthcare information and in providing an unprecedented level of detail of the interplay between genes, environment and disease. As more information is generated, both inside and outside deCODE, we believe that the deCODE Combined Data Processing system will become even more powerful. We anticipate that the customer base for the deCODE Combined Data Processing system will include a variety of participants in the healthcare industry, such as pharmaceutical and biotechnology companies and healthcare providers.



     Healthcare Informatics. The third unit of our business, healthcare informatics, is derived from our discovery and database services. We expect the products that we will develop using this business unit to result from knowledge and experience acquired in our two principal business units, discovery services and database services. In the future, the integration of genetics and medicine will add a new level of complexity to the decision making process in the delivery of healthcare. The need for medical decision-support systems for healthcare providers is expected to increase over the next several years. We are developing medical decision-support systems, which will include insights from the deCODE Combined Data Processing system, for healthcare providers and we will seek to commercialize bioinformatics tools developed in our gene and drug target discovery efforts. We also plan to provide privacy protection products based on our expertise in encryption tools for complex and sensitive medical and genetic data.


SCIENTIFIC BACKGROUND


     The map of the human genome is about to be unraveled. In December 1999, the sequence of the entire chromosome 22 was announced and the sequences of other chromosomes are expected to follow. On April 6, 2000, Celera Genomics announced that it had completed the sequencing phase of one person's genome. The target of the Human Genome Project is to complete the first draft sequence of the human genome in 2000. The challenge will then be to transform this raw sequence data into specific knowledge about disease and healthcare.


     GENOMICS

     The blueprint of all biological activity, which consists of deoxyribonucleic acid, or DNA, is located within the nucleus of every cell and is commonly referred to as the genome. The genome is the total DNA content of an organism. DNA is composed of four bases. The sequence or order of these bases is the code that ultimately determines structure and function in all organisms. The human genome is broken up into 23 pairs of chromosomes and every individual inherits a set of 23 chromosomes from each parent. Genes are segments of DNA located throughout the genome. The human genome consists of approximately three billion bases and is estimated to contain more than 100,000 genes. Each cell uses or "expresses" only those genes (approximately 10% of the 100,000 genes) necessary for its specific role. Accordingly, different types of cells express different sets of genes.


     When a gene is turned on or expressed, it produces a derivative copy of its DNA sequence called messenger RNA, which is used as a template to direct the production of a protein. Proteins are large molecules composed of amino acids and control all biological processes. The order of the bases in DNA determines the order of amino acids in a protein. Proteins in turn make up molecular pathways, which cells use to carry out their specific functions. Diseases can occur when a mutated or a defective gene upsets or blocks a molecular pathway in a normal biological function. The ability to detect a mutation and to understand the process by which it contributes to disease is crucial to understanding the fundamental mechanisms of a disease. In the simplest form, genetic diseases result from a mutation in only one gene and the disease is usually passed from generation to generation. Common diseases are thought to have a complex genetic basis; they generally skip one or more generations and may result from interactions between genes or from the interaction between genetic and environmental factors.


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     Soon, the entire human genome sequence will be discovered. We believe that by itself, this knowledge is of limited value and that the importance of this discovery will only reach its full potential if this sequence data is explored along with detailed knowledge about health history, genetic profile and genealogy.

     POPULATION GENOMICS

     Population genomics is a field of genomics which applies modern genetic and molecular biology techniques to an entire population to discover how genetic factors contribute to the cause of diseases. Since almost all common diseases have a genetic component, the discovery of the cause of disease can often be reduced to finding the gene or genes mutated in patients who have the disease as compared to those who do not. Since this approach does not require a preconceived notion about which tissues or proteins or genes are important in the disease, it represents a systematic strategy for creating specific knowledge about disease. The challenge is to find a population which is small enough to allow the necessary cooperation but large enough to deliver meaningful results.

     FUNCTIONAL GENOMICS

     Functional genomics is a field of genomics that attempts to determine the manner in which disease genes specifically impact the disease process. It is the study of the function of genes, including how expression of a particular gene is regulated and the function of the protein that the gene encodes. Researchers employing functional genomics techniques may analyze large numbers of genes to compare patterns of gene expression in diseased and healthy tissues or may compare genes in humans to those in other species, in each case in an effort to determine the molecular pathways that cause disease.

     GENOMICS AND HEALTHCARE PRODUCTS


     Genomics and Diagnostics. Gene-based diagnostic tests for both disease identification and management represent an important tool that physicians can use to identify and monitor patients with increased risk of a disease. These tests can complement clinical tests and may lead to more cost-effective use of expensive tests and to a greater level of accuracy. Knowledge of predisposition towards a disease may allow patients to alter their lifestyles or to take medication that prevents the disease.


     Genomics and Therapeutics. The lack of precise knowledge about the causes of diseases makes it difficult for the pharmaceutical industry to select targets for new drugs. Identifying specific disease genes may result in very specific and, therefore, potentially more valuable drug targets than are otherwise available. The disease gene products themselves may be attractive drug targets. In addition, they mark a key molecular pathway that is composed of several other potential drug targets.

     Genomics and Drug Response. The efficacy and safety of existing and new drugs may be enhanced by pharmacogenomics. Pharmacogenomics is the application of genomics technology to the analysis and identification of genes involved in drug response. It is believed that genomics will permit the identification of the genetic differences that cause different people to respond differently to the same drugs. This may lead to tailor-made treatments for individuals, maximizing efficacy and minimizing side effects.

DECODE'S UNIQUE APPROACH

     POPULATION GENOMICS AND THE VALUE OF THE ICELANDIC POPULATION

     We believe that our unique approach, coupled with the application of extensive bioinformatics to population genomics, has a number of distinct advantages because of the following characteristics of the Icelandic nation:


     Extensive Genealogy. Genealogy is a national pastime in Iceland. According to Icelandic history books and old manuscripts from as early as the thirteenth century, Iceland was settled in the ninth and tenth centuries. Since very early stages of their history, Icelanders wrote detailed accounts of Icelandic facts and events, including genealogy. The Icelandic National Archives contains manuscripts on genealogy dating from the fifteenth to nineteenth centuries which form a bridge between the time of settlement and the time when church and government officials began systematic registration of the population in the seventeenth century. Numerous

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


sources of genealogical information, including parish records, census data and written manuscripts, are readily available. This data can facilitate the identification of genes that cause a specific disease by enabling researchers to compare the genes of family members with and without the disease over the generations. Because the genealogical data goes back 35 generations, we believe it provides sufficient genealogical information for our purposes. In addition, the fact that there has been little immigration means that most Icelanders living today are descendants of the original "founding" settlers and can, therefore, trace their ancestry to the early middle ages.



     Relative Genetic Homogeneity. Diseases which are prevalent in developed countries, such as cancer and heart disease, have a large number of genetic causes. In an isolated population that is genetically simpler, the number of genetic causes is likely to be fewer than in more genetically diverse populations. Thus, studying a more homogeneous population, like the Icelanders, simplifies the problem of finding and subsequently understanding disease genes and mutations causing common diseases. The Icelandic population was founded by Norwegian and British settlers who arrived in Iceland in the ninth and tenth centuries. Because Iceland has experienced little immigration over the last eleven centuries, most of the 275,000 living Icelanders are descended from these original "founding" settlers. Our ability to trace the Icelandic population back approximately 1,100 years also facilitates gene discovery. Specific genes are associated with the appearance and existence of specific diseases. For example, the BRCA2 gene is known to carry mutations in some individuals that can cause breast cancer. Because many present-day Icelanders may share a gene carrying a mutation that causes a particular disease with one of the founding settlers, they may also have such "disease gene" in common with other Icelanders. We can make use of this "founder" effect to facilitate the identification of disease genes. It has been demonstrated that the disease genes found in Iceland are, in general, also found in other populations. Even if the disease genes in Iceland are different from those found in other populations, the identification of any disease gene can lead to discovery of a key molecular pathway likely to be involved in the disease and, consequently, to the discovery of disease genes in other populations which cause anomalies in the particular pathway. Therefore, we believe the discovery of a disease gene in Iceland may enhance the identification of drug targets for any population.



     Centralized Healthcare System. Iceland has had a centralized national healthcare system since 1915. It presently consists of a base of 55 primary care centers, two major hospitals in Reykjavik which have recently merged, one central hospital in Akureyri, and several smaller ones. Outside the primary care centers, the healthcare system is highly specialized. Specialty clinics care for most of the patients with major illnesses. Our clinical collaborators work at these specialty clinics, as well as in the major hospitals. This centralization of the healthcare system means that the data is centralized and easily accessible for scientific research.


     Well-educated Population. The level of public education is high in Iceland and illiteracy is negligible. Historically, the Icelandic population has been cooperative when approached by physicians and scientists working on biomedical research in the Icelandic community.


     We believe that the Icelandic population meets the criteria of being small enough to allow necessary cooperation but large enough to deliver meaningful results. While the Icelandic population is characterized by relative genetic homogeneity, it is large enough to prevent an increased incidence of recessive genetic conditions which can arise as a result of intermarriage. At the same time, the population is small enough, and the amount of immigration is limited enough, that the total genome of Icelanders is less variable than the genomes of larger, less historically-isolated nations.



Comparison to Other Approaches



     Some companies are using an approach to locate disease genes that relies on correlating DNA variations such as single nucleotide polymorphisms, known as SNPs, throughout the genome or in candidate genes to patients. This approach is analogous to searching for a single needle that is present in one of a hundred haystacks. We believe that our population genomics approach will allow us to find the haystack using our large families before we begin searching for the needle using SNPs and other variations to narrow down or fine-map genes.



     Other companies are using functional genomics to help select potential drug targets. Most of these approaches depend on expression analysis using DNA chips that compare the genes turned on or off in diseased tissue with those in normal tissue. We, on the other hand, apply functional genomics more selectively, focusing

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on the disease genes identified through our population genomics approach to more specifically define their molecular pathways.



     There may be some limitations to our population genomics approach because disease genes found in Iceland may not always be directly relevant in other populations, although there is much overlap in disease genes that have been found in Iceland over the last 15 years and the rest of the world. The Icelandic population is probably too small to study diseases that are not common. However, our aim is to continue to focus on the diseases in Iceland that have the greatest public health prevalence worldwide.


     DISCOVERY SERVICES

     The extensive genealogy database and associated bioinformatics that we have built in Iceland are the core of our novel genealogical approach to identifying human disease genes and associated drug targets.

     We believe that working with the Icelandic population puts us in a position to accelerate the discovery and development of new proprietary diagnostic and therapeutic products capable of addressing diseases at their root causes, rather than simply identifying and treating their symptoms. These programs may permit doctors to make earlier diagnoses, use healthcare resources more cost-effectively and select safer and more effective drugs for patients on the basis of their genetic make-up.

     The genealogical approach that we have developed depends on the genealogical database and bioinformatics tools that we have built. In the study of any particular disease, we first define the disease classification broadly but rigorously. (For example, we first labeled stroke patients as "stroke" rather than as a series of less common subtypes of stroke). After our clinical collaborators compile a list of all patients who have been diagnosed with the disease, the list is encrypted and run through our genealogy database which yields very large extended families of patients, sometimes containing hundreds of individuals. The genealogy naturally links together those patients who are likely to share a gene or genes for the disease. The patients are genotyped to determine which genes or pieces of chromosomes they have in common. The genealogical approach compensates for the inadequacies of "consensus criteria" for disease classification, which utilizes specific symptoms accepted by a consensus committee of physicians to determine who is "affected" by the disease, and increases the chance that the form of the disease studied is the one actually inherited. We believe that no other organization uses genealogy in this manner. Our unique approach to human genetics has allowed us to map genes in diseases in which many others have previously failed. By using this approach, deCODE expects to be able to assign function to the raw data contained in the human genome sequence.

     The following diagram describes our approach to gene discovery. A description of each step and a list of supporting tools and technologies used in each step follows the diagram.

                              [GENETIC DISCOVERY]

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     Genetic Mapping


     We have developed an extensive computerized genealogy database that currently includes 620,000 individuals or almost all 275,000 living Icelanders along with most of their ancestors for whom records exist. This represents most of the Icelanders who are known through records ever to have lived in Iceland. Research that our scientists conducted on 26 Icelandic families, which the American Journal of Human published in its May 2000 issue, showed that the accuracy of maternal connections in the database is 99.3%.



     Before we start a study looking for genes that cause or contribute to a particular disease, we obtain approvals from both the Icelandic Bioethics Committee and the Data Protection Commission. All patients who participate in our research program by giving a blood sample sign an informed consent form approved by the Bioethics Committee. We have developed a sophisticated encryption system to protect the personal privacy of all participating volunteers.


     In our present disease-based research projects the first step of our genealogical approach is for our clinical collaborators to compile a list of patients who have been diagnosed with a particular disease in Iceland. After the Data Protection Commission has encrypted the patient list, it is sent to us and run through an encrypted version of our genealogy database. The genealogy database and associated data-mining tools that we have developed enable us to determine the relationships among all members of a large patient list and demonstrate information flow through the generations.

     Using DNA from patients and their relatives who grant us informed consent, we are able to generate high-resolution genotypes with our high-throughput genotyping facility using 1,000 microsatellite markers. A microsatellite marker is a segment of DNA containing variable short repeats that can be used to derive a genotype. Our high-throughput genotyping facility and bioinformatics systems substantially decrease the amount of labor involved in reading the genotypes.

     We have developed a statistical informatics program that is used to determine which portion of the genome is shared among most or all of the patients within a family. This technique can systematically screen every segment of the human genome for shared genotypes and can narrow the location of a disease gene or genes to a small fraction (1/1000) of the human genome. That segment marks the location of the disease gene that is mutated in the patients with the disease. We use stringent criteria to determine that we have successfully found a disease gene location before moving onto the next step of gene discovery.

     Physical Mapping, Fine-Mapping, and Sequencing


     Once we have narrowed the chromosomal region containing the disease gene to two to three million base pairs, we develop a higher resolution map. To accomplish this, we construct a physical map using large overlapping pieces of human DNA. We have developed an automated high-throughput physical mapping method which is based on sophisticated proprietary software developed at deCODE and uses robotics. By integrating a robust hybridization system (i.e., matching of a small piece of DNA to large segments of DNA), automated analysis of the hybridization data, and data-mining techniques, we construct low-resolution and high-resolution maps of the human genome spanning from 30 to 80 million bases.



     We use low-resolution and high-resolution physical maps to find new microsatellite markers and genetic variations known as single nucleotide-polymorphisms, or SNPs, and use them to create more precise sets of genotypes of the patients. SNP markers differ from microsatellite markers in several ways. SNPs represent a single base change in the genomic sequence and microsatellite markers represent short repeats of sequence. Microsatellite markers contain more information than SNPs (one microsatellite marker contains three to five times more information than a SNP) and, therefore, are well-suited for our genetic studies using large families. Currently, the cost of genotyping microsatellite markers is much less than genotyping SNPs (especially given the relative information content). However, the SNPs are more numerous than microsatellite markers and therefore more useful for fine-mapping and association studies.


     Many patients may share several closely spaced genotypes which serve to narrow the region containing a disease gene. We believe that the relative genetic homogeneity and the age of the Icelandic population will enable us to reduce the size of the chromosomal region containing the disease gene to as few as 250,000 base pairs. We
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believe that this segment would contain fewer than ten candidate genes, thus reducing the amount of time required to screen the genes for mutations.

     Once we have narrowed a region, we sequence this narrow region using automated DNA sequencers and then use our bioinformatics tools to identify new genes. The genes are screened in turn for mutations that occur in patients with the disease and rarely in those without. Typically, only one gene in this segment will be the disease gene, but we may find disease genes on other chromosomes that can be discovered in the same manner. We believe that our ability to go from gene mapping to disease gene identification will be further enhanced as the sequencing of the human genome is completed.

     Functional Genomics

     After we have succeeded in identifying a disease gene under our population genomics approach, we will define molecular pathways in which the disease gene plays a role. This is essential information both for understanding the biology of the disease and also for identifying additional specific drug targets that interact with the disease genes.

     We have established three complementary systems designed to isolate specific drug targets from "upstream," "downstream" and "proximal" pathways that may be involved in the disease process. We believe these three functional approaches will expand the number of potential drug targets that are associated with the specific disease genes identified using our population genomics approach.


     Our proximal analysis uses a yeast two-hybrid culture system to identify proteins that physically interact with the disease gene product. As very few proteins work alone in the body, these partner proteins are likely to be involved in the normal biology of the disease gene. We carry out the screening in yeast cells, using methods of increasing stringency intended to eliminate false positive protein-protein interactions. We have also developed methods to evaluate protein interactions that can be used for membrane proteins that may be difficult to analyze using two-hybrid technology. Complementing the two-hybrid system with our methods of assessing interactions of proteins embedded in cell membranes is essential since approximately 50% of known drug targets are membrane associated and may not have been found using the two-hybrid system alone. We are also able to crossmatch the genes identified as partners of the first disease gene with additional population genomics data since they might be mutated in the same disease.


     Potential drug targets from upstream pathways include proteins that control the expression level of the disease gene (i.e., those gene products that are responsible for turning the disease gene on or off in particular tissues or under particular conditions). We plan to link the control region of newly identified disease genes to a "reporter" gene and establish precisely which region governs expression. DNA from this region will be used to retrieve specific binding proteins that are responsible for turning the disease on. Finally, we plan to use gene expression analysis using Affymetrix GeneChip technology to validate our conclusions and to identify other genes which are regulated in tandem with the disease gene.

     Our downstream analysis is designed to uncover genes that are influenced by the overexpression, underexpression or misexpression of the disease gene. We have established efficient systems to turn a gene on or off in cells, as well as to express mutated versions revealed in the course of gene discovery. We employ DNA chip technology in our efforts to find genes whose expression patterns are altered by different scenarios of disease gene expression. Some of these genes may play a role together with the disease gene product in disrupting the normal biology and leading to disease.

     DATABASE SERVICES


     The main focus of our database services will be first on the development and then on the operation of the deCODE Combined Data Processing system.



     Description of the deCODE Combined Data Processing system



     We believe that the deCODE Combined Data Processing system will represent the first opportunity in the world to cross-reference genetic, phenotypic and genealogic data on a large scale. It will provide a comprehensive

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opportunity to assign function to genomic sequence. It will be designed to enable users to pose specific queries to it through a software program, or query layer, which will process the request. With these tools, we expect users to be able to query the various data sets cross-referenced by the deCODE Combined Data Processing system. The users' interactions will be confined to the query layer; users will not have direct access to the data accessed by the deCODE Combined Data Processing system.



     We believe that the deCODE Combined Data Processing system will permit users to build more complete models of the interplay of genes, environment and disease than are currently available primarily as a result of the following:



     - the healthcare data contained in the Icelandic Health Sector Database will include not only basic disease diagnosis but also details of laboratory results, treatments and outcomes;



     - the Icelandic Health Sector Database will contain a population rather than the handpicked patient lists used in existing approaches; and



     - the Icelandic Health Sector Database will contain medical information collected over time.



     There are three sources of data for the deCODE Combined Data Processing system, which are as follows:



     Data from the Icelandic Healthcare System. Under the terms of the Icelandic Health Sector Database license we will be able to process medical information, environmental exposure information and resource use information from the Icelandic healthcare system. The key data sources include:


     -  hospitals and ambulatory services;

     -  primary healthcare centers;

     -  private specialty clinics; and

     -  hospital and private laboratory results.


     A computerized network of medical records will be organized in each participating healthcare institution. Information processed in the Icelandic Health Sector Database will take place in a manner designed to ensure that personal data remains non-personally identifiable. The type of healthcare data will include admission data, diagnostic work-up and results, diagnoses, treatment and operations for each patient visit, medical and social history, allergies, risk factor exposure, pharmaceutical treatment and outcomes.



     Genealogy Data. The deCODE Combined Data Processing system will access the same genealogy data that we use in our current discovery services.



     Genotypic Data. We plan to derive genotypes of consenting Icelanders who give us blood samples in accordance with applicable regulations and consent to have their genotypic data stored and cross-referenced with the Icelandic Health Sector Database.


     Our genealogy database is complete for our applications. We are in the early stages of development of the other two sources of data.

     The License


     On December 17, 1998, the Icelandic parliament passed the Act, allowing the Ministry to grant an operating license to create and run the Icelandic Health Sector Database. On January 22, 2000, the Ministry granted the Icelandic Health Sector Database license to Islensk erfethagreining ehf., our wholly-owned Icelandic subsidiary. The license, which has a term of twelve years, allows us to collect data from medical records of Icelandic healthcare institutions and self-employed health professionals, and to transfer such data in encrypted form into a centralized database containing non-personally identifiable information. It also permits us to cross-reference the Icelandic Health Sector Database data with genealogical data and genotypic data obtained through consent.



     Pursuant to the terms of the Icelandic Health Sector Database license and the Act, before we can begin collecting information and transferring it into the Icelandic Health Sector Database, we must fulfill numerous conditions, such as paying fees and costs associated with the license and obtaining government approval of our

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privacy protection measures, and must enter into agreements with healthcare institutions and self-employed health professionals allowing us access to their medical records. Some medical professionals, including the board of directors of the Icelandic Medical Association, or IMA, and the World Medical Association have opposed the proposals for the establishment of the Icelandic Health Sector Database on ethical and privacy grounds. We do not believe that these views are representative of the Icelandic medical profession as a whole or that they will materially affect our ability to enter into such agreements. Once we have entered into the required agreements, an independent security expert must verify that our information systems and operating procedures comply with the data security requirements of the Icelandic Data Protection Commission before we can process the data we obtain from these healthcare providers.



     In addition to the scrutiny of the Data Protection Commission, our security system for the Icelandic Health Sector Database will benefit from the advice and monitoring of deCODE's Security Advisory Board of internationally renowned experts in the fields of computer security, data and privacy protection and security of healthcare informatics. We expect this board of experts to meet periodically to review any security issues we may encounter in our operations and in the development and operation of the Icelandic Health Sector Database and to provide us with technical advice for solving such issues and maintaining or exceeding international best industry-practice standards. We expect the Security Advisory Board to be appointed and operational by the end of May 2000.


     HEALTHCARE INFORMATICS

     Physicians are routinely required to cross-reference specific details regarding their individual patients with their general knowledge of best medical practice in clinics and hospitals. One of the main challenges facing physicians today is how to deal with the vast and growing amount of medical knowledge. In addition, the number of medical tests ordered and drugs that patients take are leading to more information stored per patient. Some hospitals and clinics have begun to use information technology to help store patient records. However, the actual analysis and decision-making about diagnosis and treatment is still mostly carried out by the un-aided human mind of the physician combining general medical knowledge with specific patient data.

     While this approach has worked well in the past, it is an increasingly difficult task which sometimes leads to delays in diagnosis and medical mistakes. The complexity of physicians' decision-making may increase in the future if genetics is integrated with the delivery of healthcare in the form of predictive testing and treatments tailor-made to individual patients.

     deCODE believes that the "information load" on physicians will continue to grow as the genetic dimension of healthcare leads to risk prediction and a shift from generalized treatment guidelines to personalized care. This trend toward personalized healthcare presents the following three opportunities in healthcare informatics:


     - We will use the knowledge that we gain from our discovery programs and the deCODE Combined Data Processing system to provide medical decision-support systems necessary to deliver and interpret this increased volume of data to a variety of end-users.



     - We will use our experience in privacy protection in the deCODE Combined Data Processing system to meet the increased need for privacy solutions that will accompany the increased volume of personally sensitive healthcare information.


     - We will use our expertise in the gene and drug target discovery unit to develop and market bioinformatics tools.


     We also plan to pursue market opportunities for other software tools that we have developed during the design and construction of the Icelandic Health Sector Database and the deCODE Combined Data Processing system and in our disease gene discovery efforts, including GeneMiner, DecodeGT and a comprehensive sample database.


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OUR STRATEGY

     deCODE's strategy is to use its population-based approach to transform genomic and healthcare data into products and services for the healthcare sector. The key elements of our strategy are as follows:

     Gene and Drug Target Discovery. deCODE plans to pursue gene and drug target discovery and the characterization of genes that contribute to the causes of common diseases. In addition, we will use studies of gene expression and protein-protein interaction systems to define molecular pathways, which may contain drug targets. We will focus on diseases that have the potential to result in the discovery of new proteins and drug candidates. We will also seek to identify disease genes for the purpose of developing diagnostic products.


     Database Subscription and Consulting Services. deCODE expects to build and operate the deCODE Combined Data Processing system, which is intended to process and cross-reference non-personally identifiable healthcare information on the Icelandic population (in the Icelandic Health Sector Database) with genealogy data and genetic data obtained through consent. In addition, we are developing new mathematical algorithms to extract further knowledge from the deCODE Combined Data Processing system. Services we plan to offer to future subscribers of the deCODE Combined Data Processing system will include principally gene discovery and drug target validation, pharmacogenomics, disease management and health management. We expect subscribers to include pharmaceutical companies, healthcare organizations, national health services and government agencies that will pay subscription fees and, in some cases, a share of product revenues they generate as a result of using the database.


     Pharmacogenomics Partnerships. In collaboration with pharmaceutical companies, we intend to apply pharmacogenomics to understand differences in drug response among individuals. We believe that genomics will permit the identification of the genetic differences that cause different people to respond differently to the same drugs and that, as a result, it will be possible to individualize the selection of drugs for patients. We believe that the integration of medical treatment and outcome information with genetic information will give us an advantage in the generation of pharmacogenomics information. We expect to generate revenues from these partnerships through fixed research funding and milestone and royalty payments.


     Sale and Marketing of Healthcare Informatics Products. We plan to exploit market opportunities for software tools that we develop during the design and construction of the Icelandic Health Sector Database and the deCODE Combined Data Processing system and in our disease gene discovery efforts. Software tools that we have developed to date include GeneMiner, DecodeGT, an encryption system, and a comprehensive sample database. We expect to offer healthcare informatics services, such as medical decision-support systems and privacy solutions. The decision-support tools would, for example, be useful in areas such as medical record keeping and its standardization and in medical decision making. deCODE may provide specialized services to customers such as governmental agencies and medical institutions which will enable them to collect and process information in a standardized form. We intend to capitalize on our experience in the protection of privacy of medical and genetic data to market systems for the protection of privacy in healthcare. The customers for these services could include industry, public institutions and governments.


     Formation of Collaborations. We intend to seek corporate collaborations or joint ventures with pharmaceutical and biotechnology companies to provide research alliances, product development and commercialization for our gene and drug target discovery programs. We expect to generate revenues from these collaborations through research funding and milestone and royalty payments. We also plan to seek collaborators for the development and marketing of our database and healthcare informatics products and services.

PRODUCTS AND SERVICES

     Our current services and those under development can be classified into three categories, all of which are based on analyzing data from the Icelandic population using our proprietary bioinformatics tools: discovery services; database services; and healthcare informatics.

     DISCOVERY SERVICES

     Current Discovery Programs


     We have started gene discovery programs associated with 28 common diseases, 12 of which are collaborative programs with Roche. The inheritance patterns of many common diseases are complex, indicating that the diseases are probably caused by mutations in one or more genes and/or through interactions between genes and environment. We believe that these diseases represent large market opportunities for therapeutic and diagnostic products because:


     -  their causes are not fully understood;

     -  current treatments are of limited effectiveness;

     -  there are currently no approaches to tailor treatment to cause; and

     -  large numbers of individuals are affected by these diseases.

     We expect the identification of disease genes to provide insights into the causes of common diseases and to help the development of highly-specific diagnostic and therapeutic products, including small molecule products, recombinant proteins, gene therapy and antisense therapy. The following table sets forth the current status of our gene discovery programs.



                                                                               PROGRESS STATUS
                                                         -----------------------------------------------------------
                                                                                       ONE OR MORE        DISEASE
DISEASE                                                  ANALYZING       LOCUS       CANDIDATE GENES       GENE
CATEGORY                                                    DNA      IDENTIFIED(2)    IDENTIFIED(3)    VALIDATION(4)
--------                                                 ---------   -------------   ---------------   -------------
AUTOIMMUNE DISEASES
Atopy/Allergy..........................................      X
Inflammatory bowel disease.............................      X
Insulin dependent diabetes.............................      X
Psoriasis..............................................      X             X                X
Rheumatoid arthritis...................................      X
CANCER
Lung cancer............................................      X
Melanoma...............................................      X
Prostate cancer........................................      X
Renal cancer...........................................      X
CARDIOPULMONARY DISEASES
Asthma.................................................      X
Chronic obstructive pulmonary disease(1)...............      X
Hypertension(1)........................................      X
Myocardial infarction(1)...............................      X
Peripheral arterial occlusive disease(1)...............      X
Cerebrovascular disease (stroke)(1)....................      X             X                X
CENTRAL NERVOUS SYSTEM DISEASES
Alzheimer's disease(1).................................      X             X                X
Anxiety disorder(1)....................................      X
Bipolar disease/depression(1)..........................      X
Familial essential tremor..............................      X             X
Multiple sclerosis.....................................      X             X                X
Narcolepsy.............................................      X            (5)               X
Parkinson's disease....................................      X
Schizophrenia(1).......................................      X             X                X
EYE DISEASES
Macular degeneration...................................      X
FEMALE HEALTH
Endometriosis..........................................      X
METABOLIC DISEASE & OTHER
Non-insulin dependent diabetes(1)......................      X
Osteoporosis(1)........................................      X
Osteoarthritis(1)......................................      X             X                X


---------------

(1)  Gene discovery programs in collaboration with Roche.

(2) Locus describes a specific region in the human genome that has been linked to a genetic trait or disease and that meets stringent criteria of statistical significance.

(3) Candidate gene describes a particular gene that is suspected to cause or contribute to a genetic trait or disease on the basis of its location within a locus meeting stringent statistical criteria.

(4) Disease gene validation means identification of mutations in the candidate gene in Iceland and other populations of patients.

(5)  Loci identified by third party.

     The following is a description of the diseases in which our programs are most advanced.

     Autoimmune Diseases. We are currently studying several autoimmune diseases such as inflammatory bowel disease (Crohn's and ulcerative colitis), psoriasis, atopy and rheumatoid arthritis. All four are in large genome-wide linkage scans, and we have found the location of a novel psoriasis gene.

     - Psoriasis. Psoriasis is a chronic inflammatory disease that leads to disfiguring skin lesions and arthritis. We have completed a genome-wide linkage scan of Icelandic familial material and have confirmed linkage and association to a region of the genome that regulates immune response known as the MHC. Our genome-wide scan also identified a novel region of the genome that interacts with the MHC to cause psoriasis. Our second location represents the second gene mapped outside the MHC that fulfills the criteria for genome-wide significance. We are in the process of fine-mapping both gene locations.

     Cardiopulmonary Diseases. We are studying a variety of common diseases such as asthma, chronic obstructive pulmonary disease, myocardial infarction, peripheral vascular disease and stroke. We have already achieved a milestone with Roche for finding the location of a gene associated with stroke.

     - Cerebrovascular disease (Stroke). Stroke represents diseases that directly or indirectly affect the blood vessels in the brain and cause central nervous system damage from either blockage of cerebral blood flow or rupture of an intracranial artery. It is the third leading cause of death. We have formed a research alliance with local physicians who care for a majority of the stroke patients diagnosed in Iceland. We have collected almost 2,000 DNA samples from informative families and genotyped most of them. Using our genealogical approach, we have mapped the location of one stroke gene that meets the criteria for genome-wide significance. This represents the first gene ever mapped for the common forms of stroke.

     Central Nervous System Diseases. We are studying the genetic basis for psychiatric and central nervous system diseases. We have achieved two milestones in our collaboration with Roche by mapping the location of genes contributing to the following diseases.

     - Alzheimer's Disease. Alzheimer's disease is the most common cause of dementia. We have carried out a genome-wide scan that included 1,200 Icelanders. We have mapped late onset Alzheimer's disease to a novel chromosome location. We are currently fine-mapping the gene location.

     - Schizophrenia. Schizophrenia is a debilitating psychiatric disorder. No group has ever reported the isolation of a schizophrenia gene. We and our clinical collaborators have collected a significant number of DNA samples from the largest families in Iceland. We have carried out a genome-wide scan, and we are currently fine-mapping and sequencing one small region of the genome. We have also identified three candidate disease genes.

     Metabolic and Other Diseases. We are studying the genetic basis for osteoarthritis, non-insulin-dependent diabetes, osteoporosis and endometriosis. We have achieved a research milestone in our collaboration with Roche for mapping a gene associated with osteoarthritis.

     - Osteoarthritis. Osteoarthritis is a degenerative disease of the joints. There are currently no known genes causing the common forms of osteoarthritis. We have mapped three genes linked to osteoarthritis. We are currently fine-mapping and sequencing these regions to search for the disease genes themselves.

     Collaborations


     Our strategy for pursuing business opportunities is to establish alliances with pharmaceutical companies, biotechnology firms and other healthcare institutions to perform research into the genetic basis of a given disease or group of diseases. Depending on the nature of each prospective business opportunity, we may conduct the research in return for one or more of the following: up-front equity investments; direct payments for research funding; payments upon the achievement of scientific milestones; shared or exclusive rights to diagnostics and therapeutics; and royalties on products that our collaborators market. In some instances, we may negotiate for access to our collaborators technologies, including libraries of chemical compounds, to enhance our operations outside of the collaboration.


     Hoffmann-La Roche. In February 1998, we entered into a research collaboration and cross-license agreement with Roche to collaborate on the discovery of genetic variations which affect the cause of diseases for the purpose of developing new methods to diagnose diseases and obtain drug targets useful in drug discovery. The agreement provides for a steering committee, the membership of which is equally divided between the parties, to oversee the collaborative research programs. The agreement requires us to conduct research activities assigned by the steering committee and requires Roche to fund the collaborative gene discovery programs in twelve diseases, including four cardiovascular diseases, four psychiatric/neurologic diseases and four metabolic diseases, by making specified payments according to a payment schedule. Roche's obligation under the agreement to fund these programs will continue until February 1, 2003 provided that Roche elects to extend the research term of the agreement for the one-year periods commencing on the third and fourth anniversaries of the agreement. During the research term, neither party may terminate the agreement unless the other is in default. In addition to research funding payments, Roche is required to make payments to us upon the achievement of specified scientific development and marketing milestones. We have reached four milestones in this collaboration. Under this agreement, we may receive a total of more than $200 million in research funding and milestone payments, depending on our progress in the research efforts. The costs of the collaboration with Roche which we have incurred consist mainly of salaries, materials, equipment depreciation and other facilities costs. We estimate that these costs were $5,843,882 in the quarter ended March 31, 2000, $21,003,807 in 1999 and $12,726,360 in 1998.



     The agreement gives Roche exclusive worldwide rights to develop and commercialize therapeutic and diagnostic products based on gene discoveries. Roche is required to pay us royalties on sales of any such products until the later of ten years from the first commercial sale or the last date on which the product is covered by a patent. We retained the exclusive, worldwide rights to develop and commercialize gene therapy and antisense products based on our gene discoveries and will be required to pay Roche royalties on sales of any such products.



     In connection with the agreement, Roche Finance Ltd, or Roche Finance, an affiliate of Roche, has purchased shares of our Series C preferred stock and has an option to purchase additional shares at any time prior to the end of February 2001. Roche Finance has also purchased warrants to buy shares of our Series C preferred stock and will be entitled to purchase additional warrants if it exercises its option to acquire additional shares of Series C preferred stock. These will become warrants to purchase an equivalent amount of common stock upon the completion of this offering. In April 2000, Roche Finance transferred these shares, warrants and options to an affiliate.


     Pursuant to an agreement, we license our GeneMiner bioinformatic software product to Roche.

     In addition to the research collaboration with Roche, we have entered into the following collaborations:


     Hospital and Physician Collaborations. We have entered into collaboration agreements and arrangements with the Icelandic Heart Association and several physician groups. The goal of these collaborations is the discovery of genetic factors which contribute to the genesis of certain disorders on which the various physician groups maintain patient information. These collaborators contribute data and/or other clinical information to the project, while we provide our expertise in molecular genetics and experimental design, as well as necessary equipment and research supplies. We are responsible for the reimbursement of all expenses related to the projects. In addition, if we sell the results of the project to a third party, we will make specified payments and pay a portion of any performance-based milestones and royalties we receive from these third parties to the physician groups. We have already sold the results of many of these projects to a third party, Roche. Payments will go into specially designated funds for further research. We share the ability to make management decisions regarding the projects with these collaborators, and we jointly form executive or steering committees to monitor the projects. Our collaboration agreements with these collaborators normally continue for a term of no more than five years.



     To further facilitate our research projects and enable us to construct lists of patients with specific diseases, we have also entered into collaboration agreements and arrangements with three of the largest hospitals in Iceland, two of which have recently merged. Under the terms of these agreements, the hospitals contribute research data, and surveillance committees that we jointly appoint with the hospitals monitor our projects. We are obligated to pay all of the expenses (other than the hospitals' administrative expenses) incurred as a result of the collaboration. Our agreements with the hospitals will continue until terminated by the parties.


     Pharmacogenomics

     Through its access to relevant data (e.g., through the cross-referencing of genetic and phenotypic information), deCODE plans to offer pharmacogenomic services to pharmaceutical and biotechnology companies. In this way, we believe that we will be able to assist pharmaceutical companies in tailoring drugs to specific parts of the patient population. Tailor-made drugs will better ensure both effectiveness and safety. In addition, it is expected that genetic information may lead to faster and more successful clinical trials, which may result in cost savings. Pharmacogenomics may also enable pharmaceutical companies to explore the use of older chemical compounds which have been abandoned. Because the development cost of these compounds has already been incurred, the additional cost to bring these products to market may be reduced.

     Internal Programs

     We also plan to work on some diseases without partnering with pharmaceutical companies, and we are currently pursuing a number of disease projects independent of research sponsorships. In the event we complete any independent projects, we intend to pursue the commercial development of our gene and drug target discovery through the development and marketing of therapeutics and diagnostic products. We may do this by using our own resources to turn discoveries from our internal projects into therapeutic or diagnostic products and developing our own marketing capabilities, by licensing our discoveries to others who would be required to pay us royalties on sales of any products they develop using the results of our gene discovery programs or by entering into collaborative arrangements for the development and marketing of products from these programs.

     DATABASE SERVICES


     The deCODE Combined Data Processing system is intended to allow users to ask questions about relationships between genetic and environmental data and disease. We believe the deCODE Combined Data Processing system should increase the utility of human genome sequence data by providing a medical and environmental context, which should facilitate the development of new products and services for healthcare.


     Products


     Gene Discovery and Drug Target Validation. We expect pharmaceutical and biotechnology companies to use the deCODE Combined Data Processing system in gene discovery programs and drug target validation as a way of confirming their own provisional findings or providing an impetus for further research. We expect users to implement the deCODE Combined Data Processing system to search the human genome for gene mutations that are linked to the occurrence of a particular disease.



     Pharmacogenomics. We expect the deCODE Combined Data Processing system to improve understanding of how drug response can vary across a population due to underlying genetic differences. For example, a customer might search for a region of the genome that appears to be shared by patients with similar drug responses. Pharmacogenomic analysis with the deCODE Combined Data Processing system is therefore an opportunity for pharmaceutical companies to market products which more closely meet the needs of a diverse market.



     Disease Management. The deCODE Combined Data Processing system is uniquely positioned to provide new insights and help design disease management programs. By carefully analyzing clinical data and correlating such data with genetic factors, healthcare providers may develop programs that cover the lifespan of the disease, from preventive actions to determining the most appropriate treatments for each individual. For a healthcare provider, which is constantly making the cost/quality tradeoff, this is a unique way to design programs which optimize both cost and quality.


     Health Economics. We believe that a major trend in healthcare is the shift from managing disease towards maintaining individual health. Providers are under pressure to stop focusing on therapeutic areas in isolation and to begin considering an individual's risk of disease in general. In order to do this, providers will need to understand inter-relationships between different therapeutic areas and health indicators so that they can analyze the costs and benefits of various treatments or behavioral modifications. We believe that the deCODE Combined Data Processing system will naturally lend itself to this kind of analysis by processing data across the major therapeutic areas as well as information on well-being and lifestyle. For example, a customer may use the deCODE Combined Data Processing system to analyze a particular preventive measure known to reduce the risk of a target disease to see if that measure may increase the patient's risk of developing other diseases.


     Customers


     We believe that the potential customer base for the deCODE Combined Data Processing system consists of members of the healthcare industry, including:



     - Pharmaceutical and Biotechnology Companies. Pharmaceutical and biotechnology companies may use the deCODE Combined Data Processing system in their gene discovery and pharmacogenomics programs.



     - Health Organizations. Healthcare providers, including health maintenance organizations, managed care groups and hospital groups may use the deCODE Combined Data Processing system to help them determine the most appropriate method of care for patients.


     - National Health Services and Government Agencies. National health services and government agencies may use the database to save money by determining the most effective allocation of resources.

     We anticipate that our customers will pay for access to the database by means of a fixed subscription plus, in the case of pharmaceutical and biotechnology companies, a share of any product revenues they generate as a result of using the database.

     Collaborations


     During our development of the deCODE Combined Data Processing system, we intend to establish alliances with partners who can contribute to the creation of the deCODE Combined Data Processing system and the Icelandic Health Sector Database and complement our efforts. Potential areas of collaboration include access to comparable data from populations outside Iceland, assistance from potential users with the design of products and technical expertise from vendors or consultants. We anticipate that any partner would contribute to funding of the development of the deCODE Combined Data Processing system.


     HEALTHCARE INFORMATICS

     We have identified three product opportunities in healthcare informatics to leverage capabilities derived from our gene discovery and database operations.

     Products

     Bioinformatics. To aid in our gene and drug target discovery work, we have developed numerous proprietary bioinformatics tools for genealogy analysis, project management, gene mapping, physical mapping, and gene identification which we hope to commercialize as independent products.

     A description of these tools is illustrated below:

TYPE                            DESCRIPTION
----                            -----------
Genealogy tools:                -  Clustering algorithms are used to compare lists of
                                patients with the genealogy database to determine relevant patient relationships.
                                -  Special datamining algorithms are used to determine the genetic component of traits.

TYPE                            DESCRIPTION
----                            -----------
Project management tools:       -  Our sample manager is used to track blood and DNA samples that have arrived in the laboratory, throughout the
                                   discovery process.
                                -  Our project manager is used to keep track of all patient blood samples, DNA samples, pedigrees, and medical
                                   information in research projects.
Genotyping tools:               -  Our genotype viewer automates the fractionation of data according to quality, decreasing the amount of labor.
                                -  The marker manager manages large genetic marker sets
                                collated in the laboratory and is used to view and define
                                   maps for statistical analysis.
                                -  Our genotype manager manages the imports and exports of the genotypes for a given set of patients and markers.
                                -  The Observer is a quality control tool for genotyping and sequencing facilities.
Statistical tools:              -  The Allegro linkage analysis program has computational
                                power which is one to two orders of magnitude more efficient than previously developed statistical analysis programs
                                   known in the public domain.
Physical mapping tools:         -  Our software automates the process of reading physical
                                mapping hybridization data through image analysis and uses data-mining tools that combine multiple data sources.
Gene discovery tools:           -  GeneMiner is used to discover new genes through the use of sequence information alone; it analyzes up to a million base pairs of sequence; its graphical interface allows
                                   user annotation; and it permits integration of third
                                   party information (exon and gene predictors, sequence
                                   comparison programs, mouse and human homology comparisons
                                   and repeat similarity)


     Privacy Protection. deCODE has developed expertise in encryption mechanisms and security management to fulfill the Icelandic Data Protection Commission's requirements. For example, our encryption tools provide for privacy of blood samples that enter our laboratory. We believe that the opportunity to commercialize this expertise will grow as the healthcare industry seeks to take advantage of the benefits that information technology offers to manage complex healthcare data while maintaining patient confidentiality.



     Medical Decision-Support Software. In deciding how to treat patients, physicians are routinely required to make the appropriate link between the specific details regarding patients and their general knowledge of best medical practice. One of the main challenges facing physicians today is how to deal with the vast and growing amount of information about best medical practice and the specific circumstances of their patients. Medical decision-support software provides computer-based assistance to physicians in assimilating and using available information. deCODE expects to offer products which will include ways of combining medical knowledge with patient information such as symptoms and test results to assist physicians in determining diagnosis and treatment while addressing patients' concerns about the confidentiality of their personal medical data.


     Customers

     Bioinformatics. We believe that the customers for our bioinformatics tools will mainly consist of pharmaceutical and biotechnology companies. However, we also expect to attract customers in other areas of the healthcare industry. These customers will use our tools to aid in their gene and drug target discovery programs.

     Privacy Products. We believe that privacy products can potentially be sold to any company handling sensitive data about individual persons, whether or not the data are healthcare-related. However, pharmaceutical companies, healthcare providers and payors with substantial quantities of individual data protected by privacy restrictions will serve as our primary target. One such opportunity is to develop a secure Internet environment for government agencies collecting nation-wide patient data from mobile field staff. Other opportunities relate to developing and supporting medical decision-support services and enabling secure remote access by patients, physicians and other users or to a distributed network.

     Medical Decision-Support Software. Products and services in the field of decision support have a broad potential customer base in the healthcare industry. deCODE's initial focus will be on healthcare providers, government agencies, physicians and HMOs, all of whom use support tools that capture and analyze patient data to assist them in healthcare decision-making.

RESEARCH AND DEVELOPMENT EXPENSES


     Our research and development expenses were $8,854,368 in the quarter ended March 31, 2000, $31,823,950 in 1999, $19,282,364 in 1998 and $6,080,096 in 1997.
Of these amounts, we estimate that $5,843,882 in the quarter ended March 31, 2000, $21,003,807 in 1999, $12,726,360 in 1998 and $0 in 1997 were customer sponsored research activities.


PATENTS AND PROPRIETARY RIGHTS


     We will be able to protect our proprietary rights from unauthorized use by third parties only to the extent that our proprietary rights are covered by valid and enforceable patents or are effectively maintained as trade secrets. Accordingly, patents and other proprietary rights protections are an essential element of our business. We currently rely on patents, trade secret law and contractual non-disclosure and confidentiality arrangements to protect our proprietary information. We intend to seek patent protection in the United States and other jurisdictions to protect technology, inventions and improvements to inventions that are commercially important to the development of our business, including genes we discover, mutations of genes and related processes and inventions, technologies which may be used to discover and characterize genes, and therapeutic and diagnostic processes and other inventions based on these genes. We have no issued patents but have filed twelve patent applications in the United States. We also intend to seek patent protection or rely upon trade secret rights to protect other technologies that may be used to develop databases and healthcare informatics products and services.



     We have obtained an exclusive license from The Beth Israel Deaconess Medical Center, or Beth Israel, in Boston, Massachusetts to develop and commercialize therapeutic and diagnostic products anywhere in the world based on Beth Israel's interest in patents and know-how relating to the linkage between a particular segment of DNA and multiple sclerosis. Under the terms of the agreement, we are obligated to pay license fees and other payments upon the achievement of specified milestones. We are also obligated to pay royalties to Beth Israel on the sales of products that may result from the licensed technology.


COMPETITION

     We face, and will continue to face, intense competition in our gene discovery programs from organizations such as major pharmaceutical companies, specialized biotechnology firms, universities and other research institutions, the Human Genome Project and other government-sponsored entities. A number of entities are attempting to rapidly identify and patent genes responsible for causing diseases or an increased susceptibility to diseases and to develop products based on these discoveries.

     Competition is also intense in the healthcare informatics and database areas. Many companies are focusing on medical record systems and cost-oriented patient databases as well databases containing genomics information.

     Many of our competitors, either alone or together with their collaborative partners, have substantially greater financial resources and larger research and development staffs than we do. These competitors may discover, characterize or develop important genes, drug targets or drug leads before we or our collaborators do or may obtain regulatory approvals of their drugs more rapidly than we or our collaborators do. They may develop healthcare informatics and database products before we do or which are technically superior to ours or prove to be more useful to our potential customers.


     Developments by others may render pharmaceutical product candidates or technologies that we or our collaborators develop obsolete or non-competitive. Any product candidate that we or our collaborators successfully develop may compete with existing therapies that have long histories of safe and effective use.

     Our competitors may obtain patent protection or other intellectual property rights that could limit our rights, or our customers' ability, to use our technologies, healthcare informatics products or databases, or commercialize therapeutic or diagnostics products. In addition, we face, and will continue to face, intense competition from other companies for collaborative arrangements with pharmaceutical and biotechnology companies, for establishing relationships with academic and research institutions and for licenses to proprietary technology.

     Our ability to compete successfully will depend, in part, on our ability, and that of our collaborators, to:

     -  develop proprietary products;

     - develop and maintain products that reach the market first, and are technologically superior to and more cost effective than other products on the market;

     - obtain patent or other proprietary protection for our products and technologies;

     -  attract and retain scientific and product development personnel;

     -  obtain required regulatory approvals; and

     -  manufacture, market and sell products that we develop.

GOVERNMENT REGULATION


     Regulation by governmental authorities will be a significant factor in our ongoing research and development activities and in our proposed business relating to the deCODE Combined Data Processing system. In addition, the development, production and marketing of any pharmaceutical products which we or a partner may develop is subject to regulation by governmental authorities.



     THE ICELANDIC HEALTH SECTOR DATABASE LICENSE



     The deCODE Combined Data Processing system and the Icelandic Health Sector Database are subject to applicable Icelandic law. The Icelandic Health Sector Database will be developed and operated pursuant to an operating license from the Ministry and will be subject to the Act, the regulations promulgated under the Act, the license and an agreement between the licensee and the Ministry, all of which impose numerous requirements on our activities.



     As required by the license, concurrently with the issuance of the license, we, through our Icelandic subsidiary, entered into an agreement with the Ministry. This agreement provides that we must pay the Icelandic government a fixed annual fee of 70 million Icelandic kronas (approximately $950,000) and an additional annual fee of 6% of its net profit, up to a maximum of 70 million Icelandic kronas per year (approximately $950,000). The agreement also provides that our rights to the Icelandic Health Sector Database will be transferred to the Ministry on the expiration or termination of the license.


     The license and the agreement under which we received the license also require us to:


     - pay the costs that the health institutions incur (including the costs of medical record software) in connection with the entering of data from medical records before transfer to the Icelandic Health Sector Database;



     - financially segregate the operation of the Icelandic Health Sector Database from our other activities by maintaining a separate operating unit and separate accounts for Icelandic Health Sector Database operations;



     - pay the costs of the governmental agencies which monitor our Icelandic Health Sector Database activities;



     - indemnify and agree not to sue the Icelandic government for any liability resulting from the passage of the legislation on the Icelandic Health Sector Database and its operation and/or the issuance of the Icelandic Health Sector Database license; and


     -  observe international bioethics rules.

     The license prohibits us from, among other things:

     - abusing our position by charging unreasonable fees, refusing business to our competitors or discriminating among customers by imposing discriminatory or other onerous business terms on our customers; or

     -  assigning or pledging our rights in the license.


     The Act places a number of duties on us, as the Icelandic Health Sector Database licensee, and imposes a number of conditions on the Icelandic Health Sector Database license. The Act, prohibits us from allowing direct access to the Icelandic Health Sector Database and requires us keep the Icelandic Health Sector Database and processing of the database in Iceland. Our database employees and contractors must sign an irrevocable confidentiality oath prior to commencing employment or performing services on our behalf. At the expiration of the Icelandic Health Sector Database license, we are required to ensure that the Ministry or a party entrusted by the Ministry will receive, without payment of consideration, intellectual property rights necessary for the creation and operation of the database for public health purposes and for scientific research.



     The Icelandic Health Sector Database license may be revoked if we or our employees violate the terms of the Act, if we fail to fulfill the conditions of the license or if we become unable to operate the Icelandic Health Sector Database. If we or our employees or any person assigned to process data violate the provisions of the Act or applicable regulations with regard to confidentiality, the license requires us to compensate any persons to whom the data relate for financial loss which the violation causes. If results obtained from cross-referencing data in the deCODE Combined Data Processing system prove to be personally identifiable, the Data Protection Commission may, among other actions, order the destruction of such results in their entirety or in part or revoke its approval of the procedures and work processes applied by us to ensure privacy of the Icelandic Health Sector Database data.



     The Icelandic Health Sector Database license will be reviewed by the Ministry no later than October 1, 2008. During the course of the review, we and the Ministry will enter into discussions for the renewal of the license after its expiration in 2012 provided that we continue to meet the requirements of all applicable laws and regulations. The Ministry may also review the Icelandic Health Sector Database license from time to time following our request, on its own initiative or if the Icelandic Health Sector Database license contravenes any applicable laws or regulations.



     Our creation and operation of the Icelandic Health Sector Database and the deCODE Combined Data Processing system will involve oversight by the Ministry, with the assistance of an Icelandic Health Sector Database Monitoring Committee, an Interdisciplinary Ethics Committee, the Bioethics Committee of Iceland and the Data Protection Commission of Iceland. These bodies will help to ensure our compliance with applicable laws and regulations.



     The Monitoring Committee consists of three members which the Minister of Health and Social Security appoints. The Monitoring Committee will ensure that the licensee complies with the Act and applicable regulations by monitoring negotiations and agreements for the transfer of data and reporting any events of noncompliance with the Act to the Ministry. The Monitoring Committee is charged with protecting the interests of the public health authorities, health institutions, self-employed health service workers and scientists in the process of making agreements between us and those parties.



     The Interdisciplinary Ethics Committee will review query types and monitor research projects for compliance with internationally accepted ethical standards for scientific research involving human beings. The Ministry appoints members of the Interdisciplinary Ethics Committee which may halt any query or research project deemed by the committee to violate such standards.



     The Bioethics Committee of Iceland is a standing committee that oversees scientific research relating to human beings in Iceland. It has no direct supervisory function over our Icelandic Health Sector Database license but will provide ethical advice to the Monitoring Committee based upon quarterly reports containing lists of queries and patient data submitted to the Icelandic Health Sector Database. The Ministry appoints the members of the committee.

     Members of the Data Protection Commission, which is a standing committee responsible for overseeing rights of privacy and data protection in Iceland, include health, legal and computer specialists. The Minister of Justice appoints the members of the commission. The Data Protection Commission establishes the technology, security and organizational terms with which we must comply in the development of the Icelandic Health Sector Database pursuant to the Icelandic Health Sector Database license. The Data Protection Commission may periodically review such terms in light of new technologies, experience or change of circumstances, and we will be required to comply with the revised data protection terms within the deadline established by the Data Protection Commission. The Data Protection Commission will monitor the security of the collection, use and access to patients' information and may intervene to prevent breaches of such security. The Data Protection Commission will ensure that we comply with the privacy laws applicable in Iceland and will administer the access limitations to data and encryption methodology used for the Icelandic Health Sector Database.


     PHARMACEUTICAL PRODUCTS


     Our success will depend, in part, on the development and marketing of products based on our research and development. Strict regulatory controls on the clinical testing, manufacture, labelling, supply and marketing of the products will influence our ability and our partners' ability to successfully manufacture and market therapeutic or diagnostic products. Most countries require a company to obtain and maintain regulatory approval for a product from the relevant regulatory authority to enable the product to be marketed. Obtaining regulatory approval and complying with appropriate statutes and regulations is time-consuming and requires the expenditure of substantial resources.


     Most European countries and the United States have very high standards of technical appraisal and consequently, in most cases, a lengthy approval process for pharmaceutical products. The regulatory approval processes, which usually include pre-clinical and clinical studies, as well as post-marketing surveillance to establish a compound's safety and efficacy, can take many years and require the expenditure of substantial resources. Data obtained from such studies is susceptible to varying interpretations that could delay, limit or prevent regulatory approval. Delays or rejections may also be encountered based upon changes in drug approval policies in applicable jurisdictions. There can be no assurance that we or our collaborative customers will obtain regulatory approval for any drugs or diagnostic products developed as the result of our gene discovery programs.


     Because many of the products which may result from our research and development programs are likely to involve the application of new technologies, various governmental regulatory authorities may subject such products to a greater degree of review. As a result, regulatory approvals for such products may require more time than for products using more conventional technologies. In addition, ethical concerns about the use of genetic predisposition testing, and in particular about the risk that such testing could lead to discrimination by insurance providers or employers, may lead to poor market acceptance or to regulatory controls that would adversely affect the development of or demand for diagnostic products based on our research.


     ENVIRONMENTAL


     Our research facilities and laboratory are located in Reykjavik, Iceland. We operate under applicable Icelandic and European Union laws and standards, with which we believe that we comply, relating to environmental, hazardous materials and other safety matters. Our research and manufacturing activities involve the generation, use and disposal of hazardous materials and wastes, including various chemicals and radioactive compounds. These activities are subject to standards prescribed by Iceland and the EU. We do not believe that compliance with these laws and standards will have any material effect upon our capital expenditures, earnings or competitive position, nor that we will have any material capital expenditures for environmental control facilities for the remainder of this fiscal year or any succeeding fiscal year.


EMPLOYEES

     As of December 31, 1999, we had approximately 310 employees, of whom approximately 295 were employed full-time, 47 held Ph.D. or M.D. degrees and approximately 171 held college degrees. 267 employees were engaged in, or directly supported, research and development activities, of whom 185 worked within the laboratory facilities and 50 held positions associated with the development of informatics. 38 employees were engaged in business development, finance, administration and facilities management. In addition, we utilized part-time employees and outside contractors and consultants as needed and plan to continue to do so. We anticipate hiring approximately 100 software developers in 2000 and 2001.


     We have entered into individual employment contracts with our employees in accordance with standard Icelandic hiring practices. We believe that the relationship with our employees is good. Furthermore, to help protect our proprietary know-how and data, each employee must agree not to disclose any trade secret or confidential information without our prior consent. Employees also assign to us all patent rights and technical information which they develop during employment.

FACILITIES

     Our headquarters are located at Lynghals 1, Reykjavik, Iceland, a business district. This three-story building, which we lease pursuant to a sale/leaseback arrangement, has 3,300 square meters, or approximately 30,000 square feet, of floor space including our laboratory space, executive offices, support and administrative space. The lease expires in 2008, at which time the property will be transferred to us, provided we have complied fully with the lease. We may also build a 1,500 square meter, or approximately 13,500 square foot, facility on adjacent land. In addition, we maintain a facility for approximately 15 genealogists located in Thornverholt 14, Reykjavik and we lease 533 square meters, or approximately 5,000 square feet, of additional office space for our database department at Hlietharsmari 19, Kopavogur, Iceland. We have also entered into a lease for a 1,923 square meter, or approximately 19,000 square foot, facility located at Hlietharsmari 15, Kopavogur, Iceland to conduct database and informatics activities.


     On February 15, 2000, we entered into an agreement with the City of Reykjavik and the University of Iceland pursuant to which, subject to municipal approval, we will be entitled to enter into a lease and construct a 10,000 square meter, or approximately 108,000 square foot, facility to replace our current headquarters facility. If such approval is granted, we expect to complete the project within the next two years.


LEGAL PROCEEDINGS


     We are not a party to any material legal proceedings except as follows: On January 13, 2000 Thornorsteinn Jonsson and Genealogia Islandorum hf., the holders of copyrights to approximately 100 books of genealogical information, commenced an action against us in the District Court of Reykjavik in Iceland. They allege that our genealogy database infringes their copyrights and seek damages in the amount of approximately $9,000,000 and a declaratory judgment to prevent us from using the allegedly infringing data. We believe the suit is without merit and intend to defend this action vigorously.



     In January, 2000, an individual advised us that he believes that he and another individual are entitled to receive, collectively, 1,000,000 shares of our common stock pursuant to an agreement with us. The other individual has not asserted a claim to these shares. We believe that this assertion is without merit and intend to defend vigorously any action that this party may commence.



     On April 10, 2000, Ernir Snorrason, one of our original stockholders, filed a complaint in the Court of Chancery of the State of Delaware for New Castle County alleging that we improperly exercised an option to repurchase 256,637 shares of common stock that we issued to him in 1996 pursuant to a Founders' Stock Purchase Agreement. The complaint seeks an order requiring us to recognize Mr. Snorrason as the owner of these shares. We believe that we have good defenses to this action and intend to defend it vigorously.



     Mannvernd issued a press release in February, 2000, announcing its intention to file lawsuits against the State of Iceland and any other relevant parties, including us, to test the constitutionality of the Act. In its press release, Mannvernd indicated that it hopes to halt the construction and/or operation of the Icelandic Health Sector Database. Mannvernd has not commenced litigation against us and we are not aware of any other litigation commenced by Mannvernd with respect to the Act.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     Our executive officers and directors as of the date of this prospectus are as follows:


NAME                                    AGE                          POSITION
----                                    ---                          --------
Kari Stefansson(2)...................   51    Chairman of the Board of Directors, President, Chief
                                              Executive Officer and Secretary
Hannes Smarason......................   32    Executive Vice President and Senior Business and
                                              Finance Officer
Axel Nielsen.........................   34    Vice President, Finance and Treasurer
Jeffrey Gulcher......................   40    Vice President, Research and Development
Kristjan Erlendsson..................   50    Vice President, Clinical Collaborations
Hakon Guethbjartsson.................   34    Vice President, Informatics
Sigurethur Bjornsson.................   36    Vice President, Medical Informatics
Jean-Francois Formela(1).............   43    Director
Andre Lamotte........................   51    Director
Terrance McGuire(1)(2)(3)............   43    Director, Vice-Chairman of the Board of Directors and
                                              Assistant Secretary
Guy Nohra(1)(3)......................   39    Director
Sir John Vane........................   72    Director


---------------
(1)  Member of Audit Committee.

(2)  Member of Nominating Committee.

(3)  Member of Compensation Committee.

     Following are brief descriptions of our current executive officers and directors:

     Kari Stefansson, M.D., Dr. Med. has served as our President, Chief Executive Officer, Secretary and a Director since he co-founded deCODE in August 1996. Dr. Stefansson was appointed to serve as the Chairman of our Board of Directors in December 1999. From 1993 until April 1997, Dr. Stefansson was a professor of Neurology, Neuropathology and Neuroscience at Harvard University. In addition, from 1993 through December 1996 he was Director of Neuropathology at Beth Israel Hospital in Boston, Massachusetts. From 1983 to 1993, he held faculty positions in Neurology, Neuropathology and Neurosciences at the University of Chicago. Dr. Stefansson received his M.D. and Dr. Med. from the University of Iceland in 1976 and 1986, respectively.

     Hannes Smarason has served as our Executive Vice President and Senior Business and Finance Officer since March 2000. From March 1999 to March 2000, he served as our Senior Vice President, Chief Business Officer and Treasurer and from January 1997 to March 1999, he served as our Chief Financial Officer and Vice President of Business Development. Before joining us, he worked with McKinsey & Co. in Boston from 1992 through December 1996 as a consultant. Mr. Smarason received his B.S. in Mechanical Engineering and Management from the Massachusetts Institute of Technology and his M.B.A. from the Massachusetts Institute of Technology Sloan School of Management.


     Axel Nielsen has served as our Vice President, Finance and Treasurer since March 2000. From March 1999 to March 2000, he served as our Chief Financial Officer and from June 1998 to March 1999, he served as our controller. Icelandair employed Mr. Nielsen as the Director of Strategic Affairs from July 1997 to June 1998. From August 1995 to June 1997 he worked with McKinsey & Co. in London as a consultant. Mr. Nielsen received a B.Sc. in Computer Science from the University of Iceland in 1989, a Cand. Oecon. in Business and Finance from the University of Iceland in 1991, and an M.B.A. from the Massachusetts Institute of Technology Sloan School of Management in 1995.


     Jeffrey Gulcher, M.D., Ph.D. has served as our Vice President, Research and Development since he co-founded the company in August 1996. Dr. Gulcher was on staff in the Department of Neurology at Beth Israel

Hospital in Boston, Massachusetts and Harvard University Medical School from June 1993 to October 1998. Dr. Gulcher received his Ph.D. and M.D. from the University of Chicago in 1986 and 1990, respectively, and completed his neurology residency at the Longwood Program of the Neurology Department of the Harvard Medical School in 1996.

     Dr. Kristjan Erlendsson joined us in September 1998 to oversee collaboration projects and was elected to serve as our Vice President for Clinical Collaborations in March 1999. From March 1996 to August 1998, he was Director of Hospital Affairs at Iceland's Ministry of Health and Social Security. Since 1988, Dr. Erlendsson has served as Executive Director of Medical Education at the University of Iceland. He has also been a Consultant in Internal Medicine, Allergy and Clinical Immunology at Landspitalinn University Hospital since 1985. Dr. Erlendsson received his M.D. from the University of Iceland in 1976, trained in internal medicine at the University of Connecticut-New Britain General Hospital from 1978 to 1981, and did a postdoctoral fellowship in allergy and clinical immunology at Yale University-Yale New Haven Hospital from 1981 to 1984.

     Hakon Guethbjartsson, Ph.D. has served as our Vice President, Informatics since March 2000. In 1996, Dr. Guethbjartsson joined us to direct our Department of Informatics. Dr. Guethbjartsson received his B.Sc. in electrical engineering in 1990 and his M.Sc. in electrical engineering and computer science in 1992 from the University of Iceland. In 1996, he received his Ph.D. from the Massachusetts Institute of Technology and performed post-doctoral research concerning magnetic resonance imaging at Brigham and Woman's Hospital in Boston until he joined deCODE.

     Sigurethur Bjornsson has served as our Vice President, Medical Informatics since February 1999. Mr. Bjornsson served as Chief Executive Officer of Thor Investments and Chief Financial Officer of Hof Holdings from February 1996 to January 1999 and Director of Information Technology for Hof Holdings from November 1992 to January 1996. Mr. Bjornsson studied mathematics at the University of Iceland from 1984 to 1987.


     Jean-Francois Formela, M.D. has served as a director of deCODE since August 1996, and as a member of our Audit Committee since February 1998. Dr. Formela is a General Partner of Atlas Venture Associates II, L.P. Before joining Atlas Venture in 1993, Dr. Formela was Senior Director, Medical Marketing and Scientific Affairs at Schering-Plough in the U.S. where he also held biotechnology licensing and marketing responsibilities. Dr. Formela is a director of Biochem Pharma, Exelixis, Inc. and several private companies. Dr. Formela holds an M.D. from Paris University School of Medicine and an M.B.A. from Columbia Business School.


     Andre Lamotte has served as a director of deCODE since August 1996. In 1989, Dr. Lamotte founded Medical Science Partners, or MSP, which specializes in early stage life sciences investments, in affiliation with Harvard University, and has served as the Managing General Partner since then. Before founding MSP, Dr. Lamotte served as a General Manager at Pasteur Merieux from April 1983 to April 1988. He also currently serves as the Managing General Partner of Medical Science Partners II, L.P. and Medical Science II Co-Investment, L.P. Dr. Lamotte is a director of Ascent Pediatrics, Inc. Dr. Lamotte holds a Ph.D. in chemistry from the Massachusetts Institute of Technology and an M.B.A. from Harvard University.


     Terrance G. McGuire has served as a director of deCODE since August 1996 and as Assistant Secretary since January 1998 and Vice-Chairman of the Board of Directors since April 2000. He currently serves as Chairman of three board committees: the Compensation Committee, the Audit Committee and the Nominating Committee. Since March 1996, he has been a Founding General Partner of Polaris Venture Partners. Since 1992, he has served as a general partner of Alta V Management Partners L.P., which is the general partner of Alta V Limited Partnership. He is a director of Akamai Technologies, Inc., Aspect Medical Systems, Inc., Inspire Pharmaceuticals, Inc., Wrenchead.com, Inc., Paradigm Genetics, Inc. and several other private healthcare and information technology companies. Mr. McGuire received his B.S. in Physics and Economics from Hobart College, his M.S. in Engineering from Dartmouth College and his M.B.A from the Harvard Business School.


     Guy P. Nohra has served as a director of deCODE since August 1996. He is a founder and general partner of Alta Partners, a venture capital partnership investing in information technologies and life science companies. Prior to founding Alta Partners in 1996, Mr. Nohra was a partner of Burr, Egan, Deleage & Co., which he joined in 1989 and served as a Vice President from 1989-1997. Previously, Mr. Nohra was a Product Manager of

Medical Products with Security Pacific Trading Corporation where he was responsible for a multi-million dollar product line and travelled extensively in Korea, Taiwan, Hong Kong, China and Southeast Asia. In 1982, he received his B.A. from Stanford University and 1989 he received his M.B.A from the University of Chicago Graduate School of Business. Mr. Nohra is serving or has served on the board of directors of Vesica, Pilot Cardiovascular, InnerDyne, Interpore, R2 Technologies, VitaGen and several private life science companies.


     Sir John Vane has served as a director of deCODE since January 1997. In 1982, Sir John received the Nobel Prize in Physiology or Medicine for his work in prostaglandins and for discovering the mode of action of aspirin. As a consultant to Squibb, he initiated the program on inhibiting angiotensin-converting enzyme which led to the marketing of Captopril. During 12 years as Director of Research and Development at the Wellcome Foundation, he oversaw the development of Tracrium, Flolan, Zovirax and Lamictal. In 1986, he founded the William Harvey Research Institute and built the Institute to over 100 members, first as Chairman, then as Director General, and, since 1997, as Honorary President. Sir John graduated with a degree in Chemistry from Birmingham University, obtained a D.Phil and D.Sc in Pharmacology from Oxford University, and spent 20 years in academic research. Sir John acts as a consultant to, and board member of, several pharmaceutical and biopharmaceutical companies. Sir John also has served as a partner of Vane Associates since 1997. He became a Fellow of the Royal Society in 1974, was knighted in 1984 and has received numerous other honorary fellowships and doctorates.


Other Significant Management Member


     C. Augustine Kong, Ph.D., who is 41 years old, has served as our Director of Statistics as a full time consultant since 1996. He is an associate professor in the Department of Human Genetics at the University of Chicago, where he has been a member of the faculty since 1987. Dr. Kong received his Ph.D. in statistics from Harvard University in 1986.



     Members of our Board of Directors serve for a term of one year and until their successors are elected and qualify. Our Board of Directors elects our executive officers, who serve until their successors are elected and qualify.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1999, our compensation committee consisted of Terrance McGuire and Guy Nohra. Neither of the members of our compensation committee has at any time been an officer or employee of deCODE. No interlocking relationship exists between our Board of Directors or compensation committee and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

DIRECTOR COMPENSATION

     Our directors do not receive cash compensation for services on our Board of Directors or any board committee, except as described below. We entered into an agreement with Vane Associates (of which Sir John Vane is a partner) on December 1, 1997, pursuant to which we agreed to grant Sir John options to purchase up to an aggregate of 60,000 shares of our common stock for his participation on our Board of Directors. Pursuant to the agreement, Sir John received a stock option for 15,000 shares on December 1, 1997, at an exercise price of $0.20 per share, a stock option for 15,000 shares on December 1, 1998, at an exercise price of $4.00 per share, and a stock option for 15,000 shares on December 1, 1999, at an exercise price of $18.29 per share. In addition, Sir John will receive a stock option for 15,000 shares on December 1, 2000, at an exercise price equal to the fair market value on the date of grant subject to the continued satisfaction of certain obligations under our agreement with Vane Associates. We reimburse all directors for their expenses incurred in connection with attendance at Board of Directors and committee meetings.

BOARD COMMITTEES

     Our Board of Directors has established an audit committee, a nominating committee and a compensation committee. Our audit committee, which consists of Terrance McGuire, Guy Nohra and Jean-Francois Formela, reviews the results and scope of our annual audit and the services provided by our independent auditors. Our nominating committee, which consists of Kari Stefansson and Terrance McGuire, reviews the qualifications of candidates and proposes nominees to serve as directors on our board and nominees for membership on our board committees. Our compensation committee, which consists of Terrance McGuire and Guy Nohra, makes recommendations to the Board of Directors with respect to our general and specific compensation policies and practices and administers our 1996 Equity Incentive Plan.

SCIENTIFIC ADVISORY BOARD


     An international scientific advisory board, which is currently composed of four members with expertise in the fields of statistics, molecular biology, genetic research and medicine, advises us. Our scientific advisory board meets periodically to review specific projects with those members who are experts in the subjects being discussed. In addition, we may consult individual board members as to matters in their respective areas of expertise. Our scientific advisory board currently is composed of the following individuals:


     Professor Peter Donnelly, Chairman. Dr. Donnelly graduated with a Ph.D. in statistics from Oxford University. He was Professor of Statistics and Ecology and Evolution at the University of Chicago before he returned to Oxford as Professor of Statistical Science and Chairman of the Department of Statistics. In addition to being on our scientific advisory board. Dr. Donnelly has agreed to spend one month a year assisting us on statistical and population genetic issues.

     Karl Tryggvason, M.D., Ph.D. Dr. Tryggvason is Professor of Medical Chemistry at the Karolinska Institute in Stockholm, Sweden, and the leading author of over 150 scientific publications. Dr. Tryggvason is a permanent member of the Nobel Assembly, and was recently re-elected to the Nobel Committee for Physiology or Medicine.

     Helgi Valdimarsson, M.D. Dr. Valdimarsson is Professor of Immunology and former chairman of the Department of Medicine at the University of Iceland.

     Guethmundur Thornorgeirsson, M.D. Dr. Thornorgeirsson is Professor of Internal Medicine at the University of Iceland and the chairman of the scientific board of the Icelandic Heart Association.

SECURITY ADVISORY BOARD


     We are in the process of establishing a Security Advisory Board that will consist of experts in the fields of computer security, data and privacy protection and security of medical informatics. We expect this board to meet periodically to review security issues in our operations and in the development and operation of the Icelandic Health Sector Database and to advise us on the development of appropriate security measures. We expect the Security Advisory Board to be appointed and operational by the end of May 2000.

EXECUTIVE COMPENSATION

     The following table provides certain information concerning the annual and long-term compensation for the fiscal year ended December 31, 1999 of: (i) our Chief Executive Officer; and (ii) our four highest-paid executive officers as of December 31, 1999 whose salary and bonus earned during the fiscal year ended December 31, 1999 exceeded $100,000. These individuals are referred to as the "Named Officers" here and elsewhere in the prospectus.

                           SUMMARY COMPENSATION TABLE

                                                                        LONG-TERM
                                                     ANNUAL            COMPENSATION
                                                 COMPENSATION(1)   STOCK OPTION AWARDS
                                                 ---------------    (NUMBER OF SHARES      ALL OTHER
NAME AND PRINCIPAL POSITION                          SALARY        UNDERLINING OPTIONS)   COMPENSATION
---------------------------                      ---------------   --------------------   ------------
Kari Stefansson...............................      $304,551                  --            $43,686(2)
Chairman of the Board of Directors, President,
Chief Executive Officer and Secretary
Hannes Smarason...............................      $146,597             260,000                 --
Executive Vice President and Senior Business
and Finance Officer
Jeffrey Gulcher...............................      $162,323                  --                 --
Vice President, Research and Development
Kristjan Erlendsson...........................      $132,460                  --                 --
Vice President, Clinical Collaborations
Sigurethur Bjornsson..........................      $114,062                  --                 --
Vice President, Medical Informatics

---------------

(1) Includes compensation paid in Icelandic kronas. Figures reflect an exchange rate of 72.55 Icelandic kronas to $1.00, the exchange rate determined by the Central Bank of Iceland on December 31, 1999.

(2) Includes the value of housing and an automobile provided by us for the benefit of the Named Officer.

     The following table provides certain information concerning grants of stock options to the Named Officers during the fiscal year ended December 31, 1999. The percent of the total options set forth below is based on an aggregate of 840,500 options granted to employees in 1999.

              OPTION GRANTS IN LAST FISCAL YEAR INDIVIDUAL GRANTS

                                                                                            POTENTIAL
                                                                                        REALIZABLE VALUE
                                                                                           AT ASSUMED
                                                                                         ANNUAL RATES OF
                                NUMBER OF    PERCENTAGE OF                                 STOCK PRICE
                                SECURITIES   TOTAL OPTIONS                              APPRECIATION FOR
                                UNDERLYING    GRANTED TO     EXERCISE OR                   OPTION TERM
                                 OPTIONS     EMPLOYEES IN    BASE PRICE    EXPIRATION   -----------------
NAME                             GRANTED      FISCAL 1999     PER SHARE       DATE        5%        10%
----                            ----------   -------------   -----------   ----------   ------     ------
Kari Stefansson...............         0           --              --            --        --         --
Hannes Smarason...............   260,000         30.9%          $5.63       8/26/09      $  0(1)    $  0(1)
Jeffrey Gulcher...............         0           --              --            --        --         --
Kristjan Erlendsson...........         0           --              --            --        --         --
Sigurethur Bjornsson..........         0           --              --            --        --         --

---------------

(1) This option was exercised prior to December 31, 1999 pursuant to an early option exercise right.

     The following table sets forth certain information concerning exercisable and unexercisable stock options that the Named Officers held as of December 31, 1999.


                 AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                         FISCAL YEAR-END OPTION VALUES

                                                           NUMBER OF UNEXERCISED        VALUE OF UNEXERCISED
                                                                OPTIONS AT                  IN-THE-MONEY
                            SHARES ACQUIRED    VALUE        FISCAL YEAR END(1)       OPTIONS OF FISCAL YEAR-END
NAME                          ON EXERCISE     REALIZED   EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
----                        ---------------   --------   -------------------------   --------------------------
Kari Stefansson...........            0           --                0/0                         $0/0
Hannes Smarason...........      260,000         $  0                0/0                         $0/0
Jeffrey Gulcher...........            0           --                0/0                         $0/0
Kristjan Erlendsson.......            0           --                0/0                         $0/0
Sigurethur Bjornsson......            0           --                0/0                         $0/0

---------------

(1) All of the options granted to date to employees (including officers) have provided for an early exercise right, which has been exercised. See "Description of Securities -- Stock Options" and "Certain Transactions" for information pertaining to the early exercise right and promissory notes delivered by certain Named Officers in connection with their exercise of such rights.

EMPLOYMENT AGREEMENTS

     At the time of commencement of employment, our executive officers generally receive offer letters specifying basic terms and conditions of their employment. We have entered into employment agreements with Mr. Erlendsson and Mr. Bjornsson that allow either party to terminate the agreement upon three months and six months prior notice, respectively.

     Our executive officers have signed agreements which require them to maintain the confidentiality of our information and to assign inventions to us. These agreements also prohibit these officers from competing with us during the terms of their employment and for two years thereafter by engaging in any capacity in any business which is, or on the date of termination of their employment was, competitive with our business.

                              CERTAIN TRANSACTIONS


     In January 1998 and August 1999, we granted to Hannes Smarason, our Executive Vice President and Senior Business and Finance Officer, options to purchase 300,000 and 260,000 shares of our common stock, respectively. In November 1998, we granted to Sigurethur Bjornsson, our Vice President, Medical Informatics, an option to purchase 120,000 shares of our common stock. Messrs. Smarason and Bjornsson immediately exercised their options pursuant to the early exercise right granted to all our employees. At the times of exercise, Mr. Smarason delivered to us promissory notes in the principal amounts of $59,700 and $1,462,240 and Mr. Bjornsson delivered to us a promissory note in the amount of $479,880. Each of these promissory notes bears interest in the amount of six percent (6%) per annum. The notes are due and payable on January 1, 2001, November 1, 2003 and February 1, 2003, respectively. The shares that Mr. Bjornsson and Mr. Smarason purchased in 1998 vest at the rate of 1/4 on the first anniversary of the date of employment and 1/48 on the last day of each month thereafter. The shares that Mr. Smarason purchased in 1999 vest at the rate of 1/48 on the first day of each month, commencing December 1, 1999. As of December 31, 1999, the principal and accrued interest on the notes that Mr. Smarason delivered in 1998 and 1999 was $66,769 and $1,487,432, respectively, and the principal and accrued interest on the note that Mr. Bjornsson delivered was $512,340.



     Kari Stefansson, our Chairman, Chief Executive Officer and President, and Mr. Smarason are holders of 29.7% and 32%, respectively, of the outstanding shares of Icetherm, Ltd., an Icelandic company which has entered into a research collaboration with deCODE for discovery of compounds made from thermophilic organisms. Dr. Stefansson is Chairman of the Board and Mr. Smarason is a director of Icetherm. We provide funding for, and own the rights to all intellectual property created in, this collaboration. During 1998 and 1999, we made research funding payments to the company in the aggregate amount of $593,955.


     In February and May 1999, we sold to Roche Finance shares of Series C preferred stock and warrants to purchase shares of Series C preferred stock for an aggregate purchase price of $3,333,445.

     In August 1999, we


     - repurchased 13,559 shares of Series A preferred stock held by Alta Embarcadero Partners, LLC, 507,711 shares of Series A preferred stock held by Alta California Partners, L.P., 260,635 shares of Series A preferred stock held by Atlas Venture Europe Fund, B.V., 260,635 shares of Series A preferred stock held by Atlas Venture Fund II, L.P., 146,628 shares of Series A preferred stock held by Medical Science Partners, II, L.P., 39,686 shares of Series A preferred stock held by Medical Science II Co-Investment, L.P., 395,714 shares of Series A preferred stock held by Polaris Venture Partners, L.P. and 23,040 shares of Series A preferred stock held by Polaris Venture Partners Founders' Fund, L.P.;


     - issued (and repurchased) 250,000 shares of Series B preferred stock to Kari Stefansson in exchange for 333,333 shares of common stock held by him; and

     - repurchased 100,000 shares of Series C preferred stock held by Roche Finance.


     At the time of the transactions with Dr. Stefansson, the common stock was estimated to have a fair market value equal to 75% of the fair market value of the Series B preferred stock. We held the re-acquired common stock and Series B preferred stock in treasury and subsequently re-issued it during 1999.



     The initial purchase price we paid for the shares of Series A preferred stock, Series B preferred stock and Series C preferred stock was $7.50 per share. Pursuant to the agreement of the parties, this price was subject to later upward adjustment to reflect possible adjustment in the price at which we sold shares of Series B preferred stock to a third party in August 1999. In December 1999, the purchase price was adjusted to $13.95 per share with the additional amounts paid in February 2000. Mr. Nohra, one of our directors, is a general partner of Alta Partners, which provides investment advisory services to Alta California Partners, L.P. and Alta Embarcadero Partners, LLC. Dr. Formela, one of our directors, is a general partner of Atlas Venture Associates II, L.P., the general partner of Atlas Venture Fund II, L.P. Mr. McGuire, one of our directors, is a general partner of Polaris Venture Partners, L.P. and Polaris Venture Partners Founders' Fund, L.P. Mr. Lamotte, one of our directors, is the Managing General Partner of Medical Science Partners II, L.P. and Medical Science II Co-Investment, L.P.

                             PRINCIPAL STOCKHOLDERS


     The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 31, 2000, and as of that date as adjusted to give effect to the offering, by (i) each person who is known by us to own beneficially more than 5% of our common stock; (ii) each of our Named Officers and current directors; and (iii) all of our directors and Named Officers as a group.



                                                 NUMBER OF SHARES      PERCENTAGE        PERCENTAGE
                                                BENEFICIALLY OWNED    OWNED BEFORE       OWNED AFTER
NAME OF BENEFICIAL OWNER                        BEFORE OFFERING(1)     OFFERING(1)       OFFERING(1)
------------------------                        ------------------   ---------------   ---------------
Roche Finance Ltd(2)..........................       4,483,334            13.3%             10.8%
  124 Grenzacherstrasse                                              (including 2.9%   (including 2.3%
  CH-4070 Basel                                                         in stock          in stock
  Switzerland                                                          options and       options and
                                                                        warrants)         warrants)
Entities affiliated with Alta Partners(3).....       2,335,082            7.1%              5.7%
  One Embarcadero Center, Suite 4050                                  (including 1%     (including 1%
  San Francisco, CA 94111                                             in warrants)      in warrants)

Entities affiliated with Atlas Venture(4).....       2,335,082            7.1%              5.7%
  222 Berkeley Street, Suite 1950                                     (including 1%     (including 1%
  Boston, MA 02116                                                    in warrants)      in warrants)

Entities affiliated with Polaris Venture             1,875,848            5.7%              4.6%
  Partners, L.P.(5)...........................                        (including 1%
  1000 Winter Street                                                  in warrants)
  Suite 3350
  Waltham, MA 02154
Kari Stefansson...............................       3,125,292            9.6%              7.7%
Hannes Smarason...............................         560,000            1.7%              1.3%
Jeffrey Gulcher...............................         481,200            1.5%              1.2%
Kristjan Erlendsson...........................         125,000              *                 *
Sigurethur Bjornsson..........................         120,000              *                 *
Jean-Francois Formela(4)......................       2,335,082            7.1%              5.7%
                                                                      (including 1%     (including 1%
                                                                      in warrants)      in warrants)
Andre Lamotte(6)..............................         845,259            2.6%              2.1%
Terrance McGuire(5)...........................       1,875,848            5.7%              4.6%
                                                                      (including 1%
                                                                      in warrants)
Guy Nohra(3)..................................       2,335,082            7.1%              5.7%
                                                                      (including 1%     (including 1%
                                                                      in warrants)      in warrants)
Sir John Vane(7)..............................          45,000              *                 *
All directors and executive officers as a
  group (10 persons)(8).......................      11,847,763            35.4%             28.6%
                                                                      (including 3%     (including 2%
                                                                        in stock          in stock
                                                                       options and       options and
                                                                        warrants)         warrants)


---------------

*   Less than one percent

(1) Beneficial ownership is determined in a manner prescribed by the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to stock options and warrants currently exercisable or exercisable within 60 days are considered outstanding for computing the percentage ownership of the person holding the options and the percentage ownership of any group of which the holder is a member, but are not considered outstanding for computing the percentage ownership of any other person. Except as indicated by footnote, or otherwise subject to community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.


     Applicable percentage of ownership is based on 32,664,787 shares of common stock outstanding on the date of this prospectus giving effect to the automatic conversion of all outstanding shares of our preferred stock into shares of common stock upon the closing of this offering and on 40,664,787 shares of common stock outstanding after this offering.



(2) Includes 3,511,111 shares of common stock issuable upon conversion of shares of Series C preferred stock and 361,111 shares of common stock issuable upon conversion of shares of Series C preferred stock which, in turn, are issuable upon exercise of warrants owned by Roche Finance, 555,556 shares of common stock issuable upon conversion of shares of Series C preferred stock that Roche Finance has an option to acquire, and 55,556 shares of common stock issuable upon conversion of shares of Series C preferred stock issuable upon exercise of warrants which Roche Finance has an option to acquire. Roche Holdings Ltd exercises voting and investment control over the shares held by Roche Finance. In April, 2000, Roche Finance transferred these shares, warrants and options to an affiliate.



(3) Includes (1) 2,030,846 shares of common stock issuable upon conversion of shares of Series A preferred stock owned by Alta California Partners, L.P. and 244,416 shares of common stock issuable upon conversion of shares of Series A preferred stock which, in turn, are issuable upon exercise of warrants owned by Alta California Partners, L.P. and (2) 54,236 shares of common stock issuable upon conversion of shares of Series A preferred stock owned by Alta Embarcadero Partners, LLC and 5,584 shares of common stock issuable upon conversion of shares of Series A preferred stock which, in turn, are issuable upon exercise of warrants owned by Alta Embarcadero Partners, LLC. The respective general partners of Alta California Partners L.P. and Alta Embarcadero Partners exercise sole voting and investment power with respect to the shares held by such funds. The principals of Alta Partners, Mr. Nohra, Jean Deleage, Garret Gruener, Dan Janney, Alix Marduel, and Marino Polestra, are general partners of Alta California Management Partners, L.P. (which is a general partner of Alta California Partners, L.P.) and Alta Embarcadero Partners, LLC. As general partners of such funds, they may be deemed to share voting and investment power for the shares held by the funds. Mr. Nohra and the other principals of Alta Partners disclaim beneficial ownership of all such shares held by the foregoing funds, except to the extent of their proportionate pecuniary interests therein.



(4) Includes (1) 1,042,541 shares of common stock issuable upon conversion of shares of Series A preferred stock owned by Atlas Venture Fund II, L.P., and 125,000 shares of common stock issuable upon conversion of shares of Series A preferred stock which, in turn, are issuable upon exercise of warrants owned by Atlas Venture Fund II, L.P., and (2) 1,042,541 shares of common stock issuable upon conversion of shares of Series A preferred stock owned by Atlas Venture Europe Fund B.V., and 125,000 shares of common stock issuable upon conversion of shares of Series A preferred stock which, in turn, are issuable upon exercise of warrants owned by Atlas Venture Europe Fund B.V., a wholly owned subsidiary of Atlas InvesteringsGroep N.V., which is a limited partner in Atlas Venture Fund II L.P. The voting and investment discretion over the shares held by Atlas Venture Fund, II, L.P. is exercised by the general partners of Atlas Venture Associates II, L.P., its sole general partner. Mr. Formela is a general partner of Atlas Venture Associates II, L.P. along with Barry J. Fidelman and Christopher J. Spray. The voting and investment discretion over the shares held by the Atlas Venture Europe Fund B.V. is exercised by the managing directors of AIG, Gerard H. Montanus and Hans Bosman.



(5) Includes (1) 1,582,854 shares of common stock issuable upon conversion of shares of Series A preferred stock owned by Polaris Venture Partners, L.P. and 189,496 shares of common stock issuable upon conversion of shares of Series A preferred stock which, in turn, are issuable upon exercise of warrants owned by Polaris Venture Partners, L.P., and (2) 92,161 shares of common stock issuable upon conversion of shares of Series A preferred stock owned by Polaris Venture Partners Founders' Fund, L.P. and 11,337 shares of common stock issuable upon conversion of shares of Series A preferred stock which in turn, are issuable upon exercise of warrants owned by Polaris Venture Partners Founders' Fund, L.P. Polaris Venture Management Co., L.L.C., the general partner of both Polaris Venture Partners, L.P. and Polaris Venture

     Partners Founders' Fund, L.P., exercises sole voting and investment power with respect to the shares held by the funds. Mr. McGuire is a member of Polaris Venture Management Co., L.L.C., and as such may be deemed to share voting and investment power for the shares held by the funds.



(6) Includes (1) 586,514 shares of common stock issuable upon conversion of shares of Series A preferred stock owned by Medical Science Partners II, L.P. and 100,000 shares of common stock issuable upon the conversion of shares of Series A preferred stock which, in turn, are issuable upon exercise of warrants held by Medical Science Partners II, L.P. and (2) 158,745 shares of common stock issuable upon conversion of shares of Series A preferred stock held by Medical Science II Co-Investment, L.P. Mr. Lamotte is the Managing General Partner of Medical Science Partners, II, L.P. and Medical Science II Co-Investment, L.P.



(7) Includes 15,000 shares of common stock underlying options. Does not include 15,000 shares of common stock underlying options which will be granted to Sir John in December 2000 subject to the continued satisfaction of certain obligations under our consulting contract with Vane Associates (of which Sir John is a partner).



(8) Includes 15,000 shares of common stock underlying options as well as 800,833 shares of common stock issuable upon conversion of shares of Series A preferred stock which, in turn, are issuable upon the exercise of the warrants and other rights to purchase described in footnotes 3 through 7 above.


                           DESCRIPTION OF SECURITIES


     Our authorized capital stock consists of 80,641,926 shares, of which 48,000,000 shares are common stock, $0.001 par value, and 32,641,926 shares are preferred stock. Our Board of Directors has the power and authority to designate 7,016,666 shares of preferred stock into classes or series. Immediately following this offering, there will be 40,664,787 shares of common stock and no shares of preferred stock outstanding.


COMMON STOCK


     As of March 31, 2000, there were 9,633,262 shares of common stock issued and outstanding and held of record by approximately 350 stockholders. In addition, as of March 31, 2000, there were outstanding options to purchase 15,000 shares of common stock.


     Holders of shares of common stock are entitled to one vote at all meetings of stockholders for each share held by them. The common stock has no preemptive rights or other rights to subscribe for additional shares, no conversion right and no right of redemption. Subject to the rights and preferences of the holders of any preferred stock, the holders of the common stock are entitled to receive such dividends as, when and if declared by the Board of Directors out of funds legally available therefor for that purpose. We have not paid dividends on the common stock. The payment of dividends, if any, in the future with respect to the common stock is within the discretion of the Board of Directors and will depend on our earnings, capital requirements, financial condition and other relevant factors. At present, our Board of Directors does not intend to declare any dividend on the common stock in the foreseeable future.

PREFERRED STOCK


     Of our 32,641,926 authorized preferred shares, 11,041,926 shares are designated as Series A preferred stock, 10,000,000 shares are designated as Series B preferred stock, and 4,583,334 shares are designated as Series C preferred stock. As of March 31, 2000, 9,624,282 shares of Series A preferred stock (held by 20 holders of record), 9,893,814 shares of Series B preferred stock (held by approximately 5,000 holders of record), and 3,511,111 shares of Series C preferred stock (held by one holder of record) were outstanding. In addition, as of March 31, 2000, there were outstanding warrants to purchase 1,075,833 shares of Series A preferred stock and warrants and options to purchase 972,223 shares of Series C preferred stock. Upon the closing of this offering, all outstanding shares of preferred stock will be converted into 23,031,525 shares of common stock. In addition, all outstanding warrants to purchase shares of preferred stock will be converted into warrants and options to purchase shares of common stock.


     Each share of our outstanding classes of preferred stock bears dividends at the rate of 8% of the original purchase price per share, payable when declared by the Board of Directors. To date the Board of Directors has not declared any dividends on the preferred stock. Our certificate of incorporation provides that the outstanding preferred stock will convert to common stock upon the closing of this offering, at which time all undeclared dividends will be cancelled.

     With respect to the 7,016,666 shares of preferred stock not currently designated as an existing series, our Board of Directors is authorized, except as otherwise limited by Delaware law, without further action by the stockholders:

     -  to issue shares of preferred stock in one or more series;

     - to fix or alter the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any wholly unissued series of preferred stock;

     - to designate the number of shares constituting, and the designation of, any series of preferred stock; and

     - to increase or decrease the number of shares of a series subsequent to the issue of shares of that series, but not below the number of shares of that series then outstanding.

WARRANTS AND OTHER RIGHTS TO PURCHASE


     As of March 31, 2000, we had outstanding warrants to purchase 1,075,833 shares of Series A preferred stock at $1.00 per share, a warrant to purchase 250,000 shares of Series C preferred stock at $2.00 per share, a warrant to purchase 55,555 shares of Series C preferred stock at $3.00 per share, a warrant to purchase 55,556 shares of Series C preferred stock at $3.00, and an option to purchase (i) 555,556 shares of Series C preferred stock at $4.00 per share and
(ii) a warrant to purchase 55,556 shares of Series C preferred stock at $4.00 per share. The warrants to purchase 1,075,833 shares of Series A preferred stock expire on August 26, 2005, the warrant to purchase 250,000 shares of Series C preferred stock expires on February 2, 2007, the warrant to purchase 55,555 shares of Series C preferred stock expires on February 5, 2008, the warrant to purchase 55,556 shares of Series C preferred stock expires on May 20, 2009, and the option to purchase 555,556 shares of Series C preferred stock and a warrant to purchase 55,556 shares of Series C preferred stock expires on February 1, 2001. Immediately following this offering all of the outstanding warrants will be converted into warrants to purchase an identical number of shares of common stock at the exercise price set forth in the applicable warrant.


STOCK OPTIONS

     We established our 1996 Equity Incentive Plan, or the 1996 Plan, for the purposes of attracting and retaining the best available personnel, to provide additional incentive to our employees and consultants and to promote our success. Our incentive plan provides for: (i) the grant of stock options to employees and consultants; (ii) the grant of stock bonuses to employees, directors and consultants; and (iii) the grant of rights to purchase restricted stock, on such terms and conditions our Board of Directors or a board committee determines. The powers of our Board of Directors or board committee, as the case may be, include the determination of which employees and consultants are to receive stock option grants, the exercise price, number of shares and the vesting schedule of the grants.

     At the discretion of our Board of Directors or board committee, any options granted may permit the early exercise of the options, in whole or in part, prior to vesting. We retain the right, upon termination of the option holder's employment or consulting arrangement, to repurchase the shares of common stock acquired as a result of an early exercise that are unvested on the date of termination, at the price per share paid by the option holder at the time of exercise of the option. All of the options granted to employees to date have provided for an early exercise right.


     The total number of shares of common stock authorized for issuance under the 1996 Plan is 5,000,000. As of March 31, 2000, 1,041,000 shares of common stock were eligible for issuance upon the exercise of options available to be granted under the 1996 Plan.


REGISTRATION RIGHTS OF STOCKHOLDERS


     Pursuant to the terms of an investor rights agreement, the holders of 18,583,863 shares of common stock (including 2,044,456 shares of common stock issuable upon exercise of options and warrants) (the "Registrable Shares") will have the right to require us to file a registration statement under the Securities Act covering the registration of their shares at any time after 180 days from the effective date of the registration statement of which this prospectus is a part if the holders of 50% of such shares demand registration and the number of shares to be registered has an aggregate public offering price of at least $5,000,000. The investors rights agreement requires us to effect no more than two registrations for the holders.



     In addition, the investors rights agreement provides holders of 21,709,155 shares of common stock (including the Registrable Securities) with piggyback registration rights with respect to the registration of these shares under the Securities Act. If we propose to register any shares of common stock under the Securities Act either for our account or for the account of our other security holders, the investors rights agreement provides the holders of shares having piggyback rights the right to receive notice of the registration and the right, with some limitation, to include their shares in the registration.


     Further, at any time after we become eligible to file a registration statement on Form S-3, any holder or holders of the then outstanding Registrable Shares may require us to file registration statements under the Securities Act on Form S-3 with respect to their shares of common stock.


     Certain conditions and limitations, including the right of the underwriters of an offering to limit the number of shares of common stock which security holders may include in a registration, apply to the above described registration rights. Further, we may defer a registration for a period of 90 days if we furnish to the holders requesting registration a certificate signed by the chairman of the board stating that in the good faith judgment of the Board of Directors it would be seriously detrimental to deCODE and our stockholders for the requested registration to be effected at that time. We are generally required to bear all of the expenses of all such registrations, including the reasonable fees of a single counsel acting on behalf of all selling holders, except underwriting discounts and selling commissions. Registration of any of the shares of common stock held by security holders with registration rights would result in such shares becoming freely tradable without restriction under the Securities Act immediately upon effectiveness of such registration.


DELAWARE LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS

     We are subject to Section 203 of the Delaware General Corporation Law ("DGCL") which is an anti-takeover provision. In general, the statute prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder unless the business combination is approved in a prescribed manner. A "business combination" includes a merger, asset sale or other transaction resulting in financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of a corporation's voting stock.

     Certain provisions in our certificate of incorporation, in our bylaws and under Delaware law could make it more difficult for other companies to acquire us, even if doing so would benefit our stockholders. For example, our certificate of incorporation and bylaws provide for the issuance of preferred stock. The use of preferred stock may have the effect of delaying, deferring or preventing a change in control. Further, use of the preferred stock may have an adverse impact on the ability of our stockholders to participate, if applicable, in a tender offer or exchange offer for the common stock, which would diminish the value of the common stock.

     The DGCL authorizes a corporation in its certificate of incorporation to limit the personal liability of its directors for violations of their fiduciary duty of care. Accordingly, our certificate of incorporation states that a director will not be personally liable to deCODE or to our stockholders for monetary damages resulting from any breach of fiduciary duty as a director, except for the breach of the director's duty of loyalty to us or our stockholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or a transaction from which the director derives an improper personal benefit. The DGCL also authorizes a corporation to indemnify its directors and officers, and our bylaws require that we indemnify each director and executive officer to the fullest extent allowable under the DGCL. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as directors.

TRANSFER AGENT AND REGISTRAR


     The transfer agent and registrar for the common stock will be The Bank of New York.

                               TAX CONSIDERATIONS



U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS OF COMMON STOCK


     The following is a general discussion of material U.S. federal income tax consequences relating to the ownership and disposition of shares of common stock by a beneficial owner thereof that is a non-U.S. holder. A non-U.S. holder is a person or entity that, for U.S. federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership, or other foreign entity, or a foreign estate or trust.

     This discussion is based on the Internal Revenue Code of 1986, as amended, or the Code, and administrative interpretations as of the date hereof, all of which are subject to change, including changes with retroactive effect. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to non-U.S. holders in light of their particular circumstances. In particular, this discussion does not address non-U.S. holders who are subject to U.S. federal income tax on their worldwide income or whose shares of common stock are effectively connected with the conduct of a U.S. trade or business. In addition, this discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction. Prospective holders should consult their tax advisors with respect to the particular tax consequences to them of owning and disposing of shares of common stock, including the consequences under the laws of any state, local or foreign jurisdiction.

     DIVIDENDS

     Subject to the discussion below, dividends paid to a non-U.S. holder of common stock generally will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. For purposes of determining whether tax is to be withheld at a 30% rate or at a reduced rate as specified by an income tax treaty, we ordinarily will presume that dividends paid on or before December 31, 2000, to an address in a foreign country are paid to a resident of such country absent knowledge that such presumption is not warranted.

     Under new United States Treasury Regulations applicable to dividends paid after December 31, 2000, to obtain a reduced rate of withholding under a treaty, a non-U.S. holder will generally be required to provide to us certification of such non-U.S. holder's entitlement to benefits under a treaty. The new regulations also provide special rules to determine whether, for purposes of determining the applicability of a tax treaty, dividends paid to a non-U.S. holder that is an entity should be treated as paid to the entity or those holding an interest in that entity.

     Generally, we must report to the U.S. Internal Revenue Service the amount of dividends paid, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the holder. Pursuant to tax treaties or certain other agreements, the U.S. Internal Revenue Service may make its reports available to tax authorities in the recipient's country of residence.

     Dividends paid to a non-U.S. holder at an address within the United States may be subject to backup withholding imposed at a rate of 31% if the non-U.S. holder fails to establish that it is entitled to an exemption or to provide a correct taxpayer identification number and certain other information. Under current United States federal income tax law, backup withholding (imposed at a rate of 31%) generally will not apply to dividends paid on or before December 31, 2000, to a non-U.S. holder at an address outside the United States (unless the payer has knowledge that the payee is a U.S. holder). Under new regulations applicable to payments after December 31, 2000, however, a non-U.S. holder will be subject to backup withholding if the non-U.S. holder does not provide the certification required in order to receive treaty benefits described above.

     GAIN ON DISPOSITION OF COMMON STOCK

     A non-U.S. holder generally will not be subject to U.S. federal income tax with respect to gain realized on a sale or other disposition of shares of common stock.

     INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING ON DISPOSITION OF COMMON STOCK

     Under current United States federal income tax law, information reporting and backup withholding imposed at a rate of 31% will apply to the proceeds of a disposition of shares of common stock effected by or through a

U.S. office of a broker unless the disposing holder certifies as to its non-U.S. status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding will not apply to a payment of disposition proceeds where the transaction is effected outside the United States through a non-U.S. office of a non-U.S. broker. However, U.S. information reporting requirements (but not backup withholding) will apply to a payment of disposition proceeds where the transaction is effected outside the United States by or through an office outside the United States of a broker that is:

     -  a U.S. person,

     - a foreign person which derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States,

     - a "controlled foreign corporation" for U.S. federal income tax purposes or

     - in the case of payments made after December 31, 2000, a foreign partnership with certain connections to the United States, in each case unless such broker has documentary evidence in its files of the holder's non-U.S. status and has no actual knowledge to the contrary or unless the holder establishes an exemption.

     Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is furnished to the U.S. Internal Revenue Service.


BELGIAN TAX CONSIDERATIONS FOR BELGIAN HOLDERS OF COMMON STOCK


     The following generally summarizes the material Belgian income and stamp tax consequences of the acquisition, direct ownership and disposition of our common stock by Belgian residents and it is based on the opinion of Stibbe Simont Monahan Duhot, Belgian legal counsel to deCODE. This discussion is based on tax law applicable in Belgium as in effect on the date of this prospectus, and is subject to changes to Belgian law, including changes that could have retroactive effect. The following summary does not take into account or discuss tax laws of any country other than Belgium nor does it take into account the individual circumstances of each investor.

     Prospective Belgian investors are advised to consult their own tax advisers as to the tax consequences of the acquisition, ownership and disposition of our common stock.

     BELGIAN WITHHOLDING TAX

     Dividends distributed on our common stock (gross of Belgian taxation but net of any foreign withholding tax deducted) are subject to Belgian dividend withholding tax at the rate of 25.0% when paid or attributed through an intermediary in Belgium. However, no Belgian dividend withholding tax is due if the Belgian resident is a company subject to Belgian corporation income tax, provided certain formalities are met.

     To the extent that dividends on our common stock are attributed or paid outside Belgium, without the intervention of a paying agent or any other financial intermediary in Belgium, no Belgian dividend withholding tax is due. However, Belgian resident entities subject to Belgian legal entities tax (such as pension funds) must pay the dividend withholding tax to the Belgian Treasury.

     The withholding tax may be subject to exemptions or reductions provided by Belgian law. For instance, in certain cases the above-mentioned 25% rate of dividend withholding tax will be reduced to 15%. The reduced rate applies in particular to:

     - dividends distributed on shares publicly issued on or after January 1, 1994; and

     - dividends distributed on shares that have been privately issued on or after January 1, 1994 in exchange for cash contributions, provided the shares are registered, or are bearer shares placed in open custody, to a financial institution in Belgium as of the date of their issuance.

     INCOME TAX FOR BELGIAN RESIDENT INDIVIDUALS

     The Belgian dividend withholding tax is a final tax for Belgian resident individuals holding our common stock as a private investment, and the dividends need to be reported in such individuals' annual income tax returns. If no withholding tax has been levied (for example where payment or attribution is made outside Belgium), such individuals are required to report the dividends in their tax returns, and will be taxed at the rate of either 25.0% or 15.0%, in each case increased by a municipal surcharge (generally varying from 5% to 8% of the tax due).

     Belgian resident individuals whose holdings of our common stock are connected with a business will be taxed on the dividends at the ordinary rates for business income, varying from 25% to 55% and increased by the appropriate municipal surcharge and a 3% crisis contribution. Any Belgian withholding tax is creditable against the final income tax due, provided the holder of our common stock has full ownership of that stock at the time of attribution or payment of the dividends and the dividend distribution does not entail a reduction in value or capital loss on the shares.

     CORPORATE INCOME TAX FOR COMPANIES RESIDENT IN BELGIUM

     Dividends received by companies resident in Belgium are, in principle, subject to corporation income tax at the rate of 40.1%, i.e. the standard rate of 39%, increased by the additional tax of 3% of the corporate income tax due. Lower rates may be applicable to Belgian resident companies which, among other conditions, are not 50% or more owned by another company and whose taxable income is below certain thresholds fixed by law.

     Belgian resident companies which satisfy the minimum holding requirement of either a participation of at least 5% in deCODE or an acquisition value of at least BEF50 million at the time of attribution or payment of dividends will be taxed on only 5% of the dividends received (so-called dividends-received deductions or DRD) unless deCODE falls within one of the categories expressly excluded from the DRD. DRD entitlement is assessed on a case by case basis at the time of attribution by reference to the origin of the issuer's revenue used to distribute the dividend. If our revenues continue to be submitted to normal taxation, it is highly unlikely that DRD would be denied.

     INCOME TAX FOR BELGIAN RESIDENT ENTITIES SUBJECT TO BELGIAN LEGAL ENTITIES TAX

     The Belgian dividend withholding tax is a final tax for Belgian resident entities subject to the Belgian legal entities tax.

     BELGIAN CAPITAL GAINS TAXATION

     Income Tax for Individuals Resident in Belgium. Individuals holding our common stock as a private investment will not be subject to Belgian capital gains taxation on the disposal of that stock. Individuals may, however, be subject to a 33% tax (increased by the appropriate municipal surcharge and the 3% crisis contribution) if the capital gain is deemed to be "speculative" in nature as defined by Belgian case law.

     Corporate Income Tax for Companies Resident in Belgium. Capital gains realized by companies resident in Belgium on the disposal of our common stock are exempt from Belgian capital gains taxation if our dividends fully qualify for the DRD. It is not necessary to satisfy the minimum holding requirement for DRD to benefit from this exemption.

     Capital losses are only tax-deductible on a liquidation and distribution of all our assets and liabilities. In that event, capital losses are tax-deductible to the extent that they represent fully paid-up capital.

     Belgium Resident Entities Subject to the Belgian Legal Entities
Tax. Entities subject to the Belgian legal entities tax are not subject to Belgian capital gains taxation on the disposal of our common stock.

     BELGIAN INDIRECT TAXES

     Stamp Tax on Securities Transactions. In principle, a Belgian stamp tax is levied upon the subscription or purchase or sale of our common stock in Belgium through a professional intermediary. The rate applicable to subscriptions for new shares is 0.35% subject to an upper limit of BEF 10,000 or (Euro 248) per transaction. The rate applicable to sales and purchases of existing shares in Belgium through a professional intermediary is 0.17% subject to an upper limit of BEF 10,000 or (Euro 248) per transaction.

     An exemption is available to professional intermediaries (such as credit institutions), insurance companies, pension funds and collective investment vehicles acting for their own account. Non-Belgian resident holders of our common stock acting for their own account will also be entitled to an exemption from this stamp tax if they deliver to the issuer of the professional intermediary in Belgium, as the case may be, an affidavit confirming non-Belgian resident status.

     Tax on Physical Delivery of Bearer Securities. A tax is levied upon the physical delivery of our common stock pursuant to the subscription or acquisition for consideration in Belgium. This tax is also due on the delivery of our common stock pursuant to a withdrawal of such stock from "open custody" in Belgium. An exemption is available if the acquisition for consideration does not take place through a professional intermediary.

     This tax is due, at the rate of 0.2% on the sums payable by the subscriber or acquirer on a subscription of acquisition of the sales value of our common stock, as estimated by the custodian, on a withdrawal from "open custody."

     An exemption is available for deliveries to recognized professional intermediaries (such as credit institutions) acting for their own account. An exemption is also available for delivery to a non-resident of shares of our common stock which are held in "open custody" with certain specified financial intermediaries.

     Since securities listed on EASDAQ are always in book entry form, the Belgian tax on the physical delivery of bearer securities will not apply to transactions in our common stock on EASDAQ.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Prior to this offering there has been no public market for our common stock. Some financial institutions in Iceland have been making a market for privately-negotiated transactions among non-U.S. persons in shares of our outstanding Series B preferred stock. Our Series B preferred stock transfer records indicate that approximately 10 million shares of Series B preferred stock were transferred during 1999 in approximately 7,000 transactions and approximately 1.1 million shares of Series B preferred stock were transferred during January 2000 in approximately 2,700 transactions. The majority of these transactions had an Icelandic financial institution as one of the counterparties. Future sales of substantial amounts of our common stock, or even the possibility of such sales, could reduce the prevailing market price. As described below, only a limited number of shares of common stock that our stockholders currently hold will be available for sale shortly after this offering due to certain contractual and legal restrictions on resale. Sales of substantial amounts of common stock in the public market after the restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.



     Upon closing of this offering, 40,664,787 shares of our common stock will be outstanding based on the number of shares of our preferred stock and common stock outstanding as of March 31, 2000, and assuming no exercise of the underwriters' over-allotment option. Of these shares, the 8,000,000 shares of common stock that we plan to sell in this offering will be freely tradable (unless purchased by an "affiliate" of deCODE as such term is defined in the Securities Act of 1933 without restriction or registration under the Securities Act. We issued and sold all remaining shares of common stock in private transactions. These shares are "restricted securities" which are eligible for public sale only if registered under the Securities Act or sold in accordance with Rule 144 promulgated under that Act. In addition, upon closing of this offering 2,063,056 shares of common stock will be issuable upon the exercise of warrants and options.



     Each of deCODE and the directors, executive officers and certain other stockholders of deCODE (who will hold, in the aggregate, -- % of deCODE's common stock after the offering) has agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, it will not sell its shares during the period ending 180 days after the date of this prospectus.



     In addition, each of certain other stockholders of deCODE, (who will hold, in the aggregate, -- % of deCODE's common stock after the offering), has signed an agreement providing that, upon the request of deCODE or Morgan Stanley & Co. Incorporated, it will not, during the period ending 180 days after the effective date of the registration statement of which this prospectus is a part, sell or otherwise transfer or dispose of any shares of common stock. We cannot be certain that we can enforce such agreements against all transferees of the initial purchasers of the shares.



     As a result of lockups with the underwriters and the provisions of Rule 144, the 32,664,787 shares which are restricted securities will be available for sale in the U.S. public market, upon expiration of the lockup period, as follows:



     - 22,372,639 shares of common stock will be immediately eligible for resale (subject to the volume limitations and other resale requirements under Rule 144 in the case of sales by affiliates)



     - an additional 6,414,953 shares of common stock will be immediately eligible for resale (subject to the volume limitations and other resale requirements under Rule 144)



     - the remaining 3,877,195 shares of common stock will be eligible for resale from time to time thereafter upon expiration of the applicable holding periods under Rule 144 (subject to the volume limitations and other resale requirements under Rule 144)


     Rule 144. In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus a person or persons whose shares are aggregated, who has beneficially owned restricted securities for at least one year, including the holding period of any prior owner except an affiliate, will be entitled to sell within any three-month period a number of shares that does not exceed the greater of:


     - 1% of the number of shares of our common stock then outstanding, which will equal approximately 406,648 shares immediately after this offering; or


     - the average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

     Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about deCODE.

     Rule 144(k). Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner except an affiliate, is entitled to sell these shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.


     Registration Rights. As described above, an investors rights agreement entitles holders of 18,583,863 shares of our common stock (including 2,044,456 shares of common stock issuable upon exercise of options and warrants to purchase common stock) which are restricted securities to demand registration of their shares under the Securities Act at any time after 180 days after the effective date of the registration statement of which this prospectus is a part. Registration of these shares under the Securities Act would result in their becoming freely tradeable without restriction under the Securities Act, except for shares purchased by affiliates, immediately upon the effectiveness of the registration.

                                  UNDERWRITERS


     The underwriters named below, for whom Morgan Stanley & Co. Incorporated is acting as representative, have severally agreed to purchase, and deCODE has agreed to sell to them, severally, the number of shares indicated below. An underwriting agreement dated the date of this prospectus provides the terms and conditions for the sale.



                                                               NUMBER OF
NAME                                                            SHARES
----                                                           ---------
Morgan Stanley & Co. Incorporated...........................
Lehman Brothers Inc.........................................
                                                               ---------
Total.......................................................   8,000,000
                                                               =========



     The underwriters are offering the shares of common stock subject to their acceptance of the shares from deCODE and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to the underwriters' counsel's approval of certain legal matters, and to certain other conditions. The agreement requires the underwriters to take and pay for all of the shares of common stock offered by this prospectus if any such shares are taken. However, it does not require them to take or pay for the shares covered by the underwriters' over-allotment option described below.



     The underwriters initially propose to offer part of the shares of common stock directly to the public at the public offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents a
concession not in excess of $   --   a share under the public offering price.
Any underwriter may allow, and such dealers may reallow, a concession not in
excess of $   --   a share to other underwriters or to certain dealers. After the initial offering of the shares of common stock, the representative may from time to time vary the offering price and other selling terms.



     At our request, the underwriters have also reserved for subscription, at
the initial public offering price,        --   shares for a number of our
directors, officers, employees, friends and family. The shares available to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares which are not so purchased will be offered by the underwriters to the general public on the same basis as other shares sold in this offering.


     Morgan Stanley & Co. Incorporated expects to deliver the shares to
purchasers on    --   , 2000.


     Morgan Stanley International Ltd., an affiliate of Morgan Stanley & Co., will act as the stabilizing manager on EASDAQ.



     deCODE has granted to the underwriters an option to purchase up to an aggregate of 1,200,000 additional shares of common stock exercisable for 30 days from the date of this prospectus, at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering overallotments, if any, that they make in connection with the offering of the shares of common stock under this prospectus. To the extent the underwriters exercise the option, each will become obligated, subject to certain conditions, to purchase approximately the same percentage of the additional shares of common stock as the number listed next to the underwriter's name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table. If the underwriters' option is exercised in full, the total price to the public will be $147,200,000, the total underwriters' discounts and commissions will be $10,304,000 and total proceeds to deCODE will be $136,896,000.



     The underwriters have informed deCODE that they do not intend sales to discretionary accounts to exceed five percent of the total number of shares of common stock that they will offer.

     The Nasdaq National Market has approved our common stock for quotation, subject to official notice of issuance, on the Nasdaq National Market and we have applied for admission to listing on EASDAQ, in each case under the symbol "DCGN."



     Each of deCODE and the directors, executive officers and certain other stockholders of deCODE (who will hold, in the aggregate, -- % of deCODE's common stock after the offering) and each other person participating in the friends and family program described above has agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters and, to the extent required by EASDAQ rules, the EASDAQ Market Authority, it will not during the period ending 180 days after the date of this prospectus:


     - offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

     - enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock,

whether any transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise.

     The restrictions described in the paragraph above do not apply to:


     -  our sale of shares to the underwriters;



     - our issuance of shares of common stock upon the exercise of an option or a warrant or the conversion of a security outstanding, that we have authorized or have made available for grant on the date of this prospectus and of which we have advised the underwriters in writing; or



     - transactions by any person other than deCODE relating to shares of common stock or other securities that such person has acquired in open market transactions after the completion of the offering of the shares.



     Morgan Stanley & Co. Incorporated, on behalf of the underwriters, may exercise its discretion to grant the consent referred to above based on, among other things, the existence of an outstanding offer to purchase all or a substantial portion of deCODE's shares, the terms of the proposed disposal, the identity of the buyer, and the identity and circumstances of the proposed seller. To our knowledge, none of our officers, directors or current stockholders intend to ask for consent to offer, sell or otherwise dispose of the shares of common stock within the lock-up period.



     Each of certain other stockholders of deCODE, (who will hold, in the aggregate, -- % of deCODE's common stock after the offering), signed an agreement providing that, upon the request of deCODE or Morgan Stanley & Co. Incorporated, it will not, during the period ending 180 days after the effective date of the registration statement of which this prospectus is a part, sell or otherwise transfer or dispose of any shares of common stock. deCODE made such
request on    --   . We cannot be certain that we can enforce such agreements against all transferees of the initial purchasers of the shares.



     Any deCODE stockholder holding registration rights cannot require deCODE to register its stock earlier than 180 days after the date of this prospectus. Therefore, such stockholders cannot use these registration rights to break-up any lock-up arrangements described above.


     In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the common stock for their own account. In addition, to cover over-allotments or to stabilize the price of the common stock, the underwriters may bid for, and purchase, shares of the common stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the common stock in the offering, if the syndicate repurchases previously distributed common stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriting agreement does not require the underwriters to engage in these activities, and permits them to terminate any of these activities at any time.


     deCODE and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

PRICING OF THE OFFERING


     Prior to this offering, there has been no public market for the common stock. Some Icelandic financial institutions have been making a market for privately negotiated transactions among non-U.S. persons in shares of our outstanding Series B preferred stock. deCODE and the representative will negotiate to determine the initial public offering price of the common stock. Among the factors that we and the representative will consider to determine the initial public offering price will be the future prospects of deCODE and its industry in general, earning and certain other financial operating information of deCODE in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to those of deCODE. Market conditions and other factors may result in a change of the estimated initial public offering price range set forth on the cover page of this preliminary prospectus.



     The following table summarizes the per share and total public offering price of the shares of common stock in the offering, the underwriting compensation that we will pay to the underwriters and the proceeds of the offering, before expenses, to us. The information presented assumes either no exercise or full exercise by the underwriters of their over-allotment option.



                                                                             TOTAL
                                                                  ----------------------------
                                                                    WITHOUT           WITH
                                                         PER         OVER-           OVER-
                                                        SHARE      ALLOTMENT       ALLOTMENT
                                                        ------    ------------    ------------
Public offering price.................................  $16.00    $128,000,000    $147,200,000
Underwriting discounts and commissions payable by
  us..................................................    1.12       8,960,000      10,304,000
Proceeds, before expenses, to us......................   14.88     119,040,000     136,896,000



     The underwriting discount and commission per share is equal to the public offering price per share of our common stock less the amount that the underwriters pay to us per share of common stock.


     We estimate total offering expenses payable by us, other than the underwriting discounts and commissions referred to above, will be approximately $ -- .

                                 LEGAL MATTERS


     Smith, Stratton, Wise, Heher & Brennan of Princeton, New Jersey will pass upon the validity of the common stock we are offering and some of the legal matters arising in connection with this offering on our behalf. Davis Polk & Wardwell of New York, New York will pass upon other legal matters in connection with this offering for the underwriters.


                                    EXPERTS


     The consolidated financial statements as of December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999, included in this prospectus, have been included herein in reliance on the report of PricewaterhouseCoopers ehf., independent accountants, given on the authority of that firm as experts in accounting and auditing.


                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission, Washington, D.C., a registration statement on Form S-1 (together with required schedules and exhibits) under the Securities Act with respect to the shares of common stock offered. This prospectus, which constitutes a part of the registration statement, does not contain all of the information provided in the registration statement. We have omitted certain terms in accordance with the rules and regulations of the Securities and Exchange Commission. You can find additional information with respect to deCODE and the common stock in the registration statement, which you may inspect without charge, at the public reference facilities maintained by the Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; Seven World Trade Center, 13th Floor, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may obtain copies of these materials from the Public Reference Room of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C., 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The registration statement is also publicly available through the Securities and Exchange Commission's web site located at http://www.sec.gov.


                               EASDAQ INFORMATION

BELGIUM RESTRICTIONS

     Prior to approval of the preliminary prospectus and/or the final prospectus by the Belgian Banking and Finance Commission, the shares of common stock will not, whether directly or indirectly, be offered, sold, transferred or delivered in Belgium to any individual or entity other than institutional investors referred to in Article 3.2. of the Belgian Royal Decree of July 7, 1999, on the public character of financial transactions, acting on their own account.

APPROVAL BY THE BANKING AND FINANCE COMMISSION


     On    --   , The Banking and Financial Commission (Commission bancaire et financiere/Commissie voor het Bank- en Financiewezen) approved this prospectus in accordance with article 29 ter, (sec.) 1 of the Belgian Royal Decree 185 of July 9, 1935 on the supervision of banks and the issue of securities as supplemented by the law of March 9, 1989. This approval does not imply any judgment as to the appropriateness or the quality of this initial public offering and the admission to trading of our common stock on EASDAQ, nor of our situation. The notice required by article 29 ter, (sec.) 1 of the Royal Decree will be published in the press on the first day of trading on EASDAQ.


     For this purpose, the prospectus approved by the Belgian Banking and Finance Commission is considered to include the registration statement declared
effective by the United States Securities and Exchange Commission on    --   as
well as the additional information contained herein.

RESPONSIBILITY FOR THE PROSPECTUS


     deCODE, represented by Kari Stefansson, Chairman, Chief Executive Officer and President, and Hannes Smarason, Executive Vice President and Senior Business and Finance Officer, takes responsibility for the contents of this prospectus.


     deCODE, having made all reasonable inquiries, accepts responsibility for, and confirms that this prospectus contains, all information with regard to us and our shares of common stock that is material in the context of the offering and sale of our shares of common stock, that the information contained in this prospectus is true and correct in all material respects and is not misleading, that the opinions and our intentions expressed herein are honestly held and that there are no other facts the omission of which makes this prospectus as a whole or any of such information or the expression of any such opinions or intentions misleading.

AVAILABILITY OF INFORMATION

     Companies applying for admission to trading on EASDAQ are required to publish relevant financial and other information regularly and to keep the public informed of all events likely to affect the market price of their securities. Price sensitive information will be made available to investors in Europe through the EASDAQ -- Company Reporting System and other international information vendors. Copies of deCODE's certificate of incorporation, bylaws and annual financial statements are available upon request from EASDAQ.


     Copies of the Registration Statement will be available for review at the office of Morgan Stanley Dean Witter, 25 Cabot Square, Canary Wharf, London, E14B 4QA. Additional information about deCODE may be obtained from the sources indicated under "Where You Can Find More Information" in this prospectus.

SETTLEMENT AND CLEARANCE

     The following summarizes our understanding of the operation of the clearing system which will be in place. Persons proposing to trade the common stock on EASDAQ should inform themselves about the costs of such trading including any taxes that might arise from such trade. See also "Certain Tax Considerations -- Certain Belgian Tax Considerations for Belgian Holders of Common Stock."

     Transactions in the common stock executed in the United States generally will be settled by book-entry through financial institutions that are participants in DTC.

     DTC is a limited-purpose trust company that was created to hold securities for its participating organizations, collectively, DTC Participants, and to facilitate the clearance settlements of transactions in such securities between participants through electronic book-entry changes in accounts of DTC Participants. DTC Participants include securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies, collectively, DTC Indirect Participants, that clear through or maintain a custodial relationship with a DTC Participant, either directly or indirectly. Persons which are DTC Participants may beneficially own securities held by or on behalf of DTC only through DTC Participants or DTC Indirect Participants.

     Our shares of common stock are expected to be quoted on EASDAQ in U.S. dollars. Transactions in the shares of common stock on EASDAQ will be settled in U.S. dollars or any other Euroclear of Clearstream eligible currency through the Euroclear or Clearstream systems. Investors in the common stock on EASDAQ must have a securities account with a financial institution which directly or indirectly has access to Euroclear or Clearstream. Euroclear and Clearstream are DTC Indirect Participants.

     Euroclear and Clearstream hold securities and book-entry interests in securities for their direct participants, which include banks, securities brokers and dealers, other professional intermediaries and foreign depositories and facilitate the clearance and settlements of securities transactions between their respective participants, and between their participants and participants of certain other securities intermediaries, including DTC, through electronic book-entry changes in accounts of such participants or other securities intermediaries.

     Euroclear and Clearstream provide their respective participants, among other things, with safekeeping, administration, clearance and settlement, securities lending and borrowing, and related services. Euroclear and Clearstream have established an electronic bridge between their two systems, across which their respective participants may settle trades with each other. Euroclear and Clearstream participants are investment banks, securities brokers and dealers, banks, central banks, supranationals, custodians, investment managers, corporations, trust companies and certain their organizations and include certain of the underwriters.


ADMISSION TO LISTING ON EASDAQ


     We have applied for admission to listing of our common stock to EASDAQ.

     Our common stock is expected to begin trading on EASDAQ on    --   .

     The EASDAQ trading symbol will be "DCGN."

TRANSFER OF OUR COMMON STOCK

     Upon the issuance of the securities in the manner set forth in this prospectus, our common stock will be freely transferable within the EU, and fully paid and nonassessable.

                             DECODE GENETICS, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                              PAGE
                                                             -------

Report of Independent Accountants...........................     F-2

Consolidated Balance Sheets.................................     F-3

Consolidated Statements of Operations.......................     F-4

Consolidated Statements of Changes in Stockholders' Equity
  (Deficit).................................................     F-5

Consolidated Statements of Cash Flows.......................     F-7

Notes to Consolidated Financial Statements..................     F-8

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and stockholders of deCODE genetics, Inc.:

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, changes in stockholders' equity and cash flows present fairly, in all material respects, the consolidated financial position of deCODE genetics, Inc. ("deCODE") at December 31, 1998 and 1999 and the consolidated results of its operations and its consolidated cash flows for each of the three years in the period ended December 31, 1999, in conformity with generally accepted accounting principles in the United States. These financial statements are the responsibility of deCODE's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers ehf.
Reykjavik, Iceland
March 8, 2000
                             deCODE GENETICS, INC.

                          CONSOLIDATED BALANCE SHEETS


                                                                                                   PRO FORMA
                                                                                                 STOCKHOLDERS'
                                                           DECEMBER 31,                            EQUITY AT
                                                    ---------------------------    MARCH 31,       MARCH 31,
                                                        1998           1999           2000            2000
                                                    ------------   ------------   ------------   --------------
                                                                                  (UNAUDITED)     (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.......................  $ 25,075,844   $ 29,668,249   $ 40,530,449
  Receivable from share issuance..................             0     33,143,836              0
  Prepaid expenses and other current assets.......       979,998      2,552,124      2,845,183
                                                    ------------   ------------   ------------
    Total current assets..........................    26,055,842     65,364,209     43,375,632
Investments.......................................             0        757,340        979,492
Property and equipment, net.......................    12,484,273     13,008,637     14,980,033
                                                    ------------   ------------   ------------
    Total assets..................................  $ 38,540,115   $ 79,130,186   $ 59,335,157
                                                    ============   ============   ============
LIABILITIES, REDEEMABLE, CONVERTIBLE PREFERRED
  STOCK AND
  STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable and accrued expenses...........  $  3,415,643   $  4,146,894   $  6,965,219
  Current portion of capital lease obligations....     2,087,186      2,218,726      2,103,825
  Deferred research revenue.......................     1,155,000      2,238,333      2,266,111
  Payable to preferred shareholders...............             0     17,467,077              0
                                                    ------------   ------------   ------------
    Total current liabilities.....................     6,657,829     26,071,030     11,335,155
Capital lease obligations, net of current
  portion.........................................     6,772,472      4,549,809      4,124,059
Other long-term liabilities.......................       173,858        324,482        350,216
Redeemable, convertible preferred stock, $0.001
  par value; 32,641,926 shares authorized:
  Series A;
    Designated: 11,041,926 shares
    Issued and outstanding: 9,624,282 shares
      (liquidation value $11,948,418) at March 31,
      2000........................................    14,012,463     12,405,887     12,689,364    $          0
  Series B;
    Designated: 10,000,000 shares
    Issued and outstanding: 9,893,814 shares
      (liquidation value $106,671,341) at March
      31, 2000....................................    23,729,876     99,865,152    101,845,926               0
  Series C;
    Designated: 4,583,334 shares
    Issued 3,611,111 shares and outstanding
      3,511,111 shares (liquidation value
      $9,230,845) at March 31, 2000...............     5,415,740      9,318,328      9,495,436               0
                                                    ------------   ------------   ------------    ------------
  Total redeemable, convertible preferred stock...    43,158,079    121,589,367    124,030,726               0
                                                    ------------   ------------   ------------    ------------
Commitments and contingencies (Note G)
Stockholders' equity (deficit):
  Common stock, $0.001 par value;
    Authorized: 48,000,000 shares
    Issued and outstanding: 9,381,500, 9,604,012,
      and 9,633,262 shares at December 31, 1998
      and 1999 and March 31, 2000, respectively,
      and 32,664,787 on an unaudited pro forma
      basis.......................................         9,382          9,604          9,633          32,665
  Additional paid-in capital......................    17,842,611     32,023,850     32,984,613     146,268,131
  Notes receivable................................    (4,033,347)    (9,597,830)    (9,593,996)     (9,593,996)
  Deferred compensation...........................    (8,549,906)   (10,744,069)    (9,913,293)     (9,913,293)
  Dividends accreted on redeemable, convertible
    preferred stock...............................    (3,215,628)    (8,384,951)   (10,724,176)              0
  Accumulated deficit.............................   (20,275,235)   (76,713,517)   (83,262,374)    (83,262,374)
  Accumulated other comprehensive income (loss)...             0          2,411         (5,406)         (5,406)
                                                    ------------   ------------   ------------    ------------
    Total stockholders' equity (deficit)..........   (18,222,123)   (73,404,502)   (80,504,999)   $ 43,525,727
                                                    ------------   ------------   ============
    Total liabilities, redeemable, convertible
      preferred stock and stockholders' equity
      (deficit)...................................  $ 38,540,115   $ 79,130,186   $ 59,335,157
                                                    ============   ============   ============


   The accompanying notes are an integral part of the consolidated financial statements.

                             deCODE GENETICS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                            FOR THE THREE MONTHS ENDED
                                    FOR THE YEARS ENDED DECEMBER 31,                 MARCH 31,
                                -----------------------------------------   ---------------------------
                                   1997           1998           1999           1999           2000
                                -----------   ------------   ------------   ------------   ------------
                                                                            (UNAUDITED)    (UNAUDITED)
REVENUE
  Research collaborative
     contract.................  $         0   $ 12,705,000   $ 15,776,667   $ 3,853,889    $ 4,437,222
  Other revenue...............            0              0        667,408       653,600              0
                                -----------   ------------   ------------   -----------    -----------
     Total revenue............            0     12,705,000     16,444,075     4,507,489      4,437,222
OPERATING EXPENSES
  Research and development....    6,080,096     19,282,364     31,823,950     6,805,146      8,854,368
  General and
     administrative...........    1,967,684      4,893,202      7,863,299     2,208,749      2,608,898
                                -----------   ------------   ------------   -----------    -----------
     Total operating
       expenses...............    8,047,780     24,175,566     39,687,249     9,013,895     11,463,266
                                -----------   ------------   ------------   -----------    -----------
Operating loss................   (8,047,780)   (11,470,566)   (23,243,174)   (4,506,406)    (7,026,044)
Equity in net earnings (loss)
  of affiliate................            0              0     (1,484,081)     (278,780)      (119,284)
Interest income, net..........       (8,461)       562,336      1,549,481        97,514        636,624
Taxes.........................            0              0              0             0              0
                                -----------   ------------   ------------   -----------    -----------
Net loss......................   (8,056,241)   (10,908,230)   (23,177,774)   (4,687,672)    (6,508,704)
Accrued dividends and
  amortized discount on
  preferred stock.............     (620,385)    (2,571,523)    (7,542,787)     (862,260)    (2,379,378)
Premium on repurchase of
  preferred stock.............            0              0    (30,887,044)            0              0
                                -----------   ------------   ------------   -----------    -----------
Net loss available to common
  stockholders................  $(8,676,626)  $(13,479,753)  $(61,607,605)  $(5,549,932)   $(8,888,082)
                                ===========   ============   ============   ===========    ===========
Basic and diluted net loss per
  share.......................  $     (3.85)  $      (3.06)  $      (9.56)  $     (0.97)   $     (1.20)
Shares used in computing basic
  and diluted net loss per
  share.......................    2,254,413      4,400,576      6,446,055     5,749,963      7,419,439
Unaudited pro forma basic and
  diluted net loss per
  share.......................                               $      (0.84)                 $     (0.21)
Shares used in computing
  unaudited pro forma basic
  and diluted net loss per
  share.......................                                 27,559,365                   30,392,795


   The accompanying notes are an integral part of the consolidated financial statements.

                             deCODE GENETICS, INC.

      CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

                                                                                                    DIVIDENDS
                                                                                                   ACCRETED ON
                                                      ADDITIONAL                                   REDEEMABLE,
                               COMMON                   PAID-IN        NOTES        DEFERRED       CONVERTIBLE     ACCUMULATED
                                STOCK     PAR VALUE     CAPITAL     RECEIVABLE    COMPENSATION   PREFERRED STOCK     DEFICIT
                              ---------   ---------   -----------   -----------   ------------   ---------------   ------------
BALANCE AT DECEMBER 31,
 1996.......................  6,015,000    $6,015     $         0   $         0   $          0    $   (181,852)    $ (1,152,632)
Issuance of common stock in
 exchange for settlement of
 loan.......................     20,000        20          85,285
Deferred compensation
 arising from stock
 options....................                               55,250                      (55,250)
Amortization of deferred
 compensation...............                                                            11,851
Accretion of dividends and
 amortization of discount on
 preferred stock............                                                                          (605,174)         (15,211)
Comprehensive income (loss):
 Net loss for the period....                                                                                         (8,056,241)
Total comprehensive income
 (loss).....................
                              ---------    ------     -----------   -----------   ------------    ------------     ------------
BALANCE AT DECEMBER 31,
 1997.......................  6,035,000     6,035         140,535             0        (43,399)       (787,026)      (9,224,084)
Issuance of common stock....    200,000       200         340,768       (80,000)
Issuance of common stock
 upon exercise of stock
 options....................  3,146,500     3,147       3,977,127    (3,953,347)
Deferred compensation
 arising from stock
 options....................                           13,384,181                  (13,384,181)
Amortization of deferred
 compensation...............                                                         4,877,674
Accretion of dividends and
 amortization of discount on
 preferred stock............                                                                        (2,428,602)        (142,921)
Comprehensive income (loss):
 Net loss for the period....                                                                                        (10,908,230)
Total comprehensive income
 (loss).....................
                              ---------    ------     -----------   -----------   ------------    ------------     ------------
BALANCE AT DECEMBER 31,
 1998.......................  9,381,500     9,382      17,842,611    (4,033,347)    (8,549,906)     (3,215,628)     (20,275,235)
Issuance of common stock....     68,000        68       1,207,845
Forfeiture of unvested
 founder stock and unvested
 common stock issued upon
 early exercise of stock
 options....................   (359,655)                                219,111        513,424
Exchange of common stock for
 Series B preferred stock...   (333,333)
Issuance of common stock
 upon exercise of stock
 options....................    847,500       154       1,413,392    (5,895,594)
Deferred compensation
 arising from stock
 options....................                           10,106,684                  (10,106,684)
Cancellation of stock
 options previously giving
 rise to deferred
 compensation...............                              (87,602)                      87,602
Amortization of deferred
 compensation...............                                                         7,311,495
Payments of notes
 receivable.................                                            112,000
Premium on repurchase of
 preferred stock............                                                                           582,514      (31,469,558)
Beneficial conversion
 feature of issuance of
 Series C preferred stock...                            1,540,920
Accretion of dividends and
 amortization of discount on
 preferred stock............                                                                        (5,751,837)      (1,790,950)
Comprehensive income (loss):
 Net loss for the period....                                                                                        (23,177,774)
 Other comprehensive income
   (loss):
 Foreign currency
   translation..............
Total comprehensive income
 (loss).....................
                              ---------    ------     -----------   -----------   ------------    ------------     ------------
BALANCE AT DECEMBER 31,
 1999.......................  9,604,012     9,604      32,023,850    (9,597,830)   (10,744,069)     (8,384,951)     (76,713,517)

                               ACCUMULATED
                                  OTHER                         TOTAL
                              COMPREHENSIVE                 STOCKHOLDERS'
                                 INCOME        TREASURY        EQUITY
                                 (LOSS)          STOCK        (DEFICIT)
                              -------------   -----------   -------------
BALANCE AT DECEMBER 31,
 1996.......................     $     0      $         0   $ (1,328,469)
Issuance of common stock in
 exchange for settlement of
 loan.......................                                      85,305
Deferred compensation
 arising from stock
 options....................                                           0
Amortization of deferred
 compensation...............                                      11,851
Accretion of dividends and
 amortization of discount on
 preferred stock............                                    (620,385)
Comprehensive income (loss):
 Net loss for the period....                                  (8,056,241)
                                                            ------------
Total comprehensive income
 (loss).....................                                  (8,056,241)
                                 -------      -----------   ------------
BALANCE AT DECEMBER 31,
 1997.......................           0                0     (9,907,939)
Issuance of common stock....                                     260,968
Issuance of common stock
 upon exercise of stock
 options....................                                      26,927
Deferred compensation
 arising from stock
 options....................                                           0
Amortization of deferred
 compensation...............                                   4,877,674
Accretion of dividends and
 amortization of discount on
 preferred stock............                                  (2,571,523)
Comprehensive income (loss):
 Net loss for the period....                                 (10,908,230)
                                                            ------------
Total comprehensive income
 (loss).....................                                 (10,908,230)
                                 -------      -----------   ------------
BALANCE AT DECEMBER 31,
 1998.......................           0                0    (18,222,123)
Issuance of common stock....                                   1,207,913
Forfeiture of unvested
 founder stock and unvested
 common stock issued upon
 early exercise of stock
 options....................                     (732,895)          (360)
Exchange of common stock for
 Series B preferred stock...                   (3,750,000)    (3,750,000)
Issuance of common stock
 upon exercise of stock
 options....................                    4,482,895            847
Deferred compensation
 arising from stock
 options....................                                           0
Cancellation of stock
 options previously giving
 rise to deferred
 compensation...............                                           0
Amortization of deferred
 compensation...............                                   7,311,495
Payments of notes
 receivable.................                                     112,000
Premium on repurchase of
 preferred stock............                                 (30,887,044)
Beneficial conversion
 feature of issuance of
 Series C preferred stock...                                   1,540,920
Accretion of dividends and
 amortization of discount on
 preferred stock............                                  (7,542,787)
Comprehensive income (loss):
 Net loss for the period....                                 (23,177,774)
 Other comprehensive income
   (loss):
 Foreign currency
   translation..............       2,411                           2,411
                                                            ------------
Total comprehensive income
 (loss).....................                                 (23,175,363)
                                 -------      -----------   ------------
BALANCE AT DECEMBER 31,
 1999.......................       2,411                0    (73,404,502)

                                                                                                    DIVIDENDS
                                                                                                   ACCRETED ON
                                                      ADDITIONAL                                   REDEEMABLE,
                               COMMON                   PAID-IN        NOTES        DEFERRED       CONVERTIBLE     ACCUMULATED
                                STOCK     PAR VALUE     CAPITAL     RECEIVABLE    COMPENSATION   PREFERRED STOCK     DEFICIT
                              ---------   ---------   -----------   -----------   ------------   ---------------   ------------
Forfeiture of unvested
 common stock issued upon
 early exercise of stock
 options (unaudited)........       (750)                                  3,834            913
Issuance of common stock
 upon exercise of stock
 options (unaudited)........     30,000        29          58,223
Deferred compensation
 arising from stock options
 (unaudited)................                              902,540                     (902,540)
Amortization of deferred
 compensation (unaudited)...                                                         1,732,403
Accretion of dividends and
 amortization of discount on
 preferred stock
 (unaudited)................                                                                        (2,339,225)         (40,153)
Comprehensive income (loss):
 Net loss for the period
   (unaudited)..............                                                                                         (6,508,704)
Other comprehensive income
 (loss):
 Foreign currency
   translation
   (unaudited)..............
Total comprehensive income
 (loss) (unaudited).........
                              ---------    ------     -----------   -----------   ------------    ------------     ------------
BALANCE AT MARCH 31, 2000
 (UNAUDITED)................  9,633,262    $9,633     $32,984,613   $(9,593,996)  $ (9,913,293)   $(10,724,176)    $(83,262,374)
                              =========    ======     ===========   ===========   ============    ============     ============

                               ACCUMULATED
                                  OTHER                         TOTAL
                              COMPREHENSIVE                 STOCKHOLDERS'
                                 INCOME        TREASURY        EQUITY
                                 (LOSS)          STOCK        (DEFICIT)
                              -------------   -----------   -------------
Forfeiture of unvested
 common stock issued upon
 early exercise of stock
 options (unaudited)........                       (4,748)            (1)
Issuance of common stock
 upon exercise of stock
 options (unaudited)........                        4,748         63,000
Deferred compensation
 arising from stock options
 (unaudited)................                                           0
Amortization of deferred
 compensation (unaudited)...                                   1,732,403
Accretion of dividends and
 amortization of discount on
 preferred stock
 (unaudited)................                                  (2,379,378)
Comprehensive income (loss):
 Net loss for the period
   (unaudited)..............                                  (6,508,704)
Other comprehensive income
 (loss):
 Foreign currency
   translation
   (unaudited)..............      (7,817)                         (7,817)
                                                            ------------
Total comprehensive income
 (loss) (unaudited).........                                  (6,516,521)
                                 -------      -----------   ------------
BALANCE AT MARCH 31, 2000
 (UNAUDITED)................     $(5,406)     $         0   $(80,504,999)
                                 =======      ===========   ============


   The accompanying notes are an integral part of the consolidated financial statements.

                             DECODE GENETICS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                                          FOR THE THREE MONTHS
                                                               FOR THE YEARS ENDED DECEMBER 31,             ENDED MARCH 31,
                                                           -----------------------------------------   --------------------------
                                                              1997           1998           1999          1999           2000
                                                           -----------   ------------   ------------   -----------   ------------
                                                                                                       (UNAUDITED)   (UNAUDITED)
Cash flows from operating activities:
Net loss.................................................  $(8,056,241)  $(10,908,230)  $(23,177,774)  $(4,687,672)  $ (6,508,704)
Adjustments to reconcile net loss to net cash used in
  operating activities:
  Depreciation and amortization..........................      513,055      1,470,959      2,767,521       608,814        762,967
  Equity in net loss of affiliate........................            0              0      1,484,081       278,780        119,284
  Amortization of deferred stock compensation............       11,851      4,877,674      7,311,495     1,265,947      1,732,403
  Other stock-based remuneration.........................            0        341,968        732,500       515,000              0
  Accrued interest on receivable from share issuance.....            0              0       (893,836)            0        893,836
  Equipment received for services provided...............            0              0       (414,000)     (414,000)             0
  Other..................................................       10,521        (45,389)             0             0              0
Changes in operating assets and liabilities:
  Prepaid expenses and other current assets..............       76,436       (753,014)    (1,572,126)   (1,218,508)      (293,059)
  Accounts payable and accrued expenses..................    1,370,458      1,802,896        881,251      (220,639)     1,395,325
  Deferred research revenue..............................            0      1,155,000      1,083,333       611,111         27,778
  Other long-term liabilities............................      183,000         (9,142)       150,624        33,333         25,734
                                                           -----------   ------------   ------------   -----------   ------------
    Net cash used in operating activities................   (5,890,920)    (2,067,278)   (11,646,931)   (3,227,834)    (1,844,436)
                                                           -----------   ------------   ------------   -----------   ------------
Cash flows from investing activities:
  Purchases of property and equipment....................     (351,071)    (5,084,441)    (2,879,055)     (648,976)    (1,319,180)
  Investment in affiliated company.......................            0              0       (254,444)     (254,444)      (341,436)
  Proceeds from sales of equipment.......................       23,371              0          3,581             0              0
                                                           -----------   ------------   ------------   -----------   ------------
    Net cash used in investing activities................     (327,700)    (5,084,441)    (3,129,918)     (903,420)    (1,660,616)
                                                           -----------   ------------   ------------   -----------   ------------
Cash flows from financing activities:
  Proceeds from financing of facility....................            0      2,437,254              0             0              0
  Repurchase of preferred stock..........................            0              0    (20,310,555)            0    (17,467,077)
  Forfeiture of common stock.............................            0              0           (360)            0             (1)
  Issuance of preferred stock and warrants...............    5,101,754     27,269,350     41,658,444     2,266,721     32,311,981
  Issuance of common stock...............................            0         26,927            848             0         63,000
  Repayment of notes receivable for common stock.........            0              0        112,000        80,000              0
  Cash on deposit........................................      (76,464)     1,595,769              0             0              0
  Installment payments on capital lease obligations......     (408,153)    (1,475,565)    (2,091,123)     (504,976)      (540,651)
  Proceeds from bridge loans.............................      706,074              0              0             0              0
  Repayment of bridge loans..............................     (365,677)      (340,397)             0             0              0
                                                           -----------   ------------   ------------   -----------   ------------
    Net cash provided by financing activities............    4,957,534     29,513,338     19,369,254     1,841,745     14,367,252
                                                           -----------   ------------   ------------   -----------   ------------
Net increase (decrease) in cash..........................   (1,261,086)    22,361,619      4,592,405    (2,289,509)    10,862,200
Cash and cash equivalents at beginning of period.........    3,975,311      2,714,225     25,075,844    25,075,844     29,668,249
                                                           -----------   ------------   ------------   -----------   ------------
Cash and cash equivalents at end of period...............  $ 2,714,225   $ 25,075,844   $ 29,668,249   $22,786,335   $ 40,530,449
                                                           ===========   ============   ============   ===========   ============
Supplemental cash flow information:
  Cash paid for interest.................................  $   179,164   $    551,576   $    554,834   $   164,843   $    116,825
                                                           ===========   ============   ============   ===========   ============
Supplemental schedule of non-cash transactions:
  Equipment acquired under capital leases................  $   426,036   $  8,420,123   $          0   $         0   $          0
  Common stock issued in settlement of loan..............       85,305              0              0             0              0
  Series A preferred stock issued in settlement of
    current liability....................................            0        285,000        150,000             0              0
  Series B preferred stock issued as a part of payment
    for facility.........................................            0        347,216              0             0              0
  Receivable from share issuance.........................            0              0     33,143,836             0              0
  Payable to preferred shareholders......................            0              0     17,467,077             0              0
  Series B preferred stock issued in exchange for shares
    in affiliate.........................................            0              0        779,064       779,064              0
  Common stock issued in exchange for shares in
    affiliate............................................            0              0      1,207,913             0              0
  Supplies received in exchange for services provided....            0              0        239,600       239,600              0
  Payable related to purchase of property................            0              0              0             0   $  1,423,000


   The accompanying notes are an integral part of the consolidated financial statements.

                             deCODE GENETICS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED.)


A.  DESCRIPTION OF BUSINESS:

     deCODE genetics, Inc. ("deCODE") is a genomics and health informatics company which applies and develops modern informatics to collect and analyze data about the Icelandic population in order to develop products and services for the healthcare industry. deCODE was founded in 1996 and its facilities are located in Reykjavik, Iceland, where all of deCODE's operations take place.

     In November 1996, deCODE acquired all of the then outstanding shares and assumed the related liabilities of deCODE ehf. which was subsequently renamed Islensk erfethagreining ehf. deCODE ehf. was founded in December 1995 by certain of the same founding stockholders of deCODE. From inception to the date of acquisition by deCODE, deCODE ehf. had been engaged in the early assessment of the feasibility of utilizing genomics to aid in drug discovery.

     Through February 1998, deCODE was a development stage enterprise as defined by Statement of Financial Accounting Standards No. 7, "Accounting and Reporting by Development Stage Enterprises." On February 1, 1998, deCODE entered into a research and collaboration agreement with the Swiss pharmaceutical and diagnostic company F.Hoffmann-La Roche ("Roche"), under which deCODE may receive a total of more than $200 million in equity contributions, research funding and milestone payments. This agreement covers research of up to twelve disease categories over a period of up to five years. As a part of this relationship, Roche has made capital investments in deCODE, provides funding for ongoing research and has made cash payments upon the achievement of certain research milestones.

B.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     BASIS OF PRESENTATION

     These financial statements are reported in United States dollars, deCODE's functional currency, and prepared in accordance with generally accepted accounting principles in the United States.

     PRINCIPLES OF CONSOLIDATION


     The consolidated financial statements include the accounts and operations of deCODE and its wholly owned subsidiary, Islensk erfethagreining ehf., which is an Icelandic company registered in Reykjavik. deCODE conducts all of its operations through this subsidiary and owns all of its outstanding share capital, all of which is fully-paid. No dividends have been paid by this subsidiary. All significant intercompany accounts and transactions are eliminated upon consolidation. The investments in Gagnalind hf. and eMR ehf, in which deCODE has significant influence, but does not control, are accounted for using the equity method.


     USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.


     UNAUDITED INTERIM FINANCIAL DATA



     The unaudited financial statements for the three month periods ended March 31, 1999 and March 31, 2000 have been prepared on the same basis as the audited financial statements and, in the opinion of management, reflect all normal recurring adjustments necessary to present fairly the financial information set forth therein, in accordance with generally accepted accounting principles in the United States.

                             deCODE GENETICS, INC.

 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED.)


     UNCERTAINTIES

     deCODE is subject to risks common to companies in the biotechnology industry including, but not limited to, development by deCODE or its competitors of new technological innovations, ability to market products or services, dependence on key personnel, dependence on key suppliers, protection of proprietary technology, ability to obtain additional financing, ability to negotiate collaborative arrangements and compliance with governmental and other regulations.

     CONCENTRATION OF RISK

     Financial instruments that potentially subject deCODE to concentrations of credit risk consist principally of temporary cash investments. deCODE's cash is deposited only with financial institutions in Iceland and the United States having a high credit standing.

     FAIR VALUE OF FINANCIAL INSTRUMENTS

     The fair value of short-term financial instruments, including cash and cash equivalents, receivables, certain other current assets, trade accounts payable, certain accrued liabilities, and other current liabilities approximates their carrying amount in the financial statements mainly due to the short maturity of such instruments.

     The fair value of capital lease obligations and other long-term liabilities approximate their carrying amounts based on deCODE's estimated current incremental borrowing rate for similar obligations with similar terms.

     CASH EQUIVALENTS

     deCODE considers all highly liquid investments with a maturity of 90 days or less at the date of purchase to be cash equivalents.

     PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets of generally three years for computer equipment, five years for laboratory equipment, furniture, fixtures and company cars, and fifty years for buildings. Maintenance and repairs are expensed as incurred, while major betterments are capitalized. When assets are retired or otherwise disposed of, the assets and related accumulated depreciation or amortization are eliminated from the accounts and any resulting gain or loss is reflected in the statement of operations.

     IMPAIRMENT OF LONG-LIVED ASSETS


     deCODE reviews long-lived assets for potential impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets held for use is measured by comparing the carrying amount of an asset to the estimated future cash flows expected to be generated by the asset. In estimating expected future cash flows for determining whether an asset is impaired, assets are grouped at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows of other groups of assets. If any such assets are considered to be impaired, the impairment to be recognized is the amount by which the carrying amount of the assets exceeds its fair value.



     deCODE has made no adjustments to the carrying values of long-lived assets during the years ended December 31, 1997, 1998 and 1999.

                             deCODE GENETICS, INC.

 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED.)


     CAPITAL LEASES

     Assets acquired under capital lease agreements are recorded at the present value of the future minimum rental payments using interest rates appropriate at the inception of the lease. Property and equipment subject to capital lease agreements are amortized over the shorter of the life of the lease or the estimated useful life of the asset, in accordance with deCODE's normal depreciation policies, unless the lease transfers ownership or contains a bargain purchase option, in which case the leased asset is amortized over the estimated useful life of such asset.

     REVENUE RECOGNITION AND DEFERRED REVENUE


     On December 3, 1999, the staff of the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" (SAB 101), that summarizes the staff's views in applying generally accepted accounting principles to revenue recognition in financial statements. The accounting and disclosure requirements that are described in SAB 101 apply to all registrants. deCODE has adopted the requirements of SAB 101 and has restated prior years' financial statements in accordance with the going public exemption under Accounting Principles Board Opinion No. 20, "Accounting Changes." Prior to deCODE's initial filing of its registration statement for the offering of its securities with the Securities and Exchange Commission, deCODE followed a policy of recognizing revenue from milestone payments earned under the research collaboration agreement with Roche when acknowledgement of having achieved applicable performance requirements was received from the steering committee. The full amount of the milestone payments were recognized as revenue at that time. In connection with the initial filing of its registration statement, deCODE changed its accounting policy for milestone payments received under the agreement with Roche to recognize the revenue associated with such payments on a retrospective basis over the related contract term, with no revenue being recorded until acknowledgement of having achieved applicable performance requirements is received. deCODE believes that the milestone payments represent additional amounts of the aggregate total revenue to be earned under the arrangement with Roche, and that such revenue is more appropriately accounted for over the service period of the agreement.



     deCODE's revenues are currently derived primarily from research funding under the research and collaboration agreement with Roche. Research funding revenue is recognized on an accrual basis as services are provided and are recorded with reference to contracted rates. Research funding payments are not refundable in the event that the research efforts are not successful. Milestone payments are recorded when acknowledgement of having achieved applicable performance requirements is received from the joint steering committee and are recognized as revenue on a retrospective straight-line basis over the contractual term of the agreement with Roche. Accordingly, payments received in advance of being earned are recorded as deferred revenue.



     RESEARCH AND DEVELOPMENT AND SOFTWARE DEVELOPMENT COSTS



     All research and development costs are expensed as incurred. Costs associated with the development of computer software to be used in deCODE's research and development activities are expensed as incurred pursuant to Financial Accounting Standards Board Interpretation No. 6, "Applicability of FASB Statement No. 2 to Computer Software."


     STOCK-BASED COMPENSATION


     deCODE follows Statement of Financial Accounting Standards No. 123 (SFAS No. 123), "Accounting for Stock-Based Compensation." The provisions of SFAS No. 123 allow companies to either expense the estimated fair value of stock options granted to employees or to follow the intrinsic value method set forth in Accounting Principles Board Opinion No. 25 (APB No. 25), "Accounting for Stock Issued to Employees," and disclose the
                             deCODE GENETICS, INC.

 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED.)



pro forma effects on net loss and net loss per share had the estimated fair value of the options granted to employees been expensed. SFAS No. 123 requires companies to expense the estimated fair value of stock options granted to non-employees. deCODE has elected to follow the intrinsic value method in accounting for its employee stock options and follows the fair value method in accounting for its non-employee stock options.


     FOREIGN CURRENCY TRANSLATION

     deCODE and its wholly-owned subsidiary use the U.S. dollar as the functional currency. deCODE's wholly-owned subsidiary also consolidates its subsidiaries, all of which use the local currency, the Icelandic krona, as the functional currency. For these entities the assets and liabilities are translated into U.S. dollars at exchange rates in effect at the balance sheet date. Income and expense items are translated at the average exchange rates prevailing during the period. Gains and losses from translation are included in accumulated other comprehensive income (loss).


     Foreign currency transaction gains and losses are reported according to the exchange rates prevailing on the transaction date and are included in the consolidated statements of operations.


     INCOME TAXES

     deCODE accounts for income taxes using the liability method, which requires the recognition of deferred tax assets or liabilities for the temporary differences between the financial reporting and tax bases of deCODE's assets and liabilities and for tax carryforwards at enacted statutory tax rates in effect for the years in which the difference are expected to reverse. In addition, valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

     COMPUTATION OF NET LOSS PER COMMON SHARE

     Net loss per share is computed under Statement of Financial Accounting Standards No. 128, "Earnings Per Share." Basic net loss per share is computed using net loss available to common stockholders and the weighted-average number of common shares outstanding. The weighted-average number of common shares outstanding during the period is the number of shares determined by relating the portion of time within a reporting period that common shares have been outstanding to the total time in that period.

                             deCODE GENETICS, INC.

 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED.)


     Net loss available to common stockholders consisted of the following:


                                                                                    FOR THE THREE
                                                                                    MONTHS ENDED
                                        FOR THE YEARS ENDED DECEMBER 31,              MARCH 31,
                                     --------------------------------------   -------------------------
                                        1997         1998          1999          1999          2000
                                     ----------   -----------   -----------   -----------   -----------
                                                                              (UNAUDITED)   (UNAUDITED)
Net loss...........................  $8,056,241   $10,908,230   $23,177,774   $4,687,672    $6,508,704
Accrued dividends on Series A,
  Series B and Series C preferred
  stock............................     605,174     2,428,602     5,751,837      822,522     2,339,225
Amortized discount on Series A and
  Series C preferred stock.........      15,211       142,921     1,790,950       39,738        40,153
                                     ----------   -----------   -----------   ----------    ----------
Accrued dividends and amortized
  discount on preferred stock......     620,385     2,571,523     7,542,787      862,260     2,379,378
Premium on repurchase of preferred
  stock............................           0             0    30,887,044            0             0
                                     ----------   -----------   -----------   ----------    ----------
Net loss available to common
  stockholders.....................  $8,676,626   $13,479,753   $61,607,605   $5,549,932    $8,888,082
                                     ==========   ===========   ===========   ==========    ==========



     The premium on repurchase of preferred stock arises as a result of deCODE's repurchase of Series A, Series B and Series C preferred stock in August 1999 and represents the aggregate difference between the adjusted repurchase price and the then carrying value of the Series A, Series B and Series C preferred stock.



     Diluted net loss per share is computed using the weighted-average number of common shares outstanding during the period, plus the dilutive effect of potential common shares. Diluted net loss per share does not differ from basic net loss per share since potential common shares from the conversion of preferred stock, stock options and warrants are antidilutive for all periods presented and are, therefore, excluded from the calculation. For the years ended December 31, 1997, 1998, and 1999 and the three month periods ended March 31, 1999 and 2000, preferred stock convertible into 11,790,375, 19,125,683, 22,969,544, 19,862,062 and 23,031,525 shares of common stock, respectively, options to purchase 1,180,000, 47,000, 45,000, 30,000 and 15,000 shares of common stock, respectively, and options and warrants to purchase 1,137,814, 1,998,926, 2,110,037, 2,054,481 and 2,048,056 shares of preferred stock, respectively, were not included in the computation of diluted loss per share since their inclusion would be antidilutive.


     UNAUDITED PRO FORMA STOCKHOLDERS' EQUITY


     Upon the closing of a qualified initial public offering, all of the outstanding shares of Series A, Series B and Series C preferred stock, will automatically convert into 23,031,525 shares of common stock. These conversions have been reflected in unaudited pro forma stockholders' equity at March 31, 2000.


     UNAUDITED PRO FORMA NET LOSS PER SHARE

     Unaudited pro forma basic and diluted net loss per share have been calculated assuming the conversion of all outstanding shares of preferred stock into common stock, as if the preferred shares had converted immediately upon their issuance. Accordingly, in the calculation of unaudited pro forma net loss per share, net loss has not
                             deCODE GENETICS, INC.

 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED.)


been increased for the accumulated dividends or amortized discounts on preferred stock or for the premium on the repurchase of preferred stock. The calculation of unaudited pro forma net loss per share is as follows:


                                                               YEAR ENDED        THREE MONTHS ENDED
                                                            DECEMBER 31, 1999      MARCH 31, 2000
                                                            -----------------    ------------------
                                                               (UNAUDITED)          (UNAUDITED)
Net loss available to common stockholders.................    $(61,607,605)         $(8,888,082)
Unaudited pro forma adjustments to reflect assumed
  conversion of preferred stock:
  Accrued dividends and amortized discounts on preferred
     stock................................................       7,542,787            2,379,378
  Premium on repurchase of preferred stock................      30,887,044                    0
                                                              ------------          -----------
Net loss used in computing unaudited pro forma basic and
  diluted net loss per share..............................    $(23,177,774)         $(6,508,704)
                                                              ============          ===========
Shares used in computing basic and diluted net loss per
  share...................................................       6,446,055            7,419,439
Unaudited pro forma adjustment to reflect weighted effect
  of assumed conversion of preferred stock................      21,113,310           22,973,356
                                                              ------------          -----------
Shares used in computing unaudited pro forma basic and
  diluted net loss per share..............................      27,559,365           30,392,795
                                                              ============          ===========
Unaudited pro forma basic and diluted net loss per
  share...................................................    $      (0.84)         $     (0.21)


     SEGMENT INFORMATION


     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131 (SFAS No. 131), "Disclosures About Segments of an Enterprise and Related Information." This statement requires companies to report information about operating segments in interim and annual financial statements. It also requires segment disclosures about products and services, geographic areas and major customers.



     Management plans to organize deCODE's main business units along three avenues of commercialization: discovery services, database services, and healthcare informatics. Through March 31, 2000, deCODE has substantially undertaken only discovery services and, as such, has only this single reportable segment under SFAS No. 131. Discovery services, or the development and application of proprietary bioinformatics tools to discover disease-related genes and associated drug targets, are currently carried-out in collaboration with Roche and in deCODE's own research programs. This business unit will also ultimately encompass diagnostic and therapeutic products and pharmacogenomic services. The database services business unit will involve the construction and commercialization of the Icelandic Health Sector Database containing non-personally identifiable data from Icelandic healthcare records, and the deCODE Combined Data Processing system to cross-reference data from the Icelandic Health Sector Database with genealogical and genotypic data. deCODE expects to derive revenues from the database services business unit by providing services through the deCODE Combined Data Processing system to pharmaceutical and biotechnology companies, healthcare providers and other participants in the healthcare industry. The healthcare informatics business unit will seek to commercialize bioinformatics tools developed in deCODE's gene and drug target discovery and database efforts. Products of the healthcare informatics business unit are expected to include medical decision-support systems designed to assist the decision making process in the delivery of healthcare and privacy protection products derived from deCODE's expertise in encryption tools for complex and sensitive medical and genetic data.

                             deCODE GENETICS, INC.

 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED.)



     All of deCODE's revenues from inception through March 31, 2000 have been generated in Iceland, and all of deCODE's long-lived assets are located in Iceland. In the years ended December 31, 1998 and 1999 and the three months ended March 31, 2000, Roche accounted for 100%, 96% and 100% of revenues, respectively.


     RECENT ACCOUNTING PRONOUNCEMENT

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 (SFAS No. 133), "Accounting for Derivative Instruments and Hedging Activities." This standard establishes a new model for accounting for derivatives and hedging activities and supersedes and amends a number of existing standards. Upon the standard's initial application, all derivatives are required to be recognized in the balance sheet as either assets or liabilities and measured at fair value. In addition, all hedging relationships must be designated, reassessed and documented. Currently, the standard is to be effective for fiscal years and quarters beginning after June 15, 2000. Considering deCODE's current activities, it is not anticipated that the adoption of SFAS No. 133 will have a significant impact on its financial position or results of operations.

C.  INVESTMENTS:


     In January and February 1999, deCODE acquired equity interests totalling 20% in Gagnalind hf. in exchange for $254,444 in cash and 70,824 shares of Series B preferred stock. In November 1999, deCODE entered into an agreement in which deCODE ultimately acquired 20% of the common shares of eMR ehf., with such investment made in an integrated series of transactions as follows: on November 19, 1999, deCODE issued 68,000 shares of common stock to two Icelandic companies in exchange for shares in Gagnalind hf; on March 10, 2000, deCODE invested $341,436 in eMR ehf.; on April 19, 2000, deCODE exchanged shares in Gagnalind hf. for common shares in eMR ehf., a software company; and, on April 19, 2000, deCODE sold a portion of the resulting common shares in eMR ehf. (15%) to The Icelandic Investment Bank. As of April 20, 2000, the operations of Gagnalind hf. have been integrated into the operations of eMR ehf. and deCODE holds an investment in 20% of the common shares of eMR ehf.



     At December 31, 1999 and March 31, 2000, deCODE provisionally held a 56% interest in Gagnalind hf. in connection with the investment in eMR ehf. The carrying amount of deCODE's investment at December 31, 1999 and at March 31, 2000 approximated deCODE's underlying equity in the net assets of affiliates. deCODE's equity in net earnings (loss) of affiliates for the year ended December 31, 1999 and for the three months ended March 31, 2000 is comprised of deCODE's share of the earnings (loss) of affiliates and amortization of the difference between deCODE's cost and the underlying equity in the net assets of affiliates at acquisition.



D.  PROPERTY AND EQUIPMENT:


     Property and equipment, all located in Iceland, consisted of the following:

                                                                       DECEMBER 31,
                                                                --------------------------
                                                                   1998           1999
                                                                -----------    -----------
Buildings...................................................    $ 4,661,824    $ 5,339,200
Furniture and fixtures......................................        562,096        708,682
Laboratory equipment........................................      8,968,309     11,370,430
Other property and equipment................................        336,466        384,360
                                                                -----------    -----------
                                                                 14,528,695     17,802,672
Less: accumulated depreciation and amortization.............     (2,044,422)    (4,794,035)
                                                                -----------    -----------
     Total..................................................    $12,484,273    $13,008,637
                                                                ===========    ===========

                             deCODE GENETICS, INC.

 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED.)


     The total depreciation and amortization for the years ended December 31, 1997, 1998 and 1999 was, $513,055, $1,470,959 and $2,767,521, respectively.


     During 1999, laboratory equipment and consumables were received by deCODE from a customer as consideration for equipment testing services provided. Revenue was recorded, and fair value was determined, with reference to list prices for such laboratory equipment and consumables. Laboratory equipment valued at $414,000 has been capitalized and is being depreciated according to deCODE's normal depreciation policy and consumables valued at $239,600 were expensed in 1999.



     In January 1998, deCODE purchased the building housing its research operations and corporate headquarters for total consideration amounting to $2,375,803, comprised of cash and 74,670 shares of Series B preferred stock. In June 1998, deCODE sold the building for $2,403,846 of cash proceeds and leased it back from the counterparty (an Icelandic bank). Primarily resulting from deCODE's continuing involvement in the property, the transaction has been recorded as a financing and no immediate gain was recognized.



     In addition to deCODE's building, property and equipment includes amounts for certain fixed assets financed under capital lease obligations. Total cost and accumulated amortization relating to property and equipment subject to capital lease obligations was $10,624,985 and $1,601,675, respectively, as of December 31, 1998, and $10,624,985 and $3,336,034, respectively, as of December 31, 1999.



     deCODE's capital lease obligations are collateralized by the assets to which the obligations relate. deCODE has an option to purchase all of the leased property and equipment for 3% of the original lease amount at lease end, with the exception of the leased building, in which ownership transfers upon lease expiration.


E.  ACCOUNTS PAYABLE AND ACCRUED EXPENSES:

     Accounts payable and accrued expenses consisted of the following:

                                                                      DECEMBER 31,
                                                                ------------------------
                                                                   1998          1999
                                                                ----------    ----------
Salaries and other employee benefits........................    $  936,443    $1,461,763
Suppliers...................................................     2,433,763     2,423,849
Other.......................................................        45,437       261,282
                                                                ----------    ----------
  Total.....................................................    $3,415,643    $4,146,894
                                                                ==========    ==========

F.  BRIDGE LOANS:

     In September 1997, the Series A preferred stockholders provided deCODE with bridge loans totaling $706,074 and bearing interest at the rate of 7% per annum. deCODE repaid $365,677 in October 1997, using the proceeds from the second round of Series A preferred stock and paid the remaining $340,397 in April 1998.

                             deCODE GENETICS, INC.

 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED.)


G.  COMMITMENTS AND CONTINGENCIES:

     LEASE COMMITMENTS


     deCODE leases certain property, laboratory equipment and other assets under long-term capital leases which expire at varying dates through 2008. At March 31, 2000, future minimum lease payments for non-cancelable capital leases were as follows:



                                                                 MARCH 31,
                                                                   2000
                                                                -----------
2000........................................................    $ 1,953,134
2001........................................................      2,000,808
2002........................................................      1,189,722
2003........................................................        383,608
2004-2008...................................................      1,739,317
                                                                -----------
Total minimum lease payments................................      7,266,589
Less amount representing interest...........................     (1,038,705)
                                                                -----------
Present value of future minimum lease payments..............      6,227,884
Less current portion........................................     (2,103,825)
                                                                -----------
Long-term portion...........................................    $ 4,124,059
                                                                ===========


     At December 31, 1997, some of deCODE's capital lease obligations were collateralized by an amount of cash on deposit with an Icelandic bank ($1,595,769 at December 31, 1997). The requirement for the deposited amount was removed by the leasing company in 1998.

     SETTLEMENT AGREEMENT


     On December 31, 1997, deCODE entered into a settlement agreement (the "Agreement") with The Beth Israel Deaconess Medical Center, a non-Icelandic medical institution, in respect of deCODE's past use of the institution's research facilities. Among other terms, the Agreement provides for the joint ownership of a specific technology associated with the linkage of a segment of DNA to the multiple sclerosis trait that was developed at the research facilities.



     Pursuant to the Agreement, deCODE paid cash fees and issued Series A preferred stock as follows: on January 1, 1998, deCODE issued 100,000 shares of Series A preferred stock; and on December 31, 1998 and 1999, deCODE issued 20,000 shares and 10,000 shares of Series A preferred stock, respectively. The amounts paid and the value of the shares issued have been expensed in the statement of operations. Additionally, during the years ended December 31, 1998 and 1999, deCODE recognized stock-based remuneration expenses of $81,000 and $217,500, respectively, which related to the share issuances and resulted from the difference between the contractual share issuance price and the estimated fair value of the shares on the dates of issuance.



     Under the Agreement, deCODE is obligated to make certain payments upon the achievement of established milestones leading to the discovery of defined products. deCODE is also required to pay royalties on certain royalty bearing products which may result. Such royalties are to be paid for a period up to and potentially exceeding 15 years.


     COLLABORATIVE PARTIES


     Hoffman-La Roche. In February 1998, deCODE entered into a research collaboration and cross-license agreement with Roche to collaborate on the discovery of genetic variations which affect the cause of diseases for
                             deCODE GENETICS, INC.

 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED.)



the purpose of developing new methods to diagnose diseases and obtain drug targets useful in drug discovery. The agreement provides for a steering committee, the membership of which is equally divided between the parties, to oversee the collaborative research programs. The agreement requires deCODE to conduct research activities assigned by the steering committee and requires Roche to fund the collaborative gene discovery programs in twelve diseases, including four cardiovascular diseases, four psychiatric/neurologic diseases and four metabolic diseases, by making specified payments according to a payment schedule. Roche's obligation under the agreement to fund these programs will continue until February 1, 2003 provided that Roche elects to extend the research term of the agreement for the one-year periods commencing on the third and fourth anniversaries of the agreement. During the research term, neither party may terminate the agreement unless the other is in default. In addition to research funding payments, Roche is required to make payments to deCODE upon the achievement of specified scientific development and marketing milestones. deCODE has reached four milestones to date in this collaboration. Under this agreement, deCODE may receive a total of more than $200 million in research funding and milestone payments, depending on its progress in the research efforts. The costs of the collaboration with Roche which deCODE has incurred consist mainly of salaries, materials, equipment depreciation and other facilities costs. deCODE estimates that these costs were $5,843,882 in the quarter ended March 31, 2000, $21,003,807 in 1999 and $12,726,360 in 1998.



     The agreement gives Roche exclusive worldwide rights to develop and commercialize therapeutic and diagnostic products based on gene discoveries. Roche is required to pay deCODE royalties on sales of any such products until the later of ten years from the first commercial sale or the last date on which the product is covered by a patent. deCODE retained the exclusive, worldwide rights to develop and commercialize gene therapy and antisense products based on its gene discoveries and will be required to pay Roche royalties on sales of any such products.



     In connection with the agreement, Roche Finance Ltd, or Roche Finance, an affiliate of Roche, has purchased shares of deCODE's Series C preferred stock and has an option to purchase additional shares at any time prior to the end of February 2001. Roche Finance has also purchased warrants to buy shares of deCODE's Series C preferred stock and will be entitled to purchase additional warrants if it exercises its option to acquire additional shares of Series C preferred stock.



     Hospital and Physician Collaborations. deCODE has entered into collaboration agreements and arrangements with the Icelandic Heart Association and several physician groups. The goal of these collaborations is the discovery of genetic factors which contribute to the genesis of certain disorders on which the various physician groups maintain patient information. Under the agreements, these institutions and/or physicians contribute data or other clinical information and deCODE contributes equipment, research supplies and our molecular genetics and experimental design expertise. The agreements also require deCODE to reimburse all project-related expenses. If deCODE sells project results, the agreements require it to make specified payments and pay a portion of any performance-based milestones and royalties that it receives. deCODE has already sold the results of many of these projects to a third party, Roche. deCODE shares the ability to make management decisions regarding the projects with the physician groups, and jointly forms an executive or steering committee to monitor the project. deCODE's collaboration agreements with the physician groups normally continue for a term of no more than five years.



     To further facilitate deCODE's research projects and enable it to construct lists of patients with specific diseases, deCODE has also entered into collaboration agreements and arrangements with three of the largest hospitals in Iceland. Under the terms of these agreements, the hospitals provide research data. deCODE's projects are monitored by a surveillance committee that is jointly appointed with the hospitals. deCODE is obligated to pay all of the expenses (other than the hospitals' administrative expenses) incurred as a result of the collaboration. The agreements with the hospitals will continue until terminated by the parties.

                             deCODE GENETICS, INC.

 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED.)



     LITIGATION



     In January 2000, Thornorsteinn Jonsson and Genealogia Islandorum hf., the holders of copyrights to approximately 100 books of genealogical information, commenced an action against deCODE in the District Court of Reykjavik in Iceland. They allege that deCODE's genealogy database infringes their copyrights and seek damages in the amount of approximately $9,000,000 and a declaratory judgment to prevent deCODE from using the allegedly infringing data. deCODE believes the suit is without merit and intends to defend this action vigorously; however, the ultimate resolution of this matter cannot yet be determined.



     In January 2000, an individual advised deCODE that he believes that he and another individual are entitled to receive, collectively, 1,000,000 shares of deCODE common stock pursuant to an agreement with deCODE. The other individual has not asserted a claim to these shares. deCODE believes that this assertion is without merit and intends to defend vigorously any action that this party may commence. On April 10, 2000, Ernir Snorrason, original stockholder of deCODE, filed a complaint in the Court of Chancery of the State of Delaware for New Castle County alleging that deCODE improperly exercised an option to repurchase 256,637 shares of common stock that deCODE issued to Mr. Snorrason in 1996 pursuant to a Founders' Stock Purchase Agreement. The complaint seeks an order requiring deCODE to recognize Mr. Snorrason as the owner of these shares. deCODE believes that it has good defenses to this action and intends to defend it vigorously; however, the ultimate resolution of this matter cannot yet be determined.



     In February 2000, Mannvernd, an organization known as the Association of Icelanders for Ethics in Science and Medicine, issued a press release announcing its intention to file lawsuits against the State of Iceland and any other relevant parties, including deCODE, to test the constitutionality of the Act. In its press release, Mannvernd indicated that it hopes to halt the construction and/or operation of the Icelandic Health Sector Database. Mannvernd has not commenced litigation against deCODE and deCODE is not aware of any other litigation commenced by Mannvernd with respect to the Act. The ultimate resolution of this matter cannot yet be determined.



     OTHER



     deCODE is committed to grant stock options for 15,000 shares of common stock to a director of deCODE on December 1, 2000, subject to such director's continued service through such date.


H.  REDEEMABLE, CONVERTIBLE PREFERRED STOCK:


     deCODE is authorized to issue 32,641,926 shares of preferred stock which can be issued in one or more series. Holders of the Series A, Series B and Series C preferred stock are entitled to receive, when and as declared by the Board of Directors, cash dividends at the rate of 8% of the original issue price per annum. These dividends are recorded each period as an increase to the carrying value of the preferred stock and a reduction to stockholders' equity. These dividends are also deducted from net loss to arrive at net loss available to common stockholders for purposes of calculating net loss per share. Preferred stock dividends are cumulative and receive preference over dividends on any outstanding shares of common stock.



     The outstanding shares of preferred stock issued are convertible, at the option of the holder, into common stock at any time, at the applicable conversion rate (one-to-one at the date of issuance) as adjusted from time to time for, among other things, stock splits or combinations, stock dividends and distributions, reorganizations, mergers and, subject to exceptions, sales below the then applicable conversion price. Upon such optional conversion, deCODE shall pay any accumulated, unpaid dividends, whether or not declared by the Board of Directors. The preferred stock automatically converts to common stock upon closing of a qualified initial public offering, as defined by deCODE's Amended and Restated Certificate of Incorporation. Upon such automatic conversion, all accumulated, unpaid dividends are cancelled and all amounts previously recorded will be reversed
                             deCODE GENETICS, INC.

 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED.)



with a corresponding increase to stockholders equity. Common stock that would be received upon an optional or automatic conversion would carry with it certain registration rights.



     Upon liquidation, dissolution or winding-up of deCODE, the holders of preferred stock are entitled to receive the sum of the original issue price plus any accumulated, unpaid dividends before any distributions to the holders of common stock. In addition, the preferred stock contains constructive liquidation provisions whereby the occurrence of certain defined events are deemed to be liquidations of deCODE. These events include (i) any consolidation, merger or reorganization of deCODE in which the stockholders of deCODE immediately prior to such consolidation, merger or reorganization own less than fifty percent of deCODE's voting power immediately after such transaction and (ii) any sale, lease, transfer or other disposition of all or substantially all of the assets of deCODE.



     A description of the preferred stock outstanding on March 31, 2000 is as follows:


     SERIES A


     As of March 31, 2000, deCODE has issued and outstanding 9,624,282 shares of Series A preferred stock. The Series A preferred stock is redeemable upon the vote of 75% of the shareholders voting as a separate class, beginning on the seventh anniversary of the earliest issue date and ending three years later. The redemption value is the sum of the original issue price plus any accumulated, unpaid dividends. Accumulated, accreted dividends on Series A preferred stock amounted to $1,738,233, $2,069,888, and $2,266,118 at December 31, 1998 and 1999
and March 31, 2000, respectively.



     In connection with the sale of 5,090,376 shares of Series A preferred stock in October 1997, deCODE issued 1,137,814 warrants to purchase Series A preferred stock for $1.00 per share. The total consideration received under the issuance was allocated between the preferred shares and the warrants based upon their relative fair values at the date of issuance. The consideration allocated to the warrants was $650,240, and the resulting discount on the preferred shares is being amortized over seven years, the earliest redemption date of the Series A preferred stock. These warrants expire on August 26, 2005. One stockholder exercised 61,981 warrants in March 2000.


     SERIES B


     As of March 31, 2000, deCODE has issued and outstanding 9,893,814 shares of Series B preferred stock. Accumulated, accreted dividends on Series B preferred stock amounted to $1,113,560, $5,379,772 and $7,360,546 at December 31, 1998 and
1999 and March 31, 2000, respectively.


     SERIES C


     As of March 31, 2000, deCODE has issued 3,611,000 shares of Series C preferred stock and, of those, 3,511,111 shares are outstanding. The Series C preferred stock is redeemable upon the vote of 75% of the shareholders voting as a separate class, beginning on the seventh anniversary of the earliest issue date and ending three years later. The redemption value is the sum of the original issue price plus any accumulated, unpaid dividends. Accumulated, accreted dividends on Series C Preferred Stock amounted to $363,835, $935,291 and $1,097,512 at December 31, 1998 and 1999 and March 31, 2000, respectively.



     Pursuant to a stock and warrant purchase agreement signed in February 1998, Roche purchased 2,500,000 shares of Series C preferred stock at $2.00 per share in February 1998, purchased 555,555 additional shares of Series C preferred stock at $3.00 per share in February 1999, and purchased another 555,556 shares of Series C preferred stock at $3.00 per share in May 1999. There are no future performance obligations or any stated or unstated rights or privileges associated with these purchases of Series C preferred stock by Roche. In connection
                             deCODE GENETICS, INC.

 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED.)


with these share purchases, Roche also obtained options and warrants to purchase a total of 972,223 shares of Series C preferred stock for a weighted-average exercise price of $3.37 per share. The total consideration received under these issuances was allocated between the preferred shares and the warrants based upon their relative fair values at the dates of issuance.

     The consideration allocated to the 861,112 options and warrants issued in February 1998 was $400,250, and the resulting discount on the preferred shares is being amortized over seven years, the earliest redemption date of the Series C preferred stock. Options and warrants to purchase 611,112 shares expire on February 1, 2001, and warrants to purchase 250,000 shares expire on February 2, 2007.

     The consideration allocated to the 55,555 warrants issued in February 1999 was $41,668, and the resulting discount on the preferred shares is being amortized over seven years, the earliest redemption date of the Series C preferred stock. These warrants expire on February 5, 2008.

     The consideration allocated to the 55,556 warrants issued in May 1999 was $125,804 resulting in the shares being issued at a discount. As the preferred shares issued with these warrants were issued with beneficial conversion features, the remaining consideration to be allocated was recorded as additional paid-in capital resulting in no consideration being allocated to the preferred shares. This resulting discount on the preferred shares was amortized entirely on the date of issuance, as the preferred shares are convertible upon issuance. These warrants expire on May 20, 2009.

     ISSUANCE OF SERIES B PREFERRED STOCK

     On June 30, 1999, deCODE entered into a Stock Purchase Agreement (the "Purchase Agreement") to sell five million shares of Series B preferred stock at $7.50 per share (the "Purchase Price") to a Luxembourg-based financial buyer (the "Buyer"). The sale closed on August 8, 1999.

     Contemporaneously with the execution of the Purchase Agreement, deCODE and the Buyer entered into an agreement pursuant to which the parties agreed upon the following:

     - Sales of Series B preferred stock in the Icelandic market shortly before the date of the Purchase Agreement indicated that the market price was approximately $15 per share;

     - The Buyer would sell the Series B preferred stock to Icelandic investors at the market price;

     - The Purchase Price at which the Buyer would buy the Series B shares from deCODE would be increased to $15.00 per share (the "Adjusted Purchase Price") if (i) the Buyer was able to sell at least 50% of the Series B shares at or above the Adjusted Purchase Price and (ii) the trading price in the Icelandic market remained at or above the Adjusted Purchase Price from the time of such resale through the end of 1999;

     - In the event that deCODE received the incremental Adjusted Purchase Price proceeds from the Buyer, deCODE would also receive interest on such amount at a rate of 6% per annum from the closing date; and

     - The Buyer would receive a commission of 7% of the proceeds from the sale of the Series B preferred stock for the placement of deCODE's stock. This commission would only become payable in the event that the Purchase Price was subsequently increased to the Adjusted Purchase Price.

     On August 8, 1999, the closing date, the Buyer advised deCODE that it had arranged for the sale of at least 50% of the Series B shares at a price of $15.00 per share.

                             deCODE GENETICS, INC.

 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED.)


     EXCHANGE OF COMMON STOCK FOR SERIES B PREFERRED STOCK


     On August 8, 1999, deCODE exchanged 333,333 shares of common stock held by deCODE's chief executive officer, or CEO, for 250,000 shares of newly issued Series B preferred stock. At this time, the common shares were estimated to have a fair value equal to 75% of the fair value of the Series B preferred shares. The 333,333 shares of common stock were held in treasury and subsequently re-issued during 1999.


     REPURCHASE OF SERIES A, SERIES B AND SERIES C PREFERRED STOCK

     On August 8, 1999, deCODE repurchased the 250,000 shares of Series B preferred stock issued to its CEO pursuant to a Resolution adopted by the Board of Directors. The 250,000 shares of Series B preferred stock were held in treasury and subsequently re-issued during 1999.

     On August 11, 1999, deCODE repurchased and retired 2,358,074 shares of Series A preferred stock.

     On August 24, 1999, deCODE repurchased and holds in treasury 100,000 shares of Series C preferred stock.

     Pursuant to the Series A and Series C preferred stock repurchase agreements and the Board Resolution, the initial repurchase price deCODE paid for such shares of Series A, Series B and Series C preferred stock was $7.50 per share (the "Repurchase Price"). deCODE paid the Repurchase Price to the selling shareholders in August 1999. However, pursuant to agreements between the respective stockholders and deCODE on July 12, 1999, it was agreed that the repurchase price paid for the Series A, Series B and Series C preferred stock would be equal to the Purchase Price per share, net of any commission payable to the Buyer, at which deCODE sold shares of its Series B preferred stock in the August 8, 1999 offering.

     ADJUSTMENT TO ISSUANCE AND REPURCHASE PRICES

     On December 28, 1999, the conditions requiring an increase of the Purchase Price were met, and deCODE and the Buyer agreed on an Adjusted Purchase Price of $15.00 per share for the five million shares of Series B preferred stock sold to the Buyer on August 8, 1999. It was also agreed that the Buyer would receive the commission in the amount of $5,250,000, representing 7% of the total aggregate Adjusted Purchase Price for the Series B shares.


     As of December 31, 1999, deCODE has recorded a receivable from the Buyer in the amount of $33,143,836 representing the incremental amount due from the Buyer with respect to the Adjusted Purchase Price of $37,500,000, less commissions and plus accrued interest. The receivable from the Buyer was paid in February 2000. The total amount received was $33,476,712.


     As a result of the Purchase Price being adjusted, on December 28, 1999, deCODE and the Series A stockholders, deCODE's CEO and the Series C stockholder agreed upon an adjusted repurchase price for the Series A, Series B and Series C preferred stock of $13.95 per share, that being the Adjusted Purchase Price of $15.00 per share less a commission of 7% of the Adjusted Purchase Price.

     The incremental repurchase price per share of $6.45, or $17,467,077 in aggregate, was paid to the respective sellers of Series A, Series B and Series C preferred stock in February 2000, and accordingly, is reflected in the balance sheet at December 31, 1999 as a current liability.

     UNDESIGNATED PREFERRED STOCK

     With respect to the 7,016,666 shares of preferred stock not currently designated as an existing series, deCODE's Board of Directors is authorized, except as otherwise limited by Delaware law, without further action by the stockholders:

                             deCODE GENETICS, INC.

 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED.)


     -  to issue shares of preferred stock in one or more series;

     - to fix or alter the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any wholly unissued series of preferred stock;

     - to designate the number of shares constituting, and the designation of, any series of preferred stock; and

     - to increase or decrease the number of shares of a series subsequent to the issue of shares of that series, but not below the number of shares of that series then outstanding.

     BALANCES OF THE SERIES A, SERIES B AND SERIES C PREFERRED STOCK


                                             NUMBER OF SHARES                            AMOUNT
                                    ----------------------------------   ---------------------------------------
                                     SERIES A    SERIES B    SERIES C     SERIES A       SERIES B      SERIES C
                                    PREFERRED    PREFERRED   PREFERRED    PREFERRED     PREFERRED     PREFERRED
                                      STOCK        STOCK       STOCK        STOCK         STOCK         STOCK         TOTAL
                                    ----------   ---------   ---------   -----------   ------------   ----------   ------------
Issuance of Series A preferred
  stock...........................   6,699,999           0           0   $ 6,699,999   $          0   $        0   $  6,699,999
Accretion of dividends on
  preferred stock.................                                           181,852                                    181,852
                                    ----------   ---------   ---------   -----------   ------------   ----------   ------------
BALANCE AT DECEMBER 31, 1996......   6,699,999           0           0     6,881,851              0            0      6,881,851
Issuance of Series A preferred
  stock and warrants..............   5,090,376                             5,101,754                                  5,101,754
Accretion of dividends and
  amortization of discount on
  preferred stock.................                                           620,385                                    620,385
                                    ----------   ---------   ---------   -----------   ------------   ----------   ------------
BALANCE AT DECEMBER 31, 1997......  11,790,375           0           0    12,603,990              0            0     12,603,990
Issuance of Series A preferred
  stock...........................     120,000                               366,000                                    366,000
Issuance of Series B preferred
  stock...........................               4,712,990                               22,616,316                  22,616,316
Issuance of Series C preferred
  stock, warrants and options.....                           2,500,000                                 5,000,250      5,000,250
Accretion of dividends and
  amortization of discount on
  preferred stock.................                                         1,042,473      1,113,560      415,490      2,571,523
                                    ----------   ---------   ---------   -----------   ------------   ----------   ------------
BALANCE AT DECEMBER 31, 1998......  11,910,375   4,712,990   2,500,000    14,012,463     23,729,876    5,415,740     43,158,079
Repurchase and retirement of
  Series A preferred stock........  (2,358,074)                           (2,916,259)                                (2,916,259)
Exchange of common stock for
  Series B
  preferred stock.................                 250,000                                3,750,000                   3,750,000
Repurchase of Series B preferred
  stock...........................                (250,000)                              (3,750,000)                 (3,750,000)
Repurchase of Series C preferred
  stock and held in treasury......                            (100,000)                                 (224,329)      (224,329)
Issuance of Series A preferred
  stock...........................      10,000                               367,500                                    367,500
Issuance of Series B preferred
  stock...........................               5,180,824                               71,869,064                  71,869,064
Issuance of Series C preferred
  stock and warrants..............                           1,111,111                                 1,792,525      1,792,525
Accretion of dividends and
  amortization of discount on
  preferred stock.................                                           942,183      4,266,212    2,334,392      7,542,787
                                    ----------   ---------   ---------   -----------   ------------   ----------   ------------
BALANCE AT DECEMBER 31, 1999......   9,562,301   9,893,814   3,511,111    12,405,887     99,865,152    9,318,328    121,589,367
Issuance of Series A preferred
  stock upon exercise of warrants
  (unaudited).....................      61,981                                61,981                                     61,981
Accretion of dividends and
  amortization of discount on
  preferred stock (unaudited).....                                           221,496      1,980,774      177,108      2,379,378
                                    ----------   ---------   ---------   -----------   ------------   ----------   ------------
BALANCE AT MARCH 31, 2000
  (UNAUDITED).....................   9,624,282   9,893,814   3,511,111   $12,689,364   $101,845,926   $9,495,436   $124,030,726
                                    ==========   =========   =========   ===========   ============   ==========   ============

                             deCODE GENETICS, INC.

 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED.)


I.   STOCKHOLDERS' EQUITY:

     COMMON STOCK

     The total authorized shares of common stock, par value $0.001, of deCODE is 48,000,000 shares. Holders of shares of common stock are entitled to one vote at all meetings of stockholders for each share held by them. The common stock has no preemptive rights or other rights to subscribe for additional shares, no conversion right and no right of redemption. Subject to the rights and preferences of the holders of any preferred stock, the holders of the common stock are entitled to receive such dividends as, when and if declared by the Board of Directors out of funds legally available therefor for that purpose.

     Notes receivable for the purchase of common stock are collateralized only by the shares to which they relate, are payable after a fixed period of generally four years and bear a fixed interest rate of generally six percent per annum.


     Of the 6,015,000 shares of common stock that were issued and paid at the inception of deCODE, 5,789,438 were issued to the founders of deCODE subject to certain vesting provisions ("Founder Stock"). The unvested shares of Founder Stock are subject to repurchase by deCODE at the original issue price in the event that a founder does not continue in employment, according to individual terms. At March 31, 2000, 406,778 shares of the Founder Stock remained subject to repurchase.



     Of the Founder Stock, 3,125,292 shares of common stock are entitled to piggyback registration rights with respect to the registration of such shares under the Securities Act. Should deCODE propose to register any shares of common stock under the Securities Act either for deCODE's own account or for the account of other security holders, the holders of shares having piggyback rights are entitled to receive notice of the registration and are entitled, with some limitation, to include their shares in the registration.



     Forfeited unvested Founder Stock and unvested common stock issued upon early exercise of stock options totalling 359,655 shares were held in treasury and subsequently re-issued during 1999. At March 31, 2000, 1,749,178 shares of common stock that were issued upon early-exercise of stock options remained unvested.



     Upon the closing of a public offering, all outstanding shares of preferred stock will automatically convert into shares of common stock. As of March 31, 2000, the number of shares of common stock issuable upon conversion are as follows:



                                                               SHARES OF
                                                              COMMON STOCK
                                                              ------------
Series A preferred stock....................................    9,624,282
Series B preferred stock....................................    9,896,132
Series C preferred stock....................................    3,511,111
                                                               ----------
                                                               23,031,525
                                                               ==========



Also upon the closing of a public offering, warrants and options to purchase shares of Series A and Series C preferred stock will automatically convert into warrants and options to purchase the same number of shares of common stock. As of March 31, 2000, warrants to purchase 1,075,833 shares of Series A preferred stock and warrants and options to purchase 972,223 shares of Series C preferred stock were outstanding. Holders of 18,583,863 of such shares (including 2,044,456 shares issuable upon exercise of options and warrants) will have the right to require deCODE to file a registration statement under the Securities Act covering the registration of their shares at any time after 180 days from the effective date of an initial registration statement if the holders of 50% of such shares demand registration and the number of shares to be registered has an aggregate public offering price of at least $5,000,000. Such registration rights are subject to conditions and limitations, including
                             deCODE GENETICS, INC.

 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED.)


the right of the underwriters of an offering to limit the number of shares of common stock which security holders may include in a registration. Further, deCODE may defer a registration for a period of 90 days if deCODE furnishes to the holders requesting registration a certificate signed by the chairman of the board stating that in the good faith judgment of the Board of Directors it would be seriously detrimental to deCODE and its stockholders for the requested registration to be effected at that time. deCODE is generally required to bear all of the expenses of such registrations, except underwriting discounts and selling commissions. Registration of any of the shares of common stock held by security holders with registration rights would result in such shares becoming freely tradable without restriction under the Securities Act immediately upon effectiveness of such registration.

     STOCK OPTION PLAN


     In August 1996, deCODE adopted the deCODE genetics, Inc. 1996 Equity Incentive Plan (the "Plan"). A total of 5,000,000 options are reserved to be granted under the terms of the Plan. The Plan provides for grants of stock options to employees, members of the Board of Directors, consultants and other advisors who are not employees. Options granted to date generally vest over a period of four years, generally have a maximum term of 10 years, contain early-exercise provisions and allow for company-provided financing of the exercise price. As of March 31, 2000, 1,041,000 shares were available for grant under the 1996 Plan.


     Options transactions pursuant to the Plan are summarized as follows:

                                 EXERCISE PRICE               EXERCISE PRICE               EXERCISE PRICE
                               GREATER THAN GRANT              EQUALS GRANT                LESS THAN GRANT
                             DATE STOCK FAIR VALUE        DATE STOCK FAIR VALUE         DATE STOCK FAIR VALUE        TOTAL
                           --------------------------   --------------------------   ---------------------------   ----------
                                         WEIGHTED-                    WEIGHTED-                     WEIGHTED-
                            NUMBER        AVERAGE        NUMBER        AVERAGE         NUMBER        AVERAGE         NUMBER
                           OF SHARES   EXERCISE PRICE   OF SHARES   EXERCISE PRICE   OF SHARES    EXERCISE PRICE   OF SHARES
                           ---------   --------------   ---------   --------------   ----------   --------------   ----------
Outstanding at December
  31, 1996...............         0        $ 0.00              0        $ 0.00                0       $ 0.00                0
Granted..................         0          0.00              0          0.00        1,180,000         0.20        1,180,000
                           --------        ------        -------        ------       ----------       ------       ----------
Outstanding at December
  31, 1997...............         0          0.00              0          0.00        1,180,000         0.20        1,180,000
Granted..................   540,000          4.00         15,000          4.00        1,378,500         0.64        1,933,500
Exercised................  (523,000)         4.00              0          0.00       (2,543,500)        0.42       (3,066,500)
                           --------        ------        -------        ------       ----------       ------       ----------
Outstanding at December
  31, 1998...............    17,000          4.00         15,000          4.00           15,000         0.20           47,000
Granted..................         0          0.00         15,000         18.29          840,500         5.62          855,500
Exercised................    (7,000)         4.00              0          0.00         (840,500)        5.62         (847,500)
Cancelled................   (10,000)         4.00              0          0.00                0         0.00          (10,000)
                           --------        ------        -------        ------       ----------       ------       ----------
Outstanding at December
  31, 1999...............         0          0.00         30,000         11.15           15,000         0.20           45,000
Exercised (unaudited)....         0          0.00        (15,000)         4.00          (15,000)        0.20          (30,000)
                           --------        ------        -------        ------       ----------       ------       ----------
Outstanding at March 31,
  2000 (unaudited).......         0        $ 0.00         15,000        $18.29                0       $ 0.00           15,000
                           ========        ======        =======        ======       ==========       ======       ==========


                               TOTAL
                           --------------
                             WEIGHTED-
                              AVERAGE
                           EXERCISE PRICE
                           --------------
Outstanding at December
  31, 1996...............      $ 0.00
Granted..................        0.20
                               ------
Outstanding at December
  31, 1997...............        0.20
Granted..................        1.58
Exercised................        1.03
                               ------
Outstanding at December
  31, 1998...............        2.79
Granted..................        5.85
Exercised................        5.61
Cancelled................        4.00
                               ------
Outstanding at December
  31, 1999...............        7.50
Exercised (unaudited)....        2.10
                               ------
Outstanding at March 31,
  2000 (unaudited).......      $18.29
                               ======

                             deCODE GENETICS, INC.

 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED.)


     The following table summarizes information about stock options outstanding at December 31, 1999:

                                                         OUTSTANDING             VESTED AND EXERCISABLE
                                                   ------------------------    ---------------------------
                                                                 WEIGHTED-
                                                                  AVERAGE
                                                                 REMAINING
                                                                CONTRACTUAL                   WEIGHTED-
                                                    NUMBER         LIFE         NUMBER         AVERAGE
                EXERCISE PRICE                     OF SHARES    (IN YEARS)     OF SHARES    EXERCISE PRICE
                --------------                     ---------    -----------    ---------    --------------
$0.20..........................................     15,000          7.92        15,000          $ 0.20
$4.00..........................................     15,000          8.92        15,000            4.00
$18.29.........................................     15,000          9.92         1,250           18.29
                                                    ------         -----        ------          ------
$0.20-18.29....................................     45,000          8.92        31,250          $ 2.75
                                                    ======         =====        ======          ======


     deCODE records deferred compensation for employee stock options based on the difference between the exercise price and the common stock fair value on the measurement date (i.e., the date on which both the number of shares to be issued and the exercise price are fixed and determinable) and records interim estimates of deferred compensation between the grant date and the measurement date. deCODE records deferred compensation for non-employee stock options based on the grant date fair value of options granted as estimated by the Black-Scholes option pricing model. Deferred compensation is amortized and recorded as compensation expense ratably over the vesting period of the options. Stock-based compensation expense of $11,851, $4,655,647 and $5,373,810 was recognized in the statements of operations during the years ended December 31, 1997, 1998 and 1999 for employee stock options, and stock-based compensation expense of $0, $222,027 and $1,937,685 was recognized in the statements of operations during the years ended December 31, 1997, 1998 and 1999 for non-employee stock options.



     Each employee option grant generally vests twenty-five percent on the first anniversary date of an employee's commencement of employment and 1/48 of the original grant each month thereafter for the following three years. Non-employee option grants generally do not contain vesting provisions.



     All options granted to date have contained a provision for early-exercise according to the terms of the Plan with company-provided financing of the exercise price made available. In almost all cases, employees have taken advantage of their right to early-exercise and to fund such exercise with a company-provided loan. The company-provided loans are due after a fixed term of generally four years and bear a fixed interest rate of six percent per annum.



     Employee stock options granted in 1997 and 1998 were amended in March 1999. Such amendment eliminated prepayment terms with respect to principal and interest pursuant to the company-provided note and fixed the interest rate at 6%. With this, these option grants, which were originally variable awards, became fixed. Total compensation measured at March 1999 with respect to the options granted in 1997 and 1998 aggregated $14,872,579. Of this amount, $11,851, $4,655,647 and $1,265,947 was recognized as compensation in the consolidated statements of operations in 1997, 1998 and in the period January through March 1999, respectively. Compensation deferred as of and to be recognized subsequent to March 1999 with respect to the options granted in 1997 and 1998, amounted to $8,939,134.


     OTHER STOCK OPTION ARRANGEMENTS

     In February 1998, deCODE granted a stock option to a collaborator which was not granted under the provisions of the Plan. This option was for 80,000 shares of common stock at an exercise price of $0.40 per share. The option had no vesting provisions and was immediately exercised using company-provided financing that was subsequently paid in 1999.

                             deCODE GENETICS, INC.

 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED.)


     PRO FORMA NET LOSS PER COMMON SHARE


     deCODE applies Accounting Principles Board Opinion No. 25 (APB No. 25), "Accounting for Stock Issued to Employees," in accounting for options granted to employees and has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123 (SFAS No. 123), "Accounting for Stock-Based Compensation." Accordingly, no compensation expense as calculated under SFAS No. 123 has been recognized in the statements of operations for stock options granted to employees.


     deCODE applies SFAS No. 123 in accounting for options granted to non-employees and has recognized the grant date fair value of options granted to non-employees in the statements of operations.

     Had compensation cost for all stock options been determined based on the fair value at the grant date for awards in 1997, 1998 and 1999, consistent with the provisions of SFAS No. 123, deCODE's net loss and basic and diluted net loss per share would have been changed to the pro forma amounts indicated below:


                                                                 YEAR ENDED DECEMBER 31,
                                                        -----------------------------------------
                                                           1997           1998           1999
                                                        -----------   ------------   ------------
Net loss attributable to common stockholders -- as
  reported............................................  $(8,676,626)  $(13,479,753)  $(61,607,605)
Net loss attributable to common stockholders -- pro
  forma...............................................  $(8,696,626)  $ (9,471,753)  $(58,167,605)
Basic and diluted net loss per share -- as reported...  $     (3.85)  $      (3.06)  $      (9.56)
Basic and diluted net loss per share -- pro forma.....  $     (3.86)  $      (2.15)  $      (9.02)



     Pro forma net loss and net loss per share for the years ended December 31, 1998 and 1999 is less than net loss and net loss per share as reported as a result of deCODE's employee stock options initially being accounted for as variable awards under APB No. 25. The variable award accounting combined with the growth in the estimated fair value of deCODE's common stock during these years resulted in significant stock-based compensation expense being recognized in the statements of operations for 1998 and 1999 under APB No. 25.


     The effects of applying the provisions of SFAS No. 123 on net loss and net loss per share as stated above is not necessarily representative of the effects on reported income or loss for future years due to, among other things, the vesting period of the stock options and the fair value of additional stock options that may be granted in future years.

     The weighted-average grant-date fair values using the Black-Scholes option pricing model were:


                                                                YEAR ENDED DECEMBER 31,
                                                                ------------------------
                                                                1997     1998      1999
                                                                -----    -----    ------
Exercise price greater than grant date stock fair value.....       --    $2.31        --
Exercise price equals grant date stock fair value...........       --    $1.88    $11.60
Exercise price less than grant date stock fair value........    $0.10    $1.72    $11.02


     The fair values of the options granted during 1997, 1998 and 1999 are estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: no dividends, expected volatility of 50%, 50% and 60%, respectively; expected terms of 3.1 years, 3.8 years and 3.9 years, respectively; and risk-free interest rates of 5.82%, 5.44% and 5.74%, respectively.

                             deCODE GENETICS, INC.

 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED.)


J.   STOCK-BASED COMPENSATION AND REMUNERATION:


     Stock-based compensation represents the expense charged in the statements of operations relating to employee and non-employee stock options granted. Stock-based remuneration represents the expense charged in the statements of operations relating to shares of stock issued to non-employees in exchange for services provided. Stock-based compensation and remuneration are included in the statements of operations in the following captions:



                                                                YEAR ENDED DECEMBER 31,
                                                         -------------------------------------
                                                          1997         1998           1999
                                                         -------    -----------    -----------
General and administrative expense...................    $ 3,675    $ 1,757,639    $ 3,121,509
Research and development expense.....................      8,176      3,462,003      4,922,486
                                                         -------    -----------    -----------
Total................................................    $11,851    $ 5,219,642    $ 8,043,995
                                                         =======    ===========    ===========


K.   DEFINED CONTRIBUTION BENEFITS:

     deCODE contributes to relevant pension organizations for personnel in Iceland in accordance with Icelandic law. Certain other discretionary contributions may be made. Contributions are based on employee salaries and deCODE has no further liability in connection with these plans. Total contributions were $101,064, $381,138 and $747,939 for the years ended December 31, 1997, 1998 and 1999, respectively.

L.  INCOME TAXES:

     deCODE accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 (SFAS No. 109), "Accounting for Income Taxes." Due to deCODE incurring net losses since inception, there is no provision for income taxes for the years ended December 31, 1997, 1998 and 1999. deCODE has not paid income taxes in the United States, Iceland or elsewhere since inception.

     The tax effects of temporary differences that give rise to deferred tax assets and deferred tax liabilities were as follows:

                                                                       DECEMBER 31,
                                                                --------------------------
                                                                   1998           1999
                                                                -----------    -----------
DEFERRED TAX ASSETS (LIABILITIES):
Loss carryforwards..........................................    $ 4,591,389    $ 5,662,000
Capitalization of research and development costs............              0      3,308,000
Other deferred tax assets...................................              0        121,000
Tax depreciation in excess of book depreciation.............       (185,699)      (428,000)
                                                                -----------    -----------
Net deferred tax asset......................................      4,405,690      8,663,000
Valuation allowance.........................................     (4,405,690)    (8,663,000)
                                                                -----------    -----------
                                                                $         0    $         0
                                                                ===========    ===========

     At December 31, 1999, deCODE has available a net operating loss carryforward for federal income tax purposes of approximately $38,000 to offset future federal taxable income in the United States which expires in 2018. deCODE also has approximately $18,829,000 of foreign net operating loss carryforwards available to offset future taxable income in Iceland which expires in varying amounts beginning in 2004. As required by SFAS No. 109, the management of deCODE has evaluated the positive and negative evidence bearing upon the realizability of its deferred tax assets and has established a full valuation allowance for such assets, which are comprised principally of net operating loss carryforwards and capitalization of research and development costs.

                             deCODE GENETICS, INC.

 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED.)


Management reevaluates the positive and negative evidence periodically. The net operating loss carryforwards could be limited in the future if there is a significant change in ownership.


M.  RECENT EVENTS:



     ICELANDIC HEALTH SECTOR DATABASE LICENSE



     On January 22, 2000, the Ministry of Health and Social Security granted deCODE's Icelandic subsidiary, Islensk erfethagreining ehf., an operating license to create and run the Icelandic Health Sector Database, or IHD. The license, which has a term of twelve years, allows deCODE to collect data from medical records of Icelandic healthcare institutions and self-employed healthcare professionals and to transfer such data in encrypted form into a centralized database. As required by the license and concurrently with the issuance of the license, our Icelandic subsidiary entered into an agreement with the Ministry. This agreement provides that deCODE must pay the Icelandic government a fixed annual fee of 70 million Icelandic kronas (approximately $950,000 at December 31, 1999) and an additional annual fee of 6% of its net profit, up to a maximum of 70 million Icelandic kronas per year. The agreement also provides that deCODE's rights to the Icelandic Health Sector Database will be transferred to the Ministry on the expiration or termination of the license.



     deCODE's preparation of the Icelandic Health Sector Database is subject to technical requirements imposed by the Icelandic Data Protection Commission in areas such as data encryption and privacy protection. These requirements are subject to change from time to time and may require greater technical capabilities than deCODE currently has. Compliance with these requirements can be expensive and time-consuming and may delay the development of the Icelandic Health Sector Database and the deCODE Combined Data Processing system or make such development more expensive than anticipated. In addition, deCODE's compliance is subject to evaluation by the agencies imposing these requirements. deCODE cannot control the time required for this evaluation, and accordingly, the evaluation process may lead to delay in the development of the Icelandic Health Sector Database and the deCODE Combined Data Processing system.


     deCODE is subject to a very extensive indemnity clause in the agreement with the Ministry, pursuant to which it has:


     - agreed not to make any claim against the government if the Act or the license are amended as a result of the Act or rules relating to the Icelandic Health Sector Database being found to be inconsistent with the rules of the European Economic Area or other international rules and agreements to which Iceland is or becomes a party;



     - agreed that if the Icelandic state by a final judgment is found to be liable or subject to payment to any third party as a result of the passage of legislation on the Icelandic Health Sector Database and/or issuance of the Icelandic Health Sector Database license, deCODE will indemnify it against all damages and costs in connection with the litigation; and



     - agreed to compensate any third parties with whom the Icelandic government negotiates a settlement of liability claims arising from the legislation on the Icelandic Health Sector Database and/or the issue of the Icelandic Health Sector Database license, provided that the Icelandic government demonstrates that it was justified in agreeing to make payments pursuant to the settlement.


     The license and the agreement under which deCODE received the license also require it to:


     - pay the costs incurred by the health institutions (including the costs of medical record software) in connection with the entering of data from medical records before transfer to the Icelandic Health Sector Database;

                             deCODE GENETICS, INC.

 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED.)



     - financially segregate the operation of the Icelandic Health Sector Database from its other activities by maintaining a separate operating unit, and separate accounts for the Icelandic Health Sector Database;



     - pay the costs of the governmental agencies which monitor deCODE's Icelandic Health Sector Database activities;



     - indemnify and agree not to sue the Icelandic government for any liability resulting from the passage of the legislation on the Icelandic Health Sector Database and its operation and/or the issuance of the Icelandic Health Sector Database; and


     -  observe international science ethics rules.

     The license prohibits deCODE from, among other things:

     - abusing its position by charging unreasonable fees, refusing business to our competitors or discriminating among customers by imposing discriminatory or other onerous business terms on our customers; or

     -  assigning or pledging our rights in the license.


     The Icelandic Health Sector Database license will expire in January 2012, unless an extension is granted.



     CONTRIBUTION TO THE CHILDREN'S ADVOCACY FOUNDATION



     On January 21, 2000, Islensk erfethagreining ehf., the wholly owned subsidiary of deCODE genetics, Inc., and the Icelandic Ministry for Health and Social Security, agreed to jointly establish an independent foundation, the objective of which is to tend to matters of interest for children in Iceland. Islensk erfethagreining ehf. will provide capital to the foundation in the amount of 150,000 shares of stock in its parent company, deCODE genetics Inc.



     On March 30, 2000, deCODE's Board of Directors approved, contingent upon stockholder approval of the amendment of the Certificate of Incorporation, the issuance, sale and delivery of the above mentioned number of shares to the Children's Advocacy Fund for a purchase price of $0.001 per share.



     SITE FOR NEW FACILITIES IN REYKJAVIK, ICELAND



     On February 15, 2000, Islensk erfethagreining ehf., the wholly owned subsidiary of deCODE genetics, Inc., entered into an agreement with the University of Iceland and the City of Reykjavik pursuant to which Islensk erfethagreining ehf. will be permitted to construct a building of approximately 10,000 square meters in the University District which will house the operations of deCODE. For the right to construct a building on this property, Islensk erfethagreining ehf. will pay $1,423,000 and will undertake to construct the building on the site within approximately two years. This amount is included in accounts payable and accrued expenses in the accompanying balance sheet at March 31, 2000.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


     The following table lists the costs and expenses, other than underwriting discounts and commissions, which we expect to incur in connection with the issuance and distribution of the securities being registered. Except for the SEC registration fee, the NASD filing fee, the Nasdaq National Market fee and the EASDAQ filing fee, the amounts listed below are our estimates:


SEC Registration Fee........................................    $
NASD filing fee.............................................    $
Nasdaq National Market Listing application fee..............    $
EASDAQ Listing application fee..............................    $
Legal fees and expenses.....................................    $
Blue Sky fees and expenses..................................    $
Accounting fees and expenses................................    $
Printing and engraving expenses.............................    $
Transfer Agent and Registrar fees...........................    $
Miscellaneous expenses......................................    $
                                                                ------------
     Total..................................................    $
                                                                ============

     All expenses of registration incurred in connection herewith are being borne by us.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 102(b)(7) of the Delaware General Corporation Law ("DGCL") enables a corporation in its certificate of incorporation to limit the personal liability of its directors for violations of their fiduciary duty of care. Accordingly, Section 4.7 of our certificate of incorporation states that a director will not be personally liable to us or to our stockholders for monetary damages resulting from any breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to us or to our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended, then the liability of a director will be eliminated or limited to the fullest extent permitted by the amended DGCL.

     Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of that action or suit if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation. No indemnification will be made, however, in respect to any claim, issue or matter as to which that person is adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery or the court in which that action or suit was brought will determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, that person is fairly and reasonably entitled to indemnity for the expenses which the Court of Chancery or such other court deems proper.

     Section 145 further provides that to the extent a present or former director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, that person will be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him; that the indemnification provided by Section 145 will not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the scope of indemnification extends to directors, officers, employees, or agents of a constituent corporation absorbed in a consolidation or merger and persons serving in that capacity at the request of the constituent corporation for another. The determination of whether indemnification is proper under the circumstances, unless made by a court, is determined by (a) a majority of the disinterested members of the Board of Directors or board committee; (b) independent legal counsel (if a quorum of the disinterested members of the Board of Directors or board committee is not available or if the disinterested members of the Board of Directors or a board committee so direct); or (c) the stockholders.

     Section 145 also empowers us to purchase and maintain insurance on behalf of our directors or officers against any liability asserted against them or incurred by them in any such capacity or arising out of their status as our directors or officers whether or not we would have the power to indemnify them against the liabilities under Section 145. We currently carry liability insurance for the benefit of our directors and officers that provides coverage for any damages (excluding punitive or exemplary damages, fines or penalties), settlements, and reasonable and necessary legal fees and expenses incurred by any of the officers or directors resulting from any judicial or administrative proceeding initiated during the policy period against any of the officers or directors in which they may be subjected to a binding adjudication of liability for damages or other relief, including any appeal therefrom, for any actual or alleged error, omission, misstatement, misleading statement, neglect, breach of duty or negligent act by any officer or director, while acting solely in his capacity as a director or officer of the company (or any subsidiary of the company). Among other exclusions, our current policy specifically excludes coverage for any claim: by or at the behest of any person or entity that at the time the claim is first made owns or controls 20% or more of the outstanding securities representing the present right to vote for the election of directors of the company (and/or its subsidiaries); involving an accounting of profits made in fact from the purchase and/or sale by the officers and directors of the securities of the company; based upon actual or alleged pollution or contamination; for violations of the Employee Retirement Income Security Act of 1974; by, on behalf of, or at the direction of, the company or other officers or directors; brought about by any dishonest, fraudulent or criminal act or omission or any personal profit or advantage gained by any director or officer to which he was not legally entitled; based upon or arising out of a wrongful act actually or allegedly committed subsequent to a corporate takeover; based upon or arising out of their services as directors, officers or employees of any entity other than the company (or a subsidiary of the company); for actual or alleged libel, slander, defamation, bodily injury, sickness, disease, death, false arrest, false imprisonment, assault, battery, mental anguish, emotional distress, invasion of privacy or damage to or destruction of tangible property; based on allegations that computer software or hardware failed to function properly because of a Year 2000 problem; and/or based upon any future public or private offering of securities. We expect that the exclusion for securities offerings will be removed before the effective date of this registration statement.

     Section 42 of our bylaws requires that we indemnify each director and executive officer to the fullest extent allowable under the DGCL, and empowers us to indemnify our other officers, employees and other agents. Section 42 further provides, however, that we may limit the extent of our indemnification by individual contracts with our directors and executive officers, and further, that we will not be required to indemnify any director or executive officer in connection with any proceeding (or part of a proceeding) initiated by that person or any proceeding by that person against us or our directors, officers, employees or other agents unless (a) indemnification is expressly required to be made by law, (b) the proceeding was authorized by our Board of Directors or (c) indemnification is provided by us, in our sole discretion, pursuant to the powers vested in us under the DGCL. This provision is a contract with each director and executive officer who serves in that capacity at any time while the provision and the relevant provisions of the DGCL are in effect.

     Any repeal or modification of Section 42 of our bylaws will only be prospective, and will not affect any rights in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any proceeding against any of our agents. Further, the rights conferred on any person by
Section 42 will continue as to a person who has ceased to be a director, officer, employee or other agent and will inure to the benefit of the heirs, executors and administrators of such person.

     We have, in addition, entered into an indemnity agreement with one of our directors, Sir John Vane. The agreement requires us, subject to certain exceptions, to hold harmless and indemnify Sir John to the fullest extent authorized or permitted by the provisions of the bylaws and the DGCL, as each may be amended from time to time (but, only to the extent that an amendment permits us to provide broader indemnification rights than the bylaws or the DGCL permitted prior to adoption of that amendment). Subject to certain exclusions, we further agreed to hold harmless and indemnify Sir John against any and all expenses (including attorneys' fees), witness fees, damages, judgments, fines and amounts paid in settlement and any other amounts that he becomes legally obligated to pay because of any claim or claims made against or by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, arbitrational, administrative or investigative (including an action by or in the right of us) to which he is, was, or at any time becomes, a party, or is threatened to be made a party, by reason of the fact that he is, was, or at any time becomes, our director, officer, employee or other agent, or is or was serving, or at any time serves, at our request, as a director, officer, employee or other agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise; and otherwise to the fullest extent as may be provided to him by us under our bylaws and the DGCL.

     Our agreement with, and obligations to, Sir John under his indemnity agreement will continue during the period that he serves as our director, officer, employee or other agent (or is or was serving at our request as a director, officer, employee or other agent of another company, partnership, joint venture, trust, employee benefit plan or other enterprise) and will continue thereafter so long as he will be subject to any possible claim or threatened, pending or completed action, suit or proceeding, whether civil, criminal, arbitrational, administrative or investigative, by reason of the fact that the director was serving in the capacity referred to herein.

     Further, the Underwriting Agreement, a proposed form of which is filed as
Exhibit 1.1 hereto, contains provisions for indemnification of our underwriters and their officers, directors and certain other persons, against certain civil liabilities, including certain liabilities under the Securities Act.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     In the three years preceding the filing of this registration statement, we sold the following securities that were not registered under the Securities Act.


     (1) In October 1997, we issued 20,000 shares of our common stock to the Icelandic Industrial Development Fund upon the conversion of a $85,305 debt.



     (2) In October 1997, we issued 5,090,376 shares of Series A preferred stock and warrants to purchase 1,137,814 shares of Series A preferred stock to a group of accredited investors for aggregate cash proceeds of $5,101,754. In March 2000, one of the investors exercised its warrant and purchased 61,981 shares of Series A Preferred Stock for $61,981.


     (3) In February 1998, we issued 200,000 shares of our common stock to the Icelandic Heart Association for aggregate cash proceeds of $80,000.

     (4) In December of 1997, we granted stock options to employees, directors and consultants covering an aggregate of 1,165,000 shares of our common stock which were exercised in January 1998 for an aggregate exercise price of $233,000. In February of 1998, we granted stock options to employees, directors and consultants covering an aggregate of 1,020,000 shares of our common stock which were immediately exercised for an aggregate exercise price of $408,000. In March and November of 1998, we granted stock options to employees, directors and consultants covering an aggregate of 408,500 and 570,000 shares of our common stock, respectively, of which 408,500 and 553,000 of these options were immediately exercised for an aggregate exercise price of $408,500 and $2,164,000. In August and September of 1999, we granted stock options to employees, directors and consultants covering an aggregate of 840,500 shares of our common stock which were immediately exercised for an aggregate exercise price of $4,726,188. Also in 1999, 7,000 options, which were granted in November 1998, were exercised for an aggregate exercise price of $28,000.



     In December of 1997, 1998 and 1999, we granted stock options to a director covering an aggregate of 15,000, 15,000 and 15,000 shares of our common stock, respectively, at exercise prices of $0.20, $4.00 and $18.29 per share, respectively. The first two of such options were exercised in February 2000 for an aggregate exercise price of $63,000.



     (5) On January 1, 1998, December 31, 1998 and December 31, 1999, we issued 100,000, 20,000 and 10,000 shares of Series A preferred stock, respectively, to one accredited investor, The Beth Israel Deaconess Medical Center, pursuant to a settlement agreement.


     (6) On February 2, 1998, we sold 2,500,000 shares of Series C preferred stock and options and warrants to purchase 861,112 shares of Series C preferred stock to one accredited investor, Roche Finance Ltd, for aggregate cash proceeds of $5,000,250 pursuant to a Series C Preferred Stock and Warrant Purchase Agreement.


     (7) On February 28, 1998, we paid total consideration of $2,375,803 ($2,028,588 in cash and 74,570 shares of Series B preferred stock) to several non-U.S. persons in connection with the purchase of a building.


     (8) In March of 1998, we sold an aggregate of 3,290,000 shares of Series B preferred stock to several non-U.S. persons for aggregate cash proceeds of $12,580,000.

     (9) In August, September and October of 1998, we sold an aggregate of 1,248,320 shares of Series B preferred stock to several non-U.S. persons for aggregate cash proceeds of $9,277,400.

     (10) On November 27, 1998 we sold 100,000 shares of Series B preferred stock to Buretharas hf., a non-U.S. person, for aggregate cash proceeds of $750,000.


     (11) In January 1999, we issued 70,824 shares of Series B preferred stock to several non-U.S. persons in exchange for 8,606,231 shares of Gagnalind hf.


     (12) On February 16 and March 30 of 1999, we sold 80,000 and 30,000 shares of Series B preferred stock, respectively, to several non-U.S. persons for aggregate cash proceeds of $825,000.

     (13) On February 2, 1999, we sold 555,555 shares of Series C preferred stock, and warrants to purchase 55,555 shares of Series C preferred stock to one accredited investor, Roche Finance Ltd, for aggregate cash proceeds of $1,666,721 pursuant to a Series C Preferred Stock and Warrant Purchase Agreement.

     (14) On May 20, 1999, we sold 555,556 shares of Series C preferred stock, and warrants to purchase 55,556 shares of Series C preferred stock to one investor, Roche Finance Ltd, for aggregate cash proceeds of $1,666,724 pursuant to a Series C Preferred Stock and Warrant Purchase Agreement.


     (15) On August 8, 1999, we issued 250,000 shares of Series B preferred stock to Kari Stefansson in exchange for 333,333 shares of common stock held by him.


     (16) On August 8, 1999, we sold 5,000,000 shares of Series B preferred stock to Biotek Invest, S.A., a non-U.S. person, for aggregate cash proceeds of $37,500,000, subject to subsequent adjustment, with final net cash proceeds of $69,750,000.


     (17) In November 1999, we issued an aggregate of 68,000 shares of common stock to Thornrounarfelag Islands hf. and Skyrr hf., two Icelandic companies, in exchange for 17,036,502 ISK shares of Gagnalind hf.


     The sale and issuance of securities in the transactions described above were deemed to be exempt from registration under the Securities Act by virtue of
Section 4(2) and/or Regulation D as transactions not involving any public offering or Regulation S as offers and sales that occurred outside the United States. Where appropriate, the purchasers represented their intention to acquire the securities for investment only and not with a view to the distribution thereof or that they were non-U.S. persons. Appropriate legends are affixed to the stock certificates issued in those transactions. All recipients either received adequate information about us or had access, through employment or other relationships, to adequate information.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     EXHIBITS


EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
 1.1*      Underwriting Agreement
 3.1       Amended and Restated Certificate of Incorporation, as
           further amended
 3.2+      Bylaws
 4.1       Specimen Common Stock Certificate
 4.2+      Form of Warrant to Purchase Series A Preferred Stock
 4.3+      Form of Warrant to Purchase Series C Preferred Stock
 5.1*      Opinion of Smith, Stratton, Wise, Heher & Brennan
 8.1*      Opinion of Stibbe Simont Monahan Duhot regarding Belgian
           taxation
10.1+      Form of License from The Icelandic Data Protection
           Commission to Islensk erfethagreining ehf. and its Clinical
           Collaborators to Use and Access Patient Records and Other
           Clinical Data Relating to Individuals
10.2+      1996 Equity Incentive Plan, as amended
10.3+      Form of Non-Statutory Stock Option Agreement, including
           Early Exercise Stock Purchase Agreement and all exhibits
           thereto, as executed by employees and officers of deCODE
           genetics, Inc. who received and exercised non-statutory
           stock options
10.4+      Form of Employee Proprietary Information and Inventions
           Agreement
10.5+      Agreement on the Collaboration of Friethrik Skulason (FS)
           and Islensk erfethagreining ehf. (IE) on the Creation of a
           Database of Icelandic Genealogy, dated April 15, 1997
10.6**+    Research Agreement between deCODE genetics, Inc., and
           Islensk erfethagreining ehf. and Rannsokna- og
           Fraeethslusjoethurinn ehf., dated October 24, 1997, as
           extended
10.7+      Consultancy Contract between deCODE genetics, Inc. and Vane
           Associates, dated December 1, 1997, together with
           Nondisclosure Agreement executed by Vane Associates as of
           December 1, 1997, as amended
10.8+      Indemnity Agreement between deCODE genetics, Inc. and Sir
           John Vane, dated December 1, 1997
10.9**+    Settlement Agreement between The Beth Israel Deaconess
           Medical Center and deCODE genetics, Inc., dated as of
           December 31, 1997
10.10+     Amended and Restated Non-Recourse Promissory Note between
           deCODE genetics, Inc. and Hannes Smarason, dated March 24,
           1999
10.11**+   Research Collaboration and Cross-license Agreement among
           F.Hoffmann-La Roche Ltd, Hoffmann-La Roche Inc. and deCODE
           genetics, Inc., dated as of February 1, 1998
10.12+     Amended and Restated Investor Rights Agreement of deCODE
           genetics, Inc., dated as of February 2, 1998, as further
           amended and restated
10.13**+   Collaboration Agreement between The Icelandic Heart
           Association (Hjartavernd) and Islensk erfethagreining ehf., dated February 13, 1998
10.14**+   Collaboration Agreement between Dr. Helgi Jonsson,
           Thornorvaldur Ingvarsson and Islensk erfethagreining ehf., dated March 31, 1998
10.15**+   Collaboration Agreement between The Research Group on
           Arterial Hypertension and Islensk erfethagreining ehf.,
           dated June 3, 1998

EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
10.16+     Contract on Sale and Leaseback between Islensk
           erfethagreining ehf. and The Icelandic Investment Bank,
           dated June 8, 1998
10.17+     Contract on Financial Leasing between Islensk
           erfethagreining ehf. and Lysing hf., dated June 19, 1998
10.18+     Employment Agreement between Islensk erfethagreining ehf.
           and Axel Nielsen, dated July 1, 1998
10.19**+   Collaboration Agreement between a Collaboration Group on
           Alzheimer's Disease and Related Disorders and Islensk
           erfethagreining ehf., dated July 19, 1998
10.20**+   Collaboration Agreement between The Research Group on
           Osteoporosis and Islensk erfethagreining ehf., dated July
           19, 1998
10.21+     Employment Agreement between Islensk erfethagreining ehf.
           and Kristjan Erlendsson, dated September 4, 1998
10.22+     Co-operation Agreement between Reykjavik Hospital and
           Islensk erfethagreining ehf., dated November 4, 1998
10.23+     Amended and Restated Non-Recourse Promissory Note between
           deCODE genetics, Inc. and Sigurethur I. Bjornsson, dated
           March 24, 1999
10.24+     Co-operation Agreement between the Iceland State Hospital
           and Islensk erfethagreining ehf., dated December 15, 1998
10.25+     Employment Contract between Islensk erfethagreining ehf. and
           Sigurethur I. Bjornsson, dated January 15, 1999
10.26+     Lease between Friethar sf. and Islensk erfethagreining ehf., dated February 18, 1999
10.27**+   Research Contract on the Co-operation of a Research Team for
           Age-Related Macular Degeneration and Islensk erfethagreining ehf., dated April 27, 1999
10.28**+   Research Contract on the Co-operation of a Research Team for
           Peripheral Artery Occlusive Disease and Islensk
           erfethagreining ehf., dated May 28, 1999
10.29**+   Research Contract on the Co-operation of a Research Team for
           Allergy and Asthma and Islensk erfethagreining ehf., dated
           July 1, 1999
10.30+     Series A Preferred Stock Repurchase Agreement between deCODE genetics, Inc. and certain holders of Series A Preferred
           Stock, dated as of July 12, 1999, with attached Addendum
10.31+     Series C Preferred Stock Repurchase Agreement between deCODE genetics, Inc. and Roche Finance Ltd, dated as of July 12,
           1999, with attached Addendum
10.32+     Common Stock Repurchase Agreement between deCODE genetics,
           Inc. and Kari Stefansson, dated as of July 12, 1999
10.33+     Stock Purchase Agreement between deCODE genetics, Inc. and
           Biotek Invest, S.A., dated as of June 30, 1999, with
           attached Addendum
10.34+     Co-operation Agreement between Akureyri Central Hospital and
           Islensk erfethagreining ehf., dated October 26, 1999, with attached Declaration
10.35+     Non-Recourse Promissory Note between deCODE genetics, Inc.
           and Hannes Smarason, dated September 15, 1999
10.36**+   Research Contract on the Co-Operation of a Research Team for
           Cerebral Haemorrhage and Islensk erfethagreining ehf., dated
           November 3, 1999
10.37+     Lease between the Computer Centre of the Icelandic Savings
           Banks and Islensk erfethagreining ehf., dated November 24,
           1999
10.38+     Research Collaboration Agreement by and between Islenskar
           hveraorverur ehf. (Icetherm, Ltd.) and Islensk
           erfethagreining ehf., dated December 28, 1999

EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
10.39+     Agreement between The Minister for Health and Social
           Security and Islensk erfethagreining ehf. relating to the
           Issue of an Operating Licence for the Creation and Operation
           of a Health Sector Database, dated January 21, 2000
10.40+     Operating Licence issued to Islensk erfethagreining ehf.,
           State Reg. No. 691295-3549 Lynghals 1 Reykjavik for the
           Creation and Operation of a Health Sector Database, dated
           January 22, 2000
10.41+     Series B Preferred Stock Agreement between deCODE genetics,
           Inc. and Kari Stefansson, dated as of March 1, 2000
10.42+     Agreement between The University of Iceland, Islensk
           erfethagreining ehf., and the City of Reykjavik, dated
           February 15, 2000
10.43      Lease between Islensk erfethagreining ehf. and Faghus ehf., dated as of March 1, 2000
10.44+     Form of Employee Confidentiality, Invention Assignment and
           Non-Compete Agreement executed by certain officers
10.45      Series C Preferred Stock and Warrant Purchase Agreement
           between Roche Finance Ltd and deCODE genetics, Inc., dated as of February 1, 1998
10.46      Founder Stock Purchase Agreement between deCODE genetics,
           Inc. and Jeffrey R. Gulcher, dated as of August 21, 1996
10.47**    Research Contract on the Co-Operation of a Research Team for
           Chronic Obstructive Pulmonary Disease and Islensk
           erfethagreining ehf., dated as of July 1, 1999
21.1+      Subsidiaries of deCODE genetics, Inc.
23.1       Consent of PricewaterhouseCoopers ehf., independent public accountants
23.2*      Consent of Smith, Stratton, Wise, Heher & Brennan (contained in Exhibit 5.1)
23.3*      Consent of Stibbe Simont Monahan Duhot (contained in Exhibit
           8.1)
24.1+      Power of Attorney (see "Power of Attorney" below)
27.1       Financial Data Schedule
99.1       Government Regulation on a Health Sector Database, dated
           January 22, 2000
99.2       Act No. 139/1998 on a Health Sector Database


---------------

* To be filed by amendment.

** Confidential treatment has been requested with respect to a portion of this Exhibit.


+ Previously filed.


     FINANCIAL STATEMENT SCHEDULES

     No schedules are required because the information is either not applicable or is presented elsewhere herein.

ITEM 17.  UNDERTAKINGS.

     We hereby undertake to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of deCODE pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of deCODE in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     We hereby undertake that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by us pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act will be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, we have duly caused this Amendment No. 1 to the registration statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the city of Reykjavik, Iceland, on May 4, 2000.


                                          deCODE genetics, Inc.
                                              /s/ DR. KARI STEFANSSON

                                          By:
                                          --------------------------------------
                                            Dr. Kari Stefansson,
                                            Chairman, President and
                                            Chief Executive Officer



     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities and on the dates stated.



                  SIGNATURE                                     TITLE                         DATE
                  ---------                                     -----                         ----

/s/ DR. KARI STEFANSSON                        Chairman, President, Chief Executive         May 4, 2000
---------------------------------------------  Officer (principal executive officer)
Dr. Kari Stefansson                            and Director

/s/ AXEL NIELSEN                               Vice President, Finance and Treasurer        May 4, 2000
---------------------------------------------  (principal financial officer and
Axel Nielsen                                   principal accounting officer)

*                                              Director                                     May 4, 2000
---------------------------------------------
Jean-Francois Formela

*                                              Director                                     May 4, 2000
---------------------------------------------
Andre Lamotte

*                                              Director                                     May 4, 2000
---------------------------------------------
Terrance McGuire

*                                              Director                                     May 4, 2000
---------------------------------------------
Guy Nohra

*                                              Director                                     May 4, 2000
---------------------------------------------
Sir John Vane



* By his signature set forth below, the undersigned, pursuant to duly authorized powers of attorney filed with the Securities and Exchange Commission, has signed this Amendment No. 1 to the registration statement on behalf of persons indicated.



By: /s/ KARI STEFANSSON
    --------------------------------------------
    Kari Stefansson, M.D., Dr. Med
    Attorney-in-fact

                               INDEX TO EXHIBITS


EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
 1.1*      Underwriting Agreement
 3.1       Amended and Restated Certificate of Incorporation, as
           further amended
 3.2+      Bylaws
 4.1       Specimen Common Stock Certificate
 4.2+      Form of Warrant to Purchase Series A Preferred Stock
 4.3+      Form of Warrant to Purchase Series C Preferred Stock
 5.1*      Opinion of Smith, Stratton, Wise, Heher & Brennan
 8.1*      Opinion of Stibbe Simont Monahan Duhot regarding Belgian
           taxation
10.1+      Form of License from The Icelandic Data Protection
           Commission to Islensk erfethagreining ehf. and its Clinical
           Collaborators to Use and Access Patient Records and Other
           Clinical Data Relating to Individuals
10.2+      1996 Equity Incentive Plan, as amended
10.3+      Form of Non-Statutory Stock Option Agreement, including
           Early Exercise Stock Purchase Agreement and all exhibits
           thereto, as executed by employees and officers of deCODE
           genetics, Inc. who received and exercised non-statutory
           stock options
10.4+      Form of Employee Proprietary Information and Inventions
           Agreement
10.5+      Agreement on the Collaboration of Friethrik Skulason (FS)
           and Islensk erfethagreining ehf. (IE) on the Creation of a
           Database of Icelandic Genealogy, dated April 15, 1997
10.6**+    Research Agreement between deCODE genetics, Inc., and
           Islensk erfethagreining ehf. and Rannsokna- og
           Fraeethslusjoethurinn ehf., dated October 24, 1997, as
           extended
10.7+      Consultancy Contract between deCODE genetics, Inc. and Vane
           Associates, dated December 1, 1997, together with
           Nondisclosure Agreement executed by Vane Associates as of
           December 1, 1997, as amended
10.8+      Indemnity Agreement between deCODE genetics, Inc. and Sir
           John Vane, dated December 1, 1997
10.9**+    Settlement Agreement between The Beth Israel Deaconess
           Medical Center and deCODE genetics, Inc., dated as of
           December 31, 1997
10.10+     Amended and Restated Non-Recourse Promissory Note between
           deCODE genetics, Inc. and Hannes Smarason, dated March 24,
           1999,
10.11**+   Research Collaboration and Cross-license Agreement among
           F.Hoffmann-La Roche Ltd, Hoffmann-La Roche Inc. and deCODE
           genetics, Inc., dated as of February 1, 1998
10.12+     Amended and Restated Investor Rights Agreement of deCODE
           genetics, Inc., dated as of February 2, 1998, as further
           amended and restated
10.13**+   Collaboration Agreement between The Icelandic Heart
           Association (Hjartavernd) and Islensk erfethagreining ehf., dated February 13, 1998
10.14**+   Collaboration Agreement between Dr. Helgi Jonsson,
           Thornorvaldur Ingvarsson and Islensk erfethagreining ehf., dated March 31, 1998
10.15**+   Collaboration Agreement between The Research Group on
           Arterial Hypertension and Islensk erfethagreining ehf.,
           dated June 3, 1998
10.16+     Contract on Sale and Leaseback between Islensk
           erfethagreining ehf. and The Icelandic Investment Bank,
           dated June 8, 1998

EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
10.17+     Contract on Financial Leasing between Islensk
           erfethagreining ehf. and Lysing hf., dated June 19, 1998
10.18+     Employment Agreement between Islensk erfethagreining ehf.
           and Axel Nielsen, dated July 1, 1998
10.19**+   Collaboration Agreement between a Collaboration Group on
           Alzheimer's Disease and Related Disorders and Islensk
           erfethagreining ehf., dated July 19, 1998
10.20**+   Collaboration Agreement between The Research Group on
           Osteoporosis and Islensk erfethagreining ehf., dated July
           19, 1998
10.21+     Employment Agreement between Islensk erfethagreining ehf.
           and Kristjan Erlendsson, dated September 4, 1998
10.22+     Co-operation Agreement between Reykjavik Hospital and
           Islensk erfethagreining ehf., dated November 4, 1998
10.23+     Amended and Restated Non-Recourse Promissory Note between
           deCODE genetics, Inc. and Sigurethur I. Bjornsson, dated
           March 24, 1999
10.24+     Co-operation Agreement between the Iceland State Hospital
           and Islensk erfethagreining ehf., dated December 15, 1998
10.25+     Employment Contract between Islensk erfethagreining ehf. and
           Sigurethur I. Bjornsson, dated January 15, 1999
10.26+     Lease between Friethar sf. and Islensk erfethagreining ehf., dated February 18, 1999
10.27**+   Research Contract on the Co-operation of a Research Team for
           Age-Related Macular Degeneration and Islensk erfethagreining ehf., dated April 27, 1999
10.28**+   Research Contract on the Co-operation of a Research Team for
           Peripheral Artery Occlusive Disease and Islensk
           erfethagreining ehf., dated May 28, 1999
10.29**+   Research Contract on the Co-operation of a Research Team for
           Allergy and Asthma and Islensk erfethagreining ehf., dated
           July 1, 1999
10.30+     Series A Preferred Stock Repurchase Agreement between deCODE genetics, Inc. and certain holders of Series A Preferred
           Stock, dated as of July 12, 1999, with attached Addendum
10.31+     Series C Preferred Stock Repurchase Agreement between deCODE genetics, Inc. and Roche Finance Ltd, dated as of July 12,
           1999, with attached Addendum
10.32+     Common Stock Repurchase Agreement between deCODE genetics,
           Inc. and Kari Stefansson, dated as of July 12, 1999
10.33+     Stock Purchase Agreement between deCODE genetics, Inc. and
           Biotek Invest, S.A., dated as of June 30, 1999, with
           attached Addendum
10.34+     Co-operation Agreement between Akureyri Central Hospital and
           Islensk erfethagreining ehf., dated October 26, 1999, with attached Declaration
10.35+     Non-Recourse Promissory Note between deCODE genetics, Inc.
           and Hannes Smarason, dated September 15, 1999
10.36**+   Research Contract on the Co-Operation of a Research Team for
           Cerebral Haemorrhage and Islensk erfethagreining ehf., dated
           November 3, 1999
10.37+     Lease between the Computer Centre of the Icelandic Savings
           Banks and Islensk erfethagreining ehf., dated November 24,
           1999
10.38+     Research Collaboration Agreement by and between Islenskar
           hveraorverur ehf. (Icetherm, Ltd.) and Islensk
           erfethagreining ehf., dated December 28, 1999
10.39+     Agreement between The Minister for Health and Social
           Security and Islensk erfethagreining ehf. relating to the
           Issue of an Operating Licence for the Creation and Operation
           of a Health Sector Database, dated January 21, 2000

EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
10.40+     Operating Licence issued to Islensk erfethagreining ehf.,
           State Reg. No. 691295-3549 Lynghals 1 Reykjavik for the
           Creation and Operation of a Health Sector Database, dated
           January 22, 2000
10.41+     Series B Preferred Stock Agreement between deCODE genetics,
           Inc. and Kari Stefansson, dated as of March 1, 2000
10.42+     Agreement between The University of Iceland, Islensk
           erfethagreining ehf., and the City of Reykjavik, dated
           February 15, 2000
10.43      Lease between Islensk erfethagreining ehf. and Faghus ehf., dated as of March 1, 2000
10.44+     Form of Employee Confidentiality, Invention Assignment and
           Non-Compete Agreement executed by certain officers
10.45      Series C Preferred Stock and Warrant Purchase Agreement
           between Roche Finance Ltd and deCODE genetics, Inc., dated as of February 1, 1998
10.46      Founder Stock Purchase Agreement between deCODE genetics,
           Inc. and Jeffrey R. Gulcher, dated as of August 21, 1996
10.47**    Research Contract on the Co-Operation of a Research Team for
           Chronic Obstructive Pulmonary Disease and Islensk
           erfethagreining ehf., dated as of July 1, 1999.
21.1+      Subsidiaries of deCODE genetics, Inc.
23.1       Consent of PricewaterhouseCoopers ehf., independent public accountants
23.2*      Consent of Smith, Stratton, Wise, Heher & Brennan (contained in Exhibit 5.1)
23.3*      Consent of Stibbe Simont Monahan Duhot (contained in Exhibit
           8.1)
24.1+      Power of Attorney (see "Power of Attorney" above)
27.1       Financial Data Schedule
99.1       Government Regulation on a Health Sector Database, dated
           January 22, 2000
99.2       Act No. 139/1998 on a Health Sector Database


---------------

* To be filed by amendment.

** Confidential treatment has been requested with respect to a portion of this Exhibit.


+  Previously filed.